UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BJ’s Wholesale Club, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies: As of July 13, 2011, 54,945,969 shares of common stock outstanding and 544,953 shares of common stock subject to options

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 54,945,969 shares of common stock, par value $0.01 per share, at $51.25 per share, and (B) 544,953 shares of common stock underlying outstanding stock options with exercise prices less than $51.25 per share multiplied by $21.43 (which is the difference between $51.25 per share and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $2,827,659,746

(5)	Total fee paid: $328,291

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

August 3, 2011

Dear Stockholder:

We cordially invite you to attend a special meeting of the stockholders of BJ’s Wholesale Club, Inc., a Delaware corporation, which we refer to as the Company, to be held on September 9, 2011, at 9:00 a.m. Eastern time, at the Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts.

On June 28, 2011, the Company entered into an agreement and plan of merger, which we refer to as the merger agreement, with Beacon Holding Inc., a Delaware corporation, which we refer to as Buyer, and Beacon Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer, which we refer to as Transitory Subsidiary, providing for the merger of Transitory Subsidiary with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer. Buyer and Transitory Subsidiary are affiliates of Leonard Green & Partners, L.P., a private equity firm based in Los Angeles, California, which we refer to as Leonard Green, and CVC Capital Partners, a private equity firm with a network of 20 offices throughout Europe, Asia and the United States, which we refer to as CVC. At the special meeting, you will be asked to consider and vote on the following matters:

•	a proposal to adopt the merger agreement;

•

a proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page 67; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Stockholders will also act on any other business that may properly come before the meeting.

If the merger is consummated, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive $51.25 in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of Company common stock to be paid in the merger as the merger consideration. The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, (b) shares held by us as treasury stock or by any of our wholly owned subsidiaries and (c) shares held by Buyer or any of its wholly owned subsidiaries. The merger consideration of $51.25 per share of Company common stock represents a premium of approximately 38% to the closing price of the shares on June 30, 2010, the day before Leonard Green announced a 9.5% ownership stake in the Company, and an approximately 7% premium to the closing price of the shares on June 28, 2011, the last day prior to the public announcement of the execution of the merger agreement.

The board of directors of the Company, which we refer to as the board of directors or the board, upon the recommendation of its committee of independent directors and following a process that was publicly announced in February 2011, in which it explored and evaluated strategic alternatives, has unanimously approved the merger agreement and recommends that all Company stockholders vote in favor of the proposal to adopt the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock entitled to vote at the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the internet. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You may revoke your proxy at any time before it is exercised at the special meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to the Company’s Secretary before the start of the special meeting, submitting a later-dated proxy electronically via the internet or telephonically, or by attending the special meeting and voting in person. Attending the special meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the special meeting, you must obtain a ballot and vote in person at the special meeting. The failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Company common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Under Delaware law, if the merger is completed, holders of Company common stock who do not vote in favor of adoption of the merger agreement and satisfy other conditions will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares prior to the stockholder vote on the merger agreement, you must not vote in favor of adoption of the merger agreement and you must comply with other Delaware law procedures explained in the accompanying proxy statement. See “Appraisal Rights” beginning on page 101 of the proxy statement and Annex C to the proxy statement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the merger agreement. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “Where You Can Find More Information.”

If you have any questions or need assistance voting your shares of Company common stock, please call Georgeson, the Company’s proxy solicitor, toll-free at 1-888-654-1722.

Thank you in advance for your cooperation and continued support.

Sincerely,

Laura J. Sen	Herbert J Zarkin
President and Chief Executive Officer	Chairman of the Board

This proxy statement is dated August 3, 2011, and is first being mailed to our stockholders on August 3, 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES OF COMPANY COMMON STOCK AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR SHARE CERTIFICATES.

25 Research Drive

Westborough, Massachusetts 01581

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 9, 2011

TIME:	9:00 a.m. Eastern time

PLACE:	The Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts

ITEMS OF BUSINESS:	1. To consider and vote on a proposal to adopt the agreement and plan of merger, dated as of June 28, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among BJ’s Wholesale Club, Inc., a Delaware corporation, which we refer to as the Company, Beacon Holding Inc., a Delaware corporation, which we refer to as Buyer, and Beacon Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer, which we refer to as Transitory Subsidiary. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page 67.

3. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

RECORD DATE:	Only stockholders of record as of the close of business on July 29, 2011 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be consummated unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend the special meeting and fail to return your proxy card or fail to submit your proxy by phone or the internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. As a beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, brokerage firm or other nominee.

RECOMMENDATION:	The board of directors of the Company, which we refer to as the board of directors or the board, upon the recommendation of its committee of independent directors and following a process that was publicly announced in February 2011, in which it explored and evaluated strategic alternatives, has unanimously approved the merger agreement and recommends that all Company stockholders vote in favor of the proposal to adopt the merger agreement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional stockholder, you must present proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL RIGHTS:	Under Delaware law, if the merger is completed, holders of Company common stock who do not vote in favor of adoption of the merger agreement and satisfy other conditions will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares prior to the stockholder vote on the merger agreement, you must not vote in favor of adoption of the merger agreement and you must comply with other Delaware law procedures explained in the accompanying proxy statement. See “Appraisal Rights” beginning on page 101 and Annex C.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Lon F. Povich

Secretary

Westborough, Massachusetts

August 3, 2011

PROXY STATEMENT

i

ii

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting. This proxy statement and the enclosed proxy card or voting instruction form are first being mailed on August 3, 2011 to our stockholders who owned shares of Company common stock as of the close of business on July 29, 2011.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 106.

Parties to the Merger (Page 26)

In this proxy statement, we refer to the agreement and plan of merger, dated June 28, 2011, as it may be amended from time to time, among Buyer, Transitory Subsidiary and the Company, as the merger agreement, and the merger of Transitory Subsidiary with and into the Company, as the merger. The parties to the merger agreement and the merger are:

BJ’s Wholesale Club, Inc., which we refer to as the Company, we or us, is a Delaware corporation headquartered in Westborough, Massachusetts. We introduced the warehouse club concept to New England in 1984 and have since expanded to become a leading warehouse club operator in the eastern United States.

Beacon Holding Inc., which we refer to as Buyer, is a Delaware corporation that was formed by Leonard Green & Partners, L.P., which we refer to as Leonard Green, and CVC Capital Partners, which we refer to as CVC, solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Leonard Green is a private equity firm based in Los Angeles, California. CVC is a private equity firm with a network of 20 offices throughout Europe, Asia and the United States. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Buyer.

Beacon Merger Sub Inc., which we refer to as Transitory Subsidiary, is a Delaware corporation that was formed by Buyer solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Transitory Subsidiary will cease to exist and the Company will continue as the surviving corporation of the merger, which we refer to as the surviving corporation.

The Special Meeting (Page 21)

Time, Place and Purpose of the Special Meeting (Page 21)

The special meeting of the stockholders of the Company, which we refer to as the special meeting, will be held on September 9, 2011, starting at 9:00 a.m. Eastern time, at the Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts.

At the special meeting, holders, which we refer to as stockholders, of common stock of the Company, $0.01 par value per share, which we refer to as Company common stock, will be asked to:

•	adopt the merger agreement;

•

approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page 67; and

•	approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 21)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock as of the close of business on July 29, 2011, which date the Company has set as the record date for the special meeting, and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 54,941,516 shares of Company common stock outstanding and entitled to vote at the special meeting. A quorum is necessary to adopt the merger agreement and approve the nonbinding advisory proposal regarding “golden parachute” compensation at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. The meeting may be adjourned whether or not a quorum is present.

Vote Required (Page 21)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Under the Company’s by-laws, approval of the nonbinding advisory proposal regarding “golden parachute” compensation and approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, require a majority of the votes properly cast upon each of these proposals.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 670,472 shares of Company common stock (including restricted shares of Company common stock, but not including any shares of Company common stock deliverable upon exercise or conversion of any options to purchase shares of Company common stock), representing 1.2% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” approval of the advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page 24)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in nominee or “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you hold your shares of Company common stock in nominee or “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have no effect on approval of the advisory proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 28)

The merger agreement provides that Transitory Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 28)

In the merger, each share of Company common stock, other than as provided below, will be converted into the right to receive $51.25 in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of Company common stock to be paid in the merger as the merger consideration. The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, (b) shares held by us as treasury stock or by any of our wholly owned subsidiaries and (c) shares held by Buyer or any of its wholly owned subsidiaries. We sometimes refer to the shares described in the foregoing sentence, collectively, as the excluded shares.

Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee (Page 40)

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee,” the board of directors of the Company, which we refer to as the board of directors or the board, upon the recommendation of its committee of independent directors, which we refer to as the independent committee, by a unanimous vote of all directors, determined that the merger agreement and the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, approved the merger agreement and the merger, approved the execution, delivery and performance by the Company of its obligations under the merger agreement, resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting and recommended that our stockholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The independent committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in their recommendations with respect to the merger agreement. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 59.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Morgan Stanley & Co. LLC (Page 45)

The independent committee retained Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, to provide it with financial advisory services and a financial opinion in connection with the proposed merger. The independent committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. At the meeting of the independent committee on June 28, 2011, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of June 28, 2011, and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by holders of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of June 28, 2011, is attached hereto as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the independent committee and addresses only the fairness from a financial point of view of the consideration to be received by holders of Company common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to whether or not any holder of Company common stock should vote at any stockholder’s meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below under “The Merger — Opinion of Morgan Stanley & Co. LLC” is qualified in its entirety by reference to the full text of the opinion.

Financing of the Merger (Page 53)

Buyer has obtained the equity commitment letters and the debt commitment letter described below, which we refer to collectively as the financing letters. The funding under the financing letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing letters will be sufficient to complete the transactions contemplated by the merger agreement, but we cannot be assured that the full amount of the financing will be available or that the committed financing will be sufficient to complete the transactions contemplated by the merger agreement. The amounts committed might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. The failure of Buyer and Transitory Subsidiary to obtain any portion of the committed financing (or any alternate financing) is likely to result in the failure of the merger to be consummated. In that case, Buyer may be obligated to pay a termination fee to the Company, which we refer to as the reverse termination fee, as described under “The Merger Agreement — Termination Fees” beginning on page 93. Buyer’s obligation to pay the reverse termination fee is guaranteed pursuant to the guarantee (as described further below).

Equity Financing (Page 54)

Buyer has entered into a letter agreement, dated June 28, 2011, which we refer to as the LGP equity commitment letter, with Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P., which we refer to as the LGP funds, pursuant to which the LGP funds have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of equity securities of Buyer, at or prior to the closing of the merger, for an amount equal to $320 million in the aggregate, which we refer to collectively as the LGP equity financing. Each LGP fund may allocate all or a portion of its equity commitment to other investors. However, the allocation of any portion of the LGP equity commitment to other investors will reduce such LGP fund’s commitment to make or secure capital contributions pursuant to the LGP equity commitment letter only by the amount actually contributed to Buyer by such other investors at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

Buyer has also entered into a letter agreement, dated June 28, 2011, which we refer to as the CVC equity commitment letter and, together with the LGP equity commitment letter, the equity commitment letters, with CVC European Equity Partners V (A) L.P., CVC European Equity Partners V (B) L.P., CVC European Equity Partners V (C) L.P., CVC European Equity Partners V (D) L.P. and CVC European Equity Partners V (E) L.P., which we refer to as the CVC funds, and, together with the LGP funds, the funds, pursuant to which the CVC funds have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of equity securities of Buyer, at or prior to the closing of the merger, for an amount equal to $320 million in the aggregate, which we refer to collectively as the CVC equity financing. Each CVC fund may allocate all or a portion of its equity commitment to other investors. However, the allocation of any portion of the CVC equity commitment to other investors will reduce such CVC fund’s commitment to make or secure capital contributions pursuant to the CVC equity commitment letter only by the amount actually contributed to Buyer by such other investors at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

The funds’ obligations to fund the equity financing contemplated by the equity commitments are generally subject to:

•	the execution and delivery of the merger agreement (which took place on June 28, 2011);

•	the satisfaction or waiver of each of the conditions to Buyer’s and Transitory Subsidiary’s obligations to effect the closing of the merger;

•	the substantially simultaneous closing of the equity investment contemplated by each of the CVC and LGP commitment letters, respectively;

•

the debt financing or any alternate financing that Buyer and Transitory Subsidiary accept from alternate sources in accordance with the merger agreement has been funded or will be funded in accordance with the terms thereof if the equity financing is funded at closing; and

•	the substantially simultaneous consummation of the merger in accordance with the terms and conditions of the merger agreement.

Debt Financing (Page 55)

In connection with the entry into the merger agreement, Buyer received a commitment letter, dated June 28, 2011, which, along with the related fee letter, we refer to as the debt commitment letter, from Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., GE Capital Markets, Inc., General Electric Capital Corporation, Wells Fargo Bank, National Association, Wells Fargo Capital Finance, LLC, Barclays Bank PLC and Jefferies Finance LLC, which we refer to as the commitment parties. Pursuant to the debt commitment letter, Deutsche Bank AG New York Branch, Citigroup Global Markets Inc., General Electric Capital Corporation, Wells Fargo Bank, National Association, Barclays Capital, Barclays Bank PLC and Jefferies Finance LLC, which we refer to as the lenders, have committed to provide an aggregate of $2.575 billion in debt financing to Buyer and Transitory Subsidiary, consisting of (i) a senior secured first lien asset-based facility with a maximum availability of $900 million, (ii) a senior secured first lien term facility in an aggregate principal amount of $1.250 billion and (iii) a senior secured second lien term facility in an aggregate principal amount of $425 million, which we refer to collectively as the debt facilities, on the terms and subject to the conditions set forth in the debt commitment letter.

The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow the lenders not to fund their respective commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required or that the lenders will default on their commitments. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee (Page 57)

Pursuant to a guarantee, dated June 28, 2011, which we refer to as the guarantee, delivered by the funds in favor of the Company, each fund has agreed to, severally but not jointly, guarantee the due and punctual performance and discharge of such fund’s respective percentage of:

•	the payment obligations of Buyer under the merger agreement to pay the reverse termination fee to the Company as and when due; and

•	certain expense reimbursement and indemnification obligations of Buyer to the Company as and when due.

See “The Merger Agreement — Termination Fees” beginning on page 93 and “The Merger Agreement — Expense Reimbursement” beginning on page 94.

Interests of Certain Persons in the Merger (Page 59)

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally, as more fully described below. Our board of directors and the independent committee were aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the merger and the merger agreement were fair to, advisable and in the best interests of the Company and its stockholders and in making their recommendations regarding approval and adoption of the merger and the merger agreement as described in “The Merger — Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee” beginning on page 40. These interests include the following:

•	Additional cash compensation payable to the members of the independent committee, as well as non-management directors;

•	Accelerated vesting of stock options and cash payments with respect to stock options that have an exercise price of less than $51.25 per share;

•	Accelerated vesting of restricted shares and cash payments of $51.25 with respect to each restricted share;

•

Cash payments payable to executive officers of the Company pursuant to change of control severance arrangements between the Company and such executive officers including a prorated payout within 30 days of closing based on the target incentive award under the Company’s management incentive plan, and additional cash payments in the event of a qualified termination of employment;

•

Accelerated vesting of all benefits accrued under the Company’s executive retirement plan and a contribution under the executive retirement plan for the current year equal to 5% of a participant’s annualized compensation for the current plan year (which amounts are subject to a tax gross-up);

•	Lump sum payment of the entire amount credited to each participant in the Company’s deferred compensation plan;

•	Credit for prior service with us for purposes of eligibility, vesting and other determinations under Buyer benefit plans in which our employees may become eligible to participate;

•

Continuation of the Company’s management incentive plan, on its existing terms, for the current fiscal year, with payout after year end based on actual results for the full year, less the prorated payout referred to in the fourth bullet point above;

•

The ability of Leonard Green and CVC to negotiate and enter into new employment and/or equity participation agreements with members of our senior management team for the period following the closing of the merger; and

•	Continued indemnification and liability insurance for directors and officers following completion of the merger.

See “The Merger — Interests of Certain Persons in the Merger” beginning on page 59 for additional information.

Approval of “Golden Parachute” Compensation (page 66)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Rule 14a-21(c) under the Exchange Act, we are providing stockholders with the opportunity to cast a nonbinding advisory vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the merger, or “golden parachute” compensation, as reported on the Golden Parachute Compensation table on page 67. The board of directors recommends that you vote “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation.

Approval of the proposal regarding “golden parachute” compensation requires the approval of a majority of the votes properly cast upon this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger is approved by the stockholders and completed, the “golden parachute” compensation will still be paid to the Company’s named executive officers to the extent payable in accordance with the terms of such compensation.

Material U.S. Federal Income Tax Consequences of the Merger (Page 69)

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. The merger will generally not be a taxable transaction to non-U.S. holders under U.S. federal income tax laws unless the non-U.S. holder has certain connections to the United States, but may be a taxable transaction under foreign tax laws. Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 for the definition of “U.S. holder” and “non-U.S, holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals and Notices (Page 72)

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be consummated until each of the Company and Buyer files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Buyer filed such a notification and report form on July 15, 2011 and requested early termination of the waiting period. There can be no assurance as to the outcome of the review.

Litigation Relating to the Merger (Page 72)

We, our directors, Buyer, Transitory Subsidiary, Leonard Green and CVC have been named as defendants in twelve putative class actions filed in the Court of Chancery of the State of Delaware between June 29, 2011 and July 13, 2011. On July 26, 2011, these cases were consolidated, and on July 28, 2011 the plaintiffs filed a consolidated complaint. This action, purportedly brought as a class action on behalf of all of our stockholders (other than the defendants), alleges that our directors breached their fiduciary duties in connection with the proposed acquisition by, among other things, failing to fully inform themselves of the Company’s market value, issue complete and accurate disclosures relating to the merger, maximize stockholder value, obtain the best financial and other terms and act in the best interests of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company defendants aided and abetted the directors’ purported breaches. The plaintiffs are seeking injunctive and other equitable relief, including to enjoin us from consummating the merger, damages and fees and costs. In addition, the Company, our directors, Buyer, Transitory Subsidiary, Leonard Green, and CVC have been named as defendants in a putative class action filed in the United States District Court for the District of Massachusetts. In addition to the allegations contained in the consolidated litigation described above, the Massachusetts action alleges that the defendants violated federal securities laws in connection with the filing of the preliminary proxy. The plaintiffs also seek injunctive and other equitable relief, including to enjoin us from consummating the merger and to impose a constructive trust, in addition to fees and costs.

The Merger Agreement (Page 76)

Merger Consideration (Page 78)

If the merger is completed, each share of Company common stock, other than the excluded shares, will be converted into the right to receive $51.25 in cash, without interest and less any applicable withholding taxes.

Treatment of Options (Page 79)

Upon consummation of the merger, each outstanding option to purchase shares of Company common stock will be fully vested, to the extent not already fully vested, and cancelled, and thereafter will represent solely the right to receive from Buyer or the surviving corporation in consideration of such option, as soon as practicable (but in any event not later than three business days) following the effective time of the merger, a cash payment equal to the product of (i) the number of shares of Company common stock subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the merger consideration of $51.25 per share of Company common stock over the exercise price per share of the Company common stock subject to such option, without interest and less any applicable withholding taxes. Regardless of the terms of the merger agreement, certain Company employees may, however, be given the opportunity, at the discretion of Leonard Green and CVC, to roll over options to purchase shares of Company common stock currently held by such employees into options to purchase shares of Buyer common stock. See “The Merger — Interests of Certain Persons in the Merger — Discussions with Leonard Green and CVC” beginning on page 65.

Treatment of Restricted Shares (Page 80)

Upon consummation of the merger, each restricted share of Company common stock that is outstanding immediately prior to the effective time of the merger will automatically vest, and our reacquisition right with respect thereto shall lapse, and the holder thereof will be entitled to receive the merger consideration of $51.25 with respect to each such share, without interest and less any applicable withholding taxes.

Conditions to Closing the Merger (Page 88).

The obligations of the parties to consummate the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon;

•	the expiration or termination of the waiting period applicable to the merger under the HSR Act;

•

other than the filing of the certificate of merger, all authorizations of, filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger having been obtained, filed or occurred except for failures which would not have a “Buyer Material Adverse Effect” or a “Company Material Adverse Effect” (each as defined in the merger agreement);

•

the absence of an order suspending the use of this proxy statement or a proceeding for that purpose initiated or threatened in writing by the Securities and Exchange Commission, which we refer to as the SEC, or its staff;

•	the absence of any governmental orders or injunctions or statutes, rules, or regulations that have the effect of making the merger illegal or otherwise preventing the consummation of the merger;

•

each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date of the merger in the manner described in “The Merger Agreement — Conditions to Closing the Merger;”

•	each party’s performance in all material respects of its obligations required to be performed under the merger agreement on or prior to the closing date of the merger; and

•	the absence of a “Company Material Adverse Effect” since the date of the merger agreement.

Restrictions on Solicitation of Other Offers (Page 89) or Restrictions on Change of Recommendation to Stockholders (Page 90).

We generally have agreed not to:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	amend, or grant a waiver or release under, any standstill or similar agreement; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal.

We have agreed to promptly (and in any event within 48 hours) advise Buyer of our receipt of any written acquisition proposal and the material terms and conditions of any such acquisition proposal.

If an unsolicited acquisition proposal is made, we may contact the person making such acquisition proposal to clarify the terms and conditions thereof, and we may furnish information with respect to the Company to, engage in discussions or negotiations with (including solicitations of revised acquisition proposals), or amend, or grant a waiver or release under, any standstill or similar agreement of the person who has made such acquisition proposal, but only if our board of directors determines in good faith, after consultation with outside counsel and its financial advisors, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal.

We have agreed that our board of directors will not (a) fail to recommend adoption of the merger agreement in the proxy statement or otherwise withdraw its recommendation that our stockholders adopt the merger agreement, (b) cause or permit us to enter into an agreement concerning another acquisition proposal or (c) adopt, approve or recommend another acquisition proposal, except that our board of directors may take such an action in certain circumstances if it determines in good faith, after consultation with outside counsel and its financial advisors, that another acquisition proposal constitutes a superior proposal after giving effect to all adjustments to the merger agreement offered by Buyer and the failure to take such action could be inconsistent with its fiduciary obligations under applicable law. In addition, our board of directors may withdraw its recommendation that our stockholders adopt the merger agreement, other than in response to another acquisition proposal, if it determines in good faith, after consultation with outside counsel, that a failure to take such action could be inconsistent with its fiduciary obligations under applicable law.

Termination (Page 92)

The Company and Buyer may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either the Company or Buyer, if:

•

the merger has not been consummated by December 15, 2011, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before such date;

•

a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in such order, decree, ruling or other action; or

•	our stockholders do not vote to adopt the merger agreement at the special meeting.

•	by Buyer, if:

•

(a) our board of directors fails to recommend adoption of the merger agreement in the proxy statement or otherwise withdraws its recommendation that our stockholders adopt the merger agreement, (b) our board of directors causes or permits us to enter into an agreement concerning another acquisition proposal or (c) our board of directors adopts, approves or recommends another acquisition proposal, (d) a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer, (e) we fail to publicly recommend adoption of the merger agreement within five business days of a written request from Buyer for us to do so if such request follows the making of an alternative acquisition proposal other than a tender or exchange offer, (f) we fail to hold the special meeting within 10 business days prior to December 15, 2011 or (g) we breach our “no solicitation” obligations under the merger agreement in any material respect; or

•

we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause the conditions to the obligations of Buyer and Transitory Subsidiary to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured.

•	by the Company, if:

•

our board of directors pursuant to and in compliance with our non-solicitation obligations under the merger agreement enters into an alternative acquisition agreement for a superior proposal and prior to or simultaneously with such termination we pay to Buyer in cash an $80 million termination fee;

•

Buyer or Transitory Subsidiary breach or fail to perform any of their representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause the conditions to our obligation to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured; or

•

the marketing period has ended and all of the conditions to the obligations of Buyer and Transitory Subsidiary to consummate the merger have been satisfied and we have notified Buyer in writing after the end of the marketing period that we are ready and willing to consummate the merger, and Buyer and Transitory Subsidiary fail to consummate the merger within three business days following delivery of such notice.

Termination Fees (Page 93) and Expense Reimbursement (Page 94)

If the merger agreement is terminated, depending upon the circumstances under which such termination occurs:

•	we may be obligated to pay Buyer a termination fee of $80 million (subject to a credit for any Buyer expenses previously paid);

•	we may be obligated to reimburse Buyer for expenses actually incurred related to the transactions contemplated by the merger agreement, up to a total cap of $7.5 million; or

•	Buyer may be obligated to pay us a reverse termination fee of $175 million.

Limitations on Remedies and Liability Cap (Page 93)

•

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled. However, we can enforce specifically the obligations of Buyer and Transitory Subsidiary to cause the equity financing to be funded and to consummate the closing of the merger only if (1) the marketing period has ended and all conditions to the obligations of Buyer and Transitory Subsidiary to effect the merger have been satisfied at the time the merger agreement contemplated the closing to occur, (2) the debt financing has been funded or the commitment parties have confirmed in writing that the debt financing will be funded at the closing if the equity financing is funded at the closing and (3) we have irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then we would take such actions required of us by the merger agreement to cause the closing of the merger to occur.

•

Buyer’s liability relating to the merger agreement is limited to the $175 million reverse termination fee, any indemnification or reimbursement owed to us in connection with cooperation we provide for Buyer’s efforts to arrange the financing for the merger, and interest (at the prime rate) and reimbursement of reasonable costs and expenses we may incur in enforcing our right to payment of such reverse termination fee. However, such liability limitation will in no way limit our rights to an injunction to prevent breaches by Buyer or Transitory Subsidiary of the merger agreement and to enforce specifically the terms of the merger agreement.

•

Our liability relating to the merger agreement is limited to the $80 million termination fee, reimbursement for expenses of up to $7.5 million incurred by Buyer in relation to the transactions contemplated by the merger agreement plus interest (at the prime rate) and reimbursement of reasonable costs and expenses Buyer may incur in enforcing its right to payment of such termination fee and expense reimbursement. However, such liability limitation will in no way limit the rights of Buyer or Transitory Subsidiary to an injunction to prevent breaches by us of the merger agreement and to enforce specifically the terms of the merger agreement.

Market Price of Company Common Stock (Page 98)

The closing price of Company common stock on the New York Stock Exchange, or NYSE, on June 28, 2011, the last trading day prior to the public announcement of the merger agreement, was $48.08 per share of Company common stock. On August 2, 2011 the closing price for Company common stock on the NYSE was $50.13 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Appraisal Rights (Page 101)

Record holders of Company common stock as of the record date who do not vote in favor of the adoption of the merger agreement may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the per share merger consideration for the common stock, but only if they comply with the procedures required under Delaware law. For a summary of these Delaware law procedures, see “Appraisal Rights” beginning on page 101. An executed proxy that is not marked “AGAINST” or “ABSTAIN” with respect to the adoption of the merger agreement will be voted “FOR” the adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

A copy of Section 262 of the General Corporation Law of the State of Delaware, or DGCL, is included as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. We encourage you to read these provisions carefully and in their entirety.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Delisting and Deregistration of Company Common Stock (Page 105)

If the merger is consummated, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act. Accordingly, following the consummation of the merger, we would no longer file periodic reports with the SEC on account of the Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 106.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Buyer pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement are satisfied or waived, Transitory Subsidiary will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Buyer and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is consummated?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $51.25 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you are entitled to and have properly demanded appraisal under Section 262 of the DGCL. For example, if you own 100 shares of Company common stock, you will receive $5,125 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The merger consideration of $51.25 per share of Company common stock represents a premium of approximately 38% to the closing price of the shares on June 30, 2010, the day before Leonard Green announced a 9.5% ownership stake in the Company, and an approximately 7% premium to the closing price of the shares on June 28, 2011, the last day prior to the public announcement of the execution of the merger agreement.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be consummated?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we currently anticipate that the merger will be consummated at the end of September 2011.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not consummated for any other reason, the stockholders of the Company would not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company would remain an independent public company, and the Company common stock would continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Buyer, or may be entitled to receive from Buyer, a fee or expense reimbursement with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 93 and “The Merger Agreement — Expense Reimbursement” beginning on page 94.

Q.	Is the merger expected to be taxable to me?

A.	The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. If you are a non-U.S. holder, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under foreign tax laws, and you are encouraged to seek tax advice regarding such matters. Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The independent committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 59.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the board of directors for use at the special meeting because you owned shares of Company common stock as of the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on September 9, 2011 at 9:00 a.m. Eastern time, at the Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement that provides for the acquisition of the Company by Buyer, to approve, on an advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page 67, and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN”, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate?

A.	Approval of the proposals regarding “golden parachute” compensation and adjournment of the special meeting, if necessary or appropriate, require the approval of a majority of the votes properly cast upon each of these proposals.

If you vote “ABSTAIN” on the proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, this will have no effect on these proposals. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on these proposals, and this will have no effect on these proposals.

Q.	Why am I being asked to cast a nonbinding advisory vote to approve “golden parachute” compensation that the Company’s named executive officers will receive in connection with the merger?

A.	The Securities and Exchange Commission’s recently adopted new rules require us to seek a nonbinding advisory vote with respect to certain payments that will be made to the Company’s named executive officers in connection with the merger, or “golden parachute” compensation.

Q.	What will happen if stockholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of “golden parachute” compensation payable under existing agreements that the Company’s named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, regardless of whether stockholders approve the “golden parachute” compensation, if the merger agreement is adopted by the stockholders and the merger is completed, the “golden parachute” compensation will still be paid to the Company’s named executive officers to the extent payable in accordance with the terms of such compensation.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on July 29, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What constitutes a quorum for the special meeting?

A.

A quorum is necessary to adopt the merger agreement and approve the proposal regarding “golden parachute” compensation at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present. The meeting may be adjourned whether or not a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record have a choice of voting by proxy:

•	over the internet — the website for internet proxy submission is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you hold your shares of Company common stock in nominee or “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the internet or by telephone. Please be aware that, though there is no charge for voting your shares, if you submit a proxy over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and in nominee or “street name”?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon, you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in nominee or “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in nominee or “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement and your shares of Company common stock will not have an effect on approval of the advisory proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How do I vote the shares of Company common stock that I hold through the Company 401(k) Savings Plans?

A.	If you participate in either the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Salaried Employees or the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Hourly Employees and hold Company common stock in your account, you may vote an amount of shares of Company common stock equivalent to the interest in the Company common stock credited to your account as of the record date. You may vote these shares by instructing Fidelity Management Trust Company, which we refer to as the trustee, pursuant to the directions on the enclosed proxy card. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 5:00 p.m. Eastern time on September 6, 2011.

Q.	How can I change or revoke my proxy?

A.	You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary, at 25 Research Drive, Westborough, Massachusetts 01581, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” Our board of directors has designated Robert W. Eddy, Thomas J. Shields and Lon F. Povich, and each of them singly, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how will its shares of Company common stock be voted?

A.	Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.	With respect to the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

With respect to the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have no effect on these proposals.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in more than one account, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged Georgeson, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson a fee of approximately $15,000, plus $6.00 per call made to or received from stockholders of the Company. The Company will reimburse Georgeson for reasonable out-of-pocket expenses and will indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please submit a proxy for your shares of Company common stock by (i)

completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of Company common stock held in nominee or “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. A letter of transmittal will be mailed to you promptly, and in any event within three business days, after the effective time of the merger, describing how you should surrender your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your nominee or “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	What rights do I have if I oppose the merger?

A.

Stockholders of record as of the record date are entitled to exercise appraisal rights under Delaware law by following the procedures and satisfying the requirements specified in Section 262 of the General

Corporation Law of the State of Delaware. A copy of Section 262 is attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 101.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call Georgeson, our proxy solicitor, toll-free at 1-888-654-1722.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain a number of “forward-looking statements,” including all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, financing sources, planned capital expenditures, planned club openings, expected provision for income taxes, litigation, lease obligations in connection with closed BJ’s and ProFoods clubs, and other information with respect to our plans and strategies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “intends,” “anticipates,” “plans,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q and factors and matters contained or incorporated by reference in this document. In addition, any forward-looking statements represent our estimates only as of the date they were made and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	Buyer’s failure to obtain the necessary equity and debt financing or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•

the inability to complete the merger due to the failure to obtain the Company stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the possibility that alternative takeover proposals will or will not be made;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;

•	the possible adverse effect on our business and the price of the Company common stock if the merger is not consummated in a timely manner or at all;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; and

•	the amount of the costs, fees, expenses and charges related to the merger.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on September 9, 2011, starting at 9:00 a.m., Eastern time, at the Doubletree Hotel, 5400 Computer Drive, Westborough, Massachusetts, or at any adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement, to approve the nonbinding advisory proposal regarding “golden parachute” compensation and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to be consummated. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not be consummated. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on July 29, 2011 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 54,941,516 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs voting “ABSTAIN”, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to adopt the merger agreement and approve the proposal regarding “golden parachute” compensation at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any recess or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or recessed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock. If you are the representative of a corporate or institutional stockholder, you must present proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Voting “ABSTAIN” will not be counted as a vote cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN”, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Company common stock held in nominee or “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner of shares of Company common stock held in nominee or “street name,” you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. If you hold your shares of Company common stock in nominee or “street name,” please contact your bank, brokerage firm or other nominee for their instructions on how to vote your shares. Please note that if you are a beneficial owner of shares of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in nominee or “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the proposal to approve the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as “broker non-votes.” These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the advisory proposal regarding “golden parachute” compensation and approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, require a majority of the votes properly cast upon each of these proposals. For the nonbinding advisory proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of each of these proposals, if you fail to submit a proxy or to vote in person at the special meeting, or if you have given a proxy and vote “ABSTAIN”, the shares of Company common stock will not be counted in respect of, and will not have an effect on, the proposal.

If you are a stockholder of record, you may vote your shares of Company common stock on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record have a choice of voting by proxy;

•	over the internet — the website for internet proxy submission is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the enclosed proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner of Company common stock held in nominee or “street name,” you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner of Company common stock held in nominee or “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the internet or by telephone. Please be aware that, though there is no charge for voting your shares, if you submit a proxy over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is consummated, a separate letter of transmittal will be mailed to you that will enable you to surrender your stock certificates and receive the per share merger consideration.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named as your proxies on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Company common stock in the way that you indicate. When completing the internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call Georgeson, our proxy solicitor, toll-free at 1-888-654-1722.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you participate in either the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Salaried Employees or the BJ’s Wholesale Club, Inc. 401(k) Savings Plan for Hourly Employees and hold Company common stock in your account, you may vote an amount of shares of Company common stock equivalent to the interest in the Company common stock credited to your account as of the record date. You may vote these shares by instructing the trustee pursuant to the directions on the enclosed proxy card. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 5:00 p.m. Eastern time on September 6, 2011.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 670,472 shares of Company common stock (including restricted shares of Company common stock, but not including any shares of Company common stock deliverable upon exercise or conversion of any options to purchase shares of Company common stock), representing 1.2% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. In addition, pursuant to a Company Stockholder Agreement among the LGP funds and the Company, the LGP funds have agreed to vote all shares of Company common stock held by them in favor of the adoption of the merger agreement and in favor of any actions necessary to consummate the merger and any of the other transactions contemplated by the merger agreement. See “Company Stockholder Agreement” beginning on page 97.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in nominee or “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN”, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be received by the Company at 25 Research Drive, Westborough, Massachusetts 01581 by the time the special meeting begins, or by attending the special meeting and voting in person.

Adjournments and Recesses

Although it is not currently expected, the special meeting may be adjourned or recessed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or recessed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we currently anticipate that the merger will be consummated at the end of September 2011.

Appraisal Rights

Record holders of our common stock as of the record date who do not vote in favor of the proposal to adopt the merger agreement may elect to exercise their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the per share merger consideration for the common stock, but only if they comply with the procedures required under Delaware law. For a summary of these Delaware law procedures, see “Appraisal Rights” beginning on page 101. An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights.

A copy of Section 262 of the General Corporation Law of the State of Delaware, or DGCL, is included as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. We encourage you to read these provisions carefully and in their entirety.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Georgeson, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Georgeson a fee of approximately $15,000, plus $6.00 per call made to or received from stockholders of the Company. The Company will reimburse Georgeson for reasonable out-of-pocket expenses and will indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson, our proxy solicitor, toll-free at 1-888-654-1722.

PARTIES TO THE MERGER

THE COMPANY

BJ’s Wholesale Club, Inc.

25 Research Drive

Westborough, Massachusetts 01581

(774) 512-7400

The Company is a Delaware corporation with its headquarters in Westborough, Massachusetts. The Company introduced the warehouse club concept to New England in 1984 and has since expanded to become a leading warehouse club operator in the eastern United States. The Company operates 190 warehouse clubs in 15 states. For more information about the Company, see “Where You Can Find More Information” beginning on page 106. The Company common stock is publicly traded on the NYSE under the symbol “BJ.”

BUYER

Beacon Holding Inc.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, California 90025

(310) 954-0444

c/o CVC Capital Partners Advisory (U.S.), Inc.

712 Fifth Avenue, 43rd Floor

New York, NY 10019

(212) 265-6222

Beacon Holding Inc., or Buyer, is a Delaware corporation that was formed by affiliates of Leonard Green and CVC solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Buyer has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Buyer is currently controlled by investment funds affiliated with Leonard Green and CVC. Upon completion of the merger, the Company will be a direct wholly-owned subsidiary of Buyer.

Leonard Green is a private equity firm with approximately $9 billion in equity commitments under management. Based in Los Angeles, Leonard Green invests in market leading companies across a range of industries. Significant current retail investments include J. Crew, Jo-Ann Stores, Whole Foods Market, PETCO Animal Supplies, Leslie’s Poolmart, Sports Authority, The Container Store, Tourneau, David’s Bridal, Neiman Marcus Group, Jetro Cash & Carry and Tire Rack.

CVC is a private equity and investment advisory firm with approximately $44 billion of capital under management and a network of 20 offices throughout Europe, Asia and the United States. Since its founding in 1981, CVC has completed over 280 investments in a wide range of industries and countries. CVC’s current investments in the U.S. include Univar, Pilot Flying J, and Leslie’s Poolmart.

TRANSITORY SUBSIDIARY

Beacon Merger Sub Inc.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, California 90025

(310) 954-0444

c/o CVC Capital Partners Advisory (U.S.), Inc.

712 Fifth Avenue, 43rd Floor

New York, NY 10019

(212) 265-6222

Beacon Merger Sub Inc., or Transitory Subsidiary, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Transitory Subsidiary is a wholly-owned subsidiary of Buyer and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Transitory Subsidiary will cease to exist and the Company will continue as the surviving corporation.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Transitory Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Overview of the Merger

The Company, Buyer and Transitory Subsidiary entered into the merger agreement on June 28, 2011. Under the terms of the merger agreement, Transitory Subsidiary will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer. Buyer and Transitory Subsidiary are beneficially owned by investment funds affiliated with Leonard Green and CVC. The following will occur in connection with the merger:

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each share of Company common stock issued and outstanding immediately prior to the effective time (other than the excluded shares) will be converted into the right to receive the per share merger consideration, without interest and less any applicable withholding taxes;

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each outstanding option to purchase shares of Company common stock will be fully vested, to the extent not already fully vested, and cancelled, and thereafter will represent the right to receive a cash payment equal to the product of (i) the number of shares of our common stock subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the merger consideration of $51.25 per share of Company common stock over the exercise price per share of Company common stock subject to such option, without interest and less any applicable withholding taxes; provided that certain Company employees may be given the opportunity, at the discretion of Leonard Green and CVC, to roll over options to purchase shares of Company common stock currently held by such employees into options to purchase shares of Buyer common stock as described in “The Merger — Interests of Certain Persons in the Merger — Discussions with Leonard Green and CVC” beginning on page 65; and

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each restricted share of Company common stock that is outstanding immediately prior to the effective time will automatically vest, and our reacquisition right with respect thereto shall lapse, and the holder thereof will be entitled to receive the merger consideration of $51.25 with respect to each such share, without interest and less any applicable withholding taxes.

Following and as a result of the merger:

•	Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	shares of Company common stock will no longer be listed on the NYSE, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

•	the registration of shares of Company common stock under the Exchange Act will be terminated.

Directors and Officers of the Surviving Corporation

The directors of Transitory Subsidiary immediately prior to the effective time of the merger shall be the initial directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger shall be the initial officers of the surviving corporation.

Background of the Merger

As part of their ongoing oversight and management of the Company’s business, our board of directors and management regularly evaluate our business and operations and periodically review and assess strategic alternatives available to enhance value to our stockholders.

On July 1, 2010, Leonard Green filed a Schedule 13D with the SEC disclosing that affiliates of Leonard Green beneficially owned approximately 9.5% of the outstanding Company common stock, and that Leonard Green acquired such securities in the belief that they were undervalued. Leonard Green further disclosed that it intended to contact representatives of the Company to engage in a dialogue regarding potential options for enhancing shareholder value, and that these discussions may include a “going-private” transaction, new financings (potentially through mortgage financings or sale leaseback transactions) or other similar transactions. In the filing, Leonard Green also noted that it looked forward to working with management of the Company in the future.

Later on July 1, 2010, Mr. Jonathan Sokoloff, a Managing Partner of Leonard Green, called Mr. Herbert Zarkin, Chairman of the Board of the Company, to inform him that Leonard Green had filed the Schedule 13D earlier that day. Mr. Sokoloff described Leonard Green’s interest in the Company, as reflected in the Schedule 13D, and indicated that he would like to arrange a meeting between the Company and representatives of Leonard Green.

On July 6, 2010, the board held a meeting. At the meeting, Mr. Zarkin reported on his conversation with Leonard Green. Also in attendance were representatives of Wilmer Cutler Pickering Hale and Dorr LLP, or WilmerHale, outside legal counsel to the Company, who advised the board as to its fiduciary responsibilities. There was also discussion as to the role that an investment bank might play in advising the Company with respect to strategic alternatives.

On July 7, 2010, the Company engaged Greenhill & Co., Inc. as a financial advisor to assist the Company in considering strategic alternatives.

On July 8, 2010, Mr. Sokoloff called Mr. Zarkin and requested an initial meeting between representatives of Leonard Green and members of management of the Company to discuss publicly available information regarding the Company. Mr. Zarkin informed Thomas Shields, the Company’s lead director, who advised Mr. Zarkin to proceed with this initial meeting.

On July 20, 2010, Mr. Zarkin, Laura Sen, the President and Chief Executive Officer of the Company, and Frank Forward, the then Chief Financial Officer of the Company, met with Mr. Sokoloff, Jonathan Seiffer, Michael Solomon and Kristofer Galashan of Leonard Green. Management of the Company gave a presentation to the representatives of Leonard Green regarding the business of the Company and the participants asked follow-up questions. The materials and information provided to Leonard Green at this meeting were the same as those used and provided by the Company at investor conference presentations, and no material non-public information was provided by the Company to the representatives of Leonard Green during this meeting.

On July 20, 2010, the board held a telephonic meeting. At the meeting, Mr. Zarkin reviewed the discussions that had taken place between members of management and representatives of Leonard Green earlier during the day.

On July 29, 2010, Mr. Seiffer called Mr. Zarkin and expressed the view that the Company should commence a process to enhance shareholder value, including a formal process soliciting proposals to acquire the Company by third parties, in which Leonard Green would be interested in participating.

On August 4, 2010, the board held a meeting. At the meeting, the directors reviewed the Company’s five-year plan and possible additional opportunities for future growth. After the review of the plan, representatives of Greenhill and WilmerHale joined the meeting. Mr. Zarkin reviewed the potential interest of Leonard Green in exploring a sale transaction with the Company, as well as the interest of other private equity firms that had approached Mr. Zarkin to discuss potential transactions since the filing of the Schedule 13D by Leonard Green. Representatives of Greenhill discussed potential strategic alternatives that the Company might consider exploring, including continued operation as an independent public company, share repurchases and dividends, sale-leaseback transactions, spinoffs of real estate and a sale of the Company. The directors then met in executive session, with only non-management directors present, and discussed the possibility of establishing a committee of non-management directors in order to address any potential, actual or perceived conflicts of interest that might arise in responding to any acquisition proposal that might be made by Leonard Green. Representatives of WilmerHale reviewed the fiduciary responsibilities of directors in the context of evaluating a potential sale transaction. The board determined that it would continue to act as a full board in responding to Leonard Green and that it would revisit establishing a committee of non-management directors if and as circumstances changed. The directors instructed Mr. Zarkin to contact Leonard Green and seek to determine Leonard Green’s level of interest in participating in a potential sales process of the Company.

On August 4, 2010, Mr. Zarkin called Mr. Sokoloff and inquired about Leonard Green’s level of interest in acquiring the Company.

On August 16, 2010, the board held a telephonic meeting. Joining the meeting were representatives of WilmerHale and Greenhill. Mr. Zarkin reported that he had had no further discussions with representatives of Leonard Green since he had inquired about their level of interest. At the meeting, management updated the board on the results of its second quarter of fiscal 2011, which included a shortfall in earnings per share as compared to the Company’s prior earnings guidance, and also reported that the Company would need to update its guidance for the remainder of the fiscal year on its earning conference call scheduled for August 18, 2010.

On August 17, 2010, Mr. Sokoloff called Mr. Zarkin and indicated that Leonard Green desired to have the board commence a process to enhance shareholder value as soon as possible, including a formal process soliciting proposals to acquire the Company by third parties, and that if a sales process commenced, Leonard Green believed that the Company could realize a price of at least $45 per share.

On August 17, 2010, the board held a telephonic meeting. Mr. Zarkin reported on the conversations with Leonard Green. The board determined that a further meeting should be convened to discuss Leonard Green’s suggestion that the board commence a sales process.

On August 24, 2010, the board held a meeting. Joining the meeting were representatives of Greenhill and WilmerHale. The directors reviewed the different types of processes that might be followed if the board were to determine to explore strategic alternatives for the Company. The Company reviewed a list of potential private equity and strategic buyers, and there was discussion concerning the likely interest and financial capability of such potential buyers. There was also discussion regarding the antitrust risks that would be raised by a combination with certain potential strategic buyers in the Company’s industry. Representatives of WilmerHale reviewed the fiduciary responsibilities of the board. The directors then reviewed the possible advantages of establishing a committee of independent directors to review, evaluate and negotiate the terms of any possible acquisition of the Company. The board determined that it would be advisable to establish such a committee in order to efficiently manage the process of evaluating strategic alternatives available to it and also to address any potential, actual or perceived conflicts of interest that might arise in the future with respect to any particular potential transaction. Accordingly, the board established an independent committee, comprised of Mr. Shields (Chairman), Ms. Christine Cournoyer, Dr. Helen Frame Peters, Mr. Leonard Schlesinger and Mr. Michael Sheehan, and delegated to the independent committee the power and authority to review, evaluate and recommend to the board any potential transaction with Leonard Green or any other strategic alternative that the independent committee believed would enhance the value of the stockholders’ interest in the Company. The board also authorized the independent committee to engage its own advisors, including legal counsel and financial advisors, and determined that it would not recommend any transaction with Leonard Green or any other alternative transaction for approval by the Company’s stockholders without a prior favorable recommendation by the independent committee. The directors comprising the independent committee determined that Mr. Shields, as Chair, should interview and select a law firm as counsel to the independent committee and should interview one or more potential financial advisors to the independent committee.

On August 27, 2010, Mr. Shields selected Potter, Anderson & Corroon LLP as legal counsel to the independent committee.

On September 1, 2010, the independent committee held a telephonic meeting. Joining the meeting were non-management directors, representatives of Potter Anderson and, for a portion, representatives of WilmerHale, Ms. Sen and Mr. Zarkin. At the meeting, the independent committee confirmed the engagement of Potter Anderson. Representatives of Potter Anderson reviewed the fiduciary duties of the directors and the role of the independent committee. The independent directors then discussed the process for engaging a financial advisor to assist the independent committee. The independent committee determined to interview two or three other investment banking firms, in addition to Greenhill, and then make a decision on the appropriate firm, or firms, to retain to assist the independent committee in its evaluation of strategic alternatives and its consideration of whether to engage in a sales process. It was also determined that the independent committee should notify members of management that all communications with Leonard Green should take place subject to the direction of the independent committee and that there should be no discussions between management and Leonard Green with respect to the employment, compensation or equity participation of management in connection with any possible transaction until the independent committee determined that such discussions were appropriate. Mr. Shields subsequently conveyed this message to Mr. Zarkin and Ms. Sen. The Committee also determined that Dr. Danos and Mr. English, as independent members of the board, would be free to attend meetings of the independent committee.

On September 13, 2010, Mr. Zarkin had a conversation with Mr. Sokoloff, during which Mr. Zarkin informed Mr. Sokoloff that the independent committee would respond in due course to Leonard Green’s suggestion that the board commence a formal process soliciting proposals to acquire the Company by third parties.

On September 16, 2010, the independent committee held a telephonic meeting. Joining the meeting were other non-management directors, representatives of Potter Anderson and, at the request of the Committee, for a portion of the meeting, Ms. Sen and Mr. Zarkin. Representatives of Potter Anderson provided an overview of the fiduciary duties of the directors. There was then discussion concerning the potential engagement of a financial advisor and the timing of any such engagement. The independent committee delegated to Messrs. Shields, Schlesinger and Sheehan the responsibility to interview potential financial advisors and, following such interviews, to engage one or more financial advisors for the independent committee.

On September 23, 2010, Mr. Zarkin called Mr. Sokoloff and informed him that the independent committee was making progress in evaluating plans to enhance shareholder value.

From late September through early October, members of the independent committee, with the assistance of their legal advisors, solicited information from potential financial advisors concerning their qualifications and experience. On October 15 and 19, 2010, members of the independent committee interviewed three investment banking firms. During the interview process, the members of the independent committee discussed with each investment banking firm the potential timeline for any sales process and whether it would be advisable to delay the commencement of any sales process until after the holiday shopping season, both to avoid disruptions to the Company’s business and to have the opportunity to present the results of the holiday season to prospective bidders.

On October 26, 2010, Mr. Sokoloff called Mr. Zarkin and expressed Leonard Green’s view that the Company should proceed more quickly in commencing a formal process to solicit proposals to acquire the Company.

On October 28, 2010, the independent committee held a telephonic meeting. Joining the meeting were other management and non-management directors, as well as representatives from Potter Anderson and WilmerHale. Mr. Zarkin provided the directors with an update on his recent discussion with Leonard Green. Mr. Shields provided an update on interviews of various investment bankers. He indicated that those directors who had been delegated the task of interviewing bankers expected to recommend that the Committee engage Morgan Stanley.

On October 29, 2010, Mr. Zarkin called Mr. Sokoloff and informed him that the independent committee anticipated retaining a financial advisor, which would contact Leonard Green after it was retained.

On November 1, 2010, the board held a meeting. There was discussion as to the Company’s five-year planning process and adjustments made to the Company’s assumptions based on the then current economic environment. In particular, it was noted that the Company’s current assumptions were that the macro economy would experience a long, slow recovery, that the Company would continue to grow its square footage at approximately 3% to 4% per year and that significant additional investments would be needed in information technology, repairs and maintenance, and payroll. The board directed management to continue to consider growth initiatives that might improve future operating results.

On November 10, 2010, the independent committee engaged Morgan Stanley as its financial advisor.

On November 12, 2010, the board held a telephonic meeting. Also present were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley described the steps being undertaken by Morgan Stanley to facilitate Morgan Stanley’s review of the Company’s business. It was determined at the meeting that future communications with Leonard Green should proceed through Morgan Stanley.

On November 19, 2010, a representative of Leonard Green and a representative of Morgan Stanley had a telephone conversation in which Morgan Stanley informed Leonard Green that Morgan Stanley had been engaged as financial advisor and was in the process of evaluating the Company’s business. The representatives of Leonard Green stated that Leonard Green remained interested in participating in a formal sales process to acquire the Company, subject to conducting customary business accounting, legal and tax due diligence, and continued to be interested in meeting with the Company to express its views to the board relating to enhancing shareholder value.

On December 2, 2010, the independent committee held a telephonic meeting. Also in attendance, at the invitation of the independent committee, were the other members of the board and representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley discussed the Company’s historical share price performance, an analysis of the Company’s current stockholders, and preliminary valuation ranges based on public market trading benchmarks, a preliminary discounted cash flow analysis, a preliminary hypothetical future stock price analysis, a preliminary leveraged buyout analysis and a preliminary precedent change of control transaction analysis. Morgan Stanley also reviewed various strategic alternatives, including, a recurring or special dividend, leveraged share repurchase, sale-leaseback transaction, acquisitions and sale of the Company. Representatives of Morgan Stanley also reported that no strategic buyers had expressed interest to them with respect to a possible transaction with the Company since Leonard Green had filed its Schedule 13D.

On December 9, 2010, the board held a meeting. At the meeting, management reviewed the Company’s financial results for the third quarter of fiscal 2011, as well as initiatives being undertaken to improve the Company’s sales during the upcoming holiday season. At the conclusion of the meeting, the directors met in executive session, together with representatives of Morgan Stanley, Potter Anderson and WilmerHale, and continued their discussion as to whether to engage in a sales process.

On December 17, 2010, the board held a telephonic meeting. In attendance were representatives of Morgan Stanley, Potter Anderson and WilmerHale. There was continued discussion of the preliminary valuation analyses prepared by Morgan Stanley. The directors also discussed the advisability of meeting with representatives of Leonard Green.

On December 27, 2010, a representative of Morgan Stanley called a representative of Leonard Green to discuss Leonard Green’s request for a meeting with the Company.

On December 27, 2010, the board held a telephonic meeting. In attendance were representatives of Morgan Stanley, Potter Anderson and WilmerHale. After representatives of Morgan Stanley updated the board on their recent discussions with representatives of Leonard Green, the board engaged in a discussion regarding various alternatives that the Company might pursue, including continued operation as an independent public company, potential stock repurchases, commencement of negotiations with representatives of Leonard Green and commencement of a broader sales process. The directors discussed Leonard Green’s request for a meeting and determined that a meeting should be held in early January with representatives of Leonard Green to provide them with an opportunity to share their perspectives on the Company and possible future courses of action.

On January 4, 2011, the board held a telephonic meeting. At the meeting, the board approved certain restructuring measures, including the closing of five club locations, financial impairments of seven clubs and reductions in force at the Company’s home office and distribution centers.

On January 5, 2011, the Company issued a press release announcing its restructuring actions described above.

On January 14, 2011, a meeting was held among Messrs. Sokoloff, Seiffer and Galashan from Leonard Green, a representative of Latham & Watkins LLP, counsel to Leonard Green, Mr. Zarkin, Ms. Sen, Mr. Forward and Mr. Robert Eddy, at that time Senior Vice President of Finance, from the Company, Mr. Shields, on behalf of the independent committee, and representatives of Morgan Stanley and WilmerHale. At the outset of the meeting, Leonard Green indicated that the purpose of the meeting was to discuss the merits of a “going-private” sale transaction and why Leonard Green believed the board should pursue a sale of the Company to enhance shareholder value. Leonard Green stated that it was not making any proposal with respect to an acquisition of the Company or any similar transaction. At the meeting, management responded to questions from Leonard Green regarding the business of the Company, including its recently announced restructuring actions. No material non-public information was provided by the Company to Leonard Green. Representatives of Leonard Green presented an overview of the firm and its prior investments. In response to questions from the board, Leonard Green indicated that if it were to participate in the formal sales process to acquire the Company, it would consider potentially partnering with one or more other equity investors to fund the equity required to acquire the Company, and it would likely seek to retain current management and focus on implementation of management’s business plan. Leonard Green also presented an illustrative financing model that suggested that the Company could incur, and service, significant additional indebtedness in connection with a sale transaction at a hypothetical $48 per share acquisition price. Leonard Green also expressed the view that a publicly-announced sale process would attract significant interest.

On January 17, 2011, the independent committee held a telephonic meeting. In attendance were other non-management directors, representatives of Morgan Stanley, Potter Anderson and WilmerHale and, for a portion, Ms. Sen and Mr. Zarkin. The members of the independent committee discussed the meeting that had taken place on January 14th with representatives of Leonard Green and discussed possible responses to Leonard Green and actions that Leonard Green might take if the Company were to determine not to commence a process to enhance shareholder value. Members of management then left the meeting, and the members of the independent committee, together with other non-management directors, met in executive session to discuss possible responses to Leonard Green. At the conclusion of that discussion, the independent committee determined to recommend to the full board that the board begin a process to explore the possible sale of the Company. It was determined that the independent committee should meet formally prior to the next board meeting and that the board should consider the independent committee’s recommendation at that meeting.

On January 25, 2011, the independent committee held a meeting. Also participating in the meeting were the other directors and, for a portion of the meeting, representatives of Morgan Stanley, Potter Anderson and

WilmerHale. Representatives of Potter Anderson reviewed the fiduciary duties of the directors. Representatives of Morgan Stanley presented financial analyses of the Company, updated to account for recent market data. The directors reviewed a list of possible financial and strategic buyers. Morgan Stanley noted that no strategic buyers had expressed any interest to date and expressed its view that there was likely to be limited interest on the part of strategic buyers in acquiring the Company. The members of the independent committee discussed the antitrust risks that were likely to arise in the event that certain strategic buyers were to express an interest in acquiring the Company and the advisability of a public disclosure if the board were to determine to commence a process to explore strategic alternatives, including a possible sale of the Company. It was the consensus of the directors that a public disclosure would be advisable because it would serve to attract interest from any potentially interested bidders. In addition, in view of Leonard Green having filed a Schedule 13D with the SEC, the directors concluded that it would be difficult to conduct a sales process that included Leonard Green without making a public disclosure of the process.

On February 1, 2011, at a meeting of the independent committee, the independent committee further discussed the advisability of commencing an exploration of strategic alternatives and, after discussion, adopted a resolution recommending that the board engage in a full review of its strategic alternatives, including the possible sale of the Company.

On February 1, 2011, following the meeting of the independent committee, the board held a meeting. At the meeting, the board adopted a resolution authorizing the Company, through the independent committee, to engage in a full review of strategic alternatives, including the possible sale of the Company.

On February 3, 2011, the Company issued a press release announcing that the board, upon the recommendation of the independent committee, had decided to commence a process to explore strategic alternatives, including a possible sale of the Company, and that the independent committee had engaged Morgan Stanley as its financial advisor to assist with the process.

From February 9 to March 16, 2011, management and representatives of Morgan Stanley worked to prepare a confidential offering memorandum to be sent to prospective bidders.

From February 11 to February 15, 2011, Morgan Stanley received unsolicited emails and telephone calls from a representative of a strategic buyer expressing interest in a potential transaction involving certain assets of the Company.

On February 28, 2011, the independent committee held a telephonic meeting. In attendance were representatives of Potter Anderson. At the meeting, Mr. Shields reported on the expression of interest received by Morgan Stanley with respect to a potential transaction involving certain assets of the Company. The directors discussed the contents of the confidentiality and standstill agreement to be presented to prospective buyers. There was also discussion concerning the content of a letter to be sent by the independent committee to members of senior management confirming that there should be no discussions between any prospective bidder and members of management as to equity compensation, employment arrangements or equity participation until approved by the independent committee and that the independent committee should be informed of all contacts by prospective buyers. Representatives of Potter Anderson reviewed the fiduciary duties of directors in the context of a sales process.

On March 7, 2011, the board held a telephonic meeting. In attendance were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley reviewed the confidential offering memorandum to be circulated to potential participants in the sales process. Morgan Stanley also reviewed a list of private equity firms that had expressed an interest in receiving the confidential materials, and a list of additional private equity firms whose interest Morgan Stanley might solicit. After discussion of the materials and the list of potential buyers, the board determined that Morgan Stanley should solicit interest only from well-capitalized private equity firms that would be able to provide the equity financing necessary to acquire the

Company. After reviewing a list of possible strategic buyers, the board also determined that no strategic buyers should be solicited in view of the low likelihood that any of them would be interested in pursuing an acquisition of the Company, the fact that the Company’s public announcement of its strategic review process had elicited no indications of interest from strategic buyers to acquire the entire Company and the likelihood of antitrust issues with regard to any acquisition of the Company by certain strategic buyers in the Company’s industry.

From March 8 to March 10, 2011, Morgan Stanley sent confidentiality and standstill agreements, which we refer to as NDAs, to 23 private equity firms and invited them to review the Company’s confidential offering memorandum after an NDA had been signed.

From March 9 to April 27, 2011, the Company negotiated and signed NDAs with the 13 prospective bidders who were willing to sign NDAs, including an NDA with Leonard Green executed on March 21, 2011 and an NDA with CVC executed on April 1, 2011.

From March 18 to April 27, 2011, Morgan Stanley distributed the confidential offering memorandum and request for preliminary indications of interest to 13 parties.

On March 22, 2011, Leonard Green filed an amendment to its Schedule 13D filing with the SEC disclosing that Leonard Green and the Company entered into an NDA, pursuant to which the Company agreed to provide Leonard Green with certain confidential information concerning the business and properties of Company, and that Leonard Green intended to participate in the sales process to be conducted by the Company, to review the confidential information provided by the Company, and to evaluate a potential acquisition of the Company, or any related transaction.

Following execution of the NDA by Leonard Green, Leonard Green and its accounting, legal and tax advisors conducted extensive due diligence on the Company for approximately three months.

On March 24, 2011, at a meeting of the board, management provided the board with an update on the process to explore strategic alternatives.

From April 12 to April 25, 2011, Morgan Stanley received preliminary expressions of interest in acquiring the Company from three prospective bidders (including one joint bid from two firms that had not agreed to sign a confidentiality and standstill agreement) at prices that ranged from $50 to $54 per share. Morgan Stanley also received an expression of interest from a fourth private equity firm to undertake a recapitalization of the Company combined with an acquisition by the Company of a portfolio company of such firm.

In early April the financial advisor to a potential strategic buyer, whom we refer to as Party A, called Morgan Stanley and communicated that Party A would be sending a letter expressing interest in acquiring the Company. The advisor also said that the President of Party A would be interested in meeting with the Company to discuss Party A’s interest.

On April 8, 2011, Morgan Stanley received a letter from Party A expressing interest in acquiring the Company at a price ranging from $55 to $60 per share. The letter suggested there be a meeting between Party A’s legal counsel and the Company’s legal counsel to exchange views on the potential implications of the antitrust laws on any combination between Party A and the Company.

On April 14, 2011, the board held a meeting. Joining portions of the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. In an effort to keep the board fully informed of the process, Morgan Stanley reviewed with the board the four preliminary indications of interest received from prospective bidders, as well as its discussions with representatives of each of the private equity firms submitting bids. Morgan Stanley also discussed structural issues with the recapitalization/acquisition proposal and updated the board on the status of discussions with other private equity firms that had signed NDAs but not submitted expressions of interest. Morgan Stanley then reviewed the expression of interest from a potential strategic bidder, Party A. At the request of the board, representatives of WilmerHale presented their preliminary views on the antitrust issues likely to arise from any combination between the Company and Party A, based on the preliminary antitrust analysis undertaken by WilmerHale in the Fall of 2010. The board discussed the antitrust review process, its likely effect on the timing of any transaction, its impact on the certainty of closing any negotiated transaction with Party A and the manner in which the antitrust risks might be addressed in any merger agreement. There was also discussion of the potential adverse effects on the Company’s business if competitively sensitive information were shared or if an acquisition by Party A were to be announced but not closed. After discussion, the board determined that WilmerHale should engage in a conversation with Party A’s legal counsel to better understand Party A’s analysis of the antitrust risks, but that such conversation should take place only after putting in place a confidentiality agreement between counsel sufficient to protect the confidentiality of the competitively sensitive information of both parties. The board also authorized WilmerHale to engage an economic consulting firm to assist it in its analysis. The independent committee also determined to arrange a meeting early the following week between the President of Party A and senior management of the Company, with certain members of the independent committee and board to be in attendance, in order to better assess the expression of interest of Party A.

On April 14, 2011, WilmerHale engaged an economic consulting firm to assist in its antitrust analysis. On April 14 and 15, legal counsel to Party A and WilmerHale negotiated and executed a confidentiality agreement.

On April 15, 2011, representatives of WilmerHale and the economic consulting firm engaged by it held a telephonic meeting with legal counsel to Party A and two economic consultants to Party A. The representatives of Party A discussed their assessment of the risks associated with obtaining antitrust approval for any combination between Party A and the Company and responded to questions from WilmerHale and the economic consulting firm engaged by it. From April 15 until April 18, WilmerHale and the economic consulting firm engaged by it continued their analysis of such antitrust risks.

On April 18, 2011, Ms. Sen and Messrs. Zarkin, Shields, English and Schlesinger of the Company met with the President of Party A. At the meeting, the participants discussed, among other things, their views as to the competitive overlaps between the two companies. The President of Party A stated that Party A was not prepared to agree to significant divestitures if necessary to achieve antitrust clearance for a combination of the Company and Party A. There was no negotiation as to price or other terms of a combination between the Company and Party A.

On April 18, 2011, the board held a telephonic meeting. Also participating were Mr. Eddy, now Chief Financial Officer, Mr. Lon Povich, the Company’s General Counsel, and representatives of Morgan Stanley, WilmerHale and Potter Anderson. Representatives of WilmerHale reviewed the competitive overlap of Party A and the Company and discussed their analysis, and that of their economic consulting firm, as to the antitrust risks associated with any combination of the Company and Party A. WilmerHale reviewed the process associated with antitrust approval, including its likely effect on timing and certainty of closing. There was also discussion among the directors as to the potential harm that would be caused to the Company if competitively-sensitive information were shared with Party A or if a combination between the parties were to be announced but not closed. Representatives of Morgan Stanley reviewed the preliminary indications of interest from the four private equity firms making proposals. There was discussion concerning the price at which the shares of the Company’s common stock might trade if the Company were to announce that it was not going to engage in a strategic transaction at this time, and Morgan Stanley note that, based on various relative price performance and historical valuation metrics, the unaffected share price range of the Company’s common stock could be approximately $40 to $45 per share. There was also discussion concerning the strategic alternative of a leveraged share repurchase program, and representatives of Morgan Stanley noted that a leveraged share repurchase program involving $450 million in fiscal 2012 and $100 million in fiscal 2013 and fiscal 2014 could result in a present value of future stock price of between approximately $44 and $47 per share.

On April 18, 2011, following the meeting of the board, the independent committee held a meeting. Joining the meeting were non-management directors and representatives of Potter Anderson. The directors discussed the preliminary indications of interest from the private equity firms, as well as the alternative of a leveraged share repurchase program. The directors determined that further analysis and discussion would be needed before making any final determination as to whether to pursue negotiations with the private equity firms that had participated in the initial round of bidding or to pursue a leveraged share repurchase program. The directors also discussed the expression of interest by Party A and the associated antitrust risks. After discussion of the antitrust and business risks, the directors determined that it would not be in the best interests of the Company and its stockholders to pursue the expression of interest by Party A.

On April 20, 2011, the independent committee held a telephonic meeting. Joining the meeting were non-management directors, as well as representatives of Morgan Stanley and Potter Anderson. The purpose of the meeting was to allow members of the independent committee to consider whether it was in the best interest of stockholders to continue to further pursue the initial expressions of interest received from private equity firms or to pursue a leveraged share repurchase program. The members of the independent committee discussed possible strategic growth initiatives for the Company, but concluded that, since those initiatives were still preliminary, it would be appropriate to consider them further at a later date. The directors then discussed with representatives of Morgan Stanley the process to be followed for soliciting a second round of proposals from the private equity firms that had submitted initial expressions of interest. The directors determined that any private equity firms that desired to partner with another firm to make a further proposal should enter into a revised NDA specifically authorizing such a partnership. There was further discussion concerning the expression of interest from Party A, and the independent committee reaffirmed its position that it did not believe that pursuing a possible transaction with Party A was in the best interests of the Company and its stockholders in view of the significant antitrust and business risks. After consideration of the alternatives, the independent committee directed representatives of Morgan Stanley to commence a second round of bidding with the private equity firms that had expressed an interest in the Company and to contact representatives of Party A to communicate the Company’s determination not to pursue further a possible transaction between Party A and the Company.

On April 21, 2011, Morgan Stanley contacted the three private equity firms that had submitted all-cash expressions of interest and discussed the process for a second round of bidding. In addition, Morgan Stanley responded to the fourth private equity firm that had proposed a recapitalization/acquisition transaction and requested that they submit an all-cash proposal. On April 25, 2011, such private equity firm submitted an expression of interest to acquire the Company for a cash price within the range of $50 to $53 per share.

In late April a representative of Morgan Stanley called the financial advisor to Party A and informed them that, based on the significant antitrust and business risks, the independent committee had determined not to pursue the possible sale of the Company to Party A.

On April 28, 2011, Morgan Stanley invited the four private equity bidders to attend management presentations.

On April 29, 2011, the Company provided the four private equity bidders with access to an electronic data room containing business, legal and financial information concerning the Company.

From May 3 to May 11, 2011, members of management, together with representatives of Morgan Stanley, made presentations concerning the Company’s business to representatives of the four private equity bidders, and responded to questions and requests for additional information from such firms.

On May 8, 2011, Leonard Green asked Morgan Stanley for approval, in the event that Leonard Green were to submit a final acquisition proposal, to submit a joint acquisition proposal with CVC, which had previously signed an NDA but not submitted an expression of interest, in the bidding process. Morgan Stanley approved this arrangement on May 9, 2011 after a discussion with Mr. Shields, where it was determined that this arrangement was in the Company’s best interests.

On May 12 and May 13, 2011, two of the private equity bidders notified Morgan Stanley that they were no longer interested in pursuing an acquisition of the Company.

Throughout the period from May 11 to June 28, 2011, representatives of the Company continued to respond to requests for information from the remaining private equity bidders.

On May 17, 2011, a telephonic meeting of the board was held. Also present were Mr. Eddy and Mr. Povich and representatives of Morgan Stanley. The directors reviewed the status of the outstanding bids and the next steps and timeline for the process.

On May 26, 2011, the board held a meeting. Joining the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley updated the board on the status of the sale process, including the status of the due diligence reviews of the private equity firms that remained potential bidders for the Company. At the meeting, Ms. Sen presented possible strategic growth initiatives, including contiguous and remote geographic expansion, new retail formats and acquisitions, which might be considered to enhance the Company’s long-term growth. The directors discussed the possible upside benefits and downside risks of such initiatives and concluded that there was at this time too much uncertainty associated with the identified possible growth initiatives to revise the Company’s five-year plan to reflect these initiatives.

On May 26, 2011, following the meeting of the board, the independent committee held a meeting. Joining the meeting were non-management directors, as well as representatives of Morgan Stanley, Potter Anderson and WilmerHale. The directors discussed the ongoing due diligence process by the private equity bidders, particularly insofar as it related to the bidders’ access to highly sensitive business information, and the directors determined that, subject to reasonable precautions to protect the most sensitive information, all requested information should be provided to the private equity bidders.

On May 27, 2011, Morgan Stanley sent final bid invitation letters to Leonard Green/CVC and the other remaining private equity bidder.

On June 3, 2011, Morgan Stanley sent to Leonard Green/CVC and the one other remaining private equity bidder a draft merger agreement prepared by WilmerHale.

On June 8, 2011, the other remaining private equity bidder indicated to Morgan Stanley that it was unlikely to submit a bid to acquire the Company.

On June 16, 2011, Morgan Stanley received a final proposal from Leonard Green/CVC to acquire the Company for $50 per share in an all cash transaction. The Leonard Green/CVC proposal did not contain the receipt of financing as a condition of closing and included the debt commitment letter and equity commitment letters pursuant to which Leonard Green/CVC would secure the funds necessary to consummate the acquisition of the Company. In addition, the proposal contained a detailed and extensive mark-up of the draft merger agreement indicating their position on certain key terms, including provisions relating to termination rights, interim operating covenants, representations and warranties, specific performance rights and termination fees, including a Company termination fee and a reverse termination fee, each in the amount of $125,000,000, and an expense reimbursement for Buyer of up to $10,000,000 (not creditable toward the Company termination fee).

On June 17, 2011, Leonard Green filed an amendment to its Schedule 13D filing with the SEC disclosing that Leonard Green and CVC had submitted a joint proposal to acquire the Company.

On June 20, 2011, the board held a meeting during which representatives of Morgan Stanley reviewed the principal terms of the Leonard Green/CVC proposal of $50.00 per share, including the terms of its committed financing. It was determined that the full board should meet, rather than the independent committee alone, so that all directors could be informed of the Leonard Green/CVC offer. Joining the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley reviewed the principal terms of the Leonard Green/CVC proposal of $50.00 per share, including the terms of its committed financing. Representatives of Morgan Stanley noted that representatives of Leonard Green had indicated to them that their current proposal was at the low end of their initial expression of interest primarily due to their assessment, after diligence, of the risks associated with the future growth of the Company and the significant amount of information technology, or IT, investment required to upgrade the Company’s current systems. Morgan Stanley also reviewed its financial analyses previously provided to the board, updated to reflect current market data. Representatives of WilmerHale reviewed the key issues presented by Leonard Green/CVC’s mark-up of the merger agreement, including provisions relating to the ability of the Company, post-signing, to respond to superior proposals and the amounts of the termination fees payable by each party under certain circumstances. At this point, the board meeting adjourned, Mr. Zarkin and Ms. Sen left the meeting and the independent committee, with non-management directors present, held a meeting of the independent committee to discuss how to respond to Leonard Green/CVC’s offer. After discussion, it was the consensus of the independent committee that Morgan Stanley should communicate to Leonard Green/CVC that $50.00 was insufficient and that all directors would support an acquisition at a price of $55.00 per share.

On June 22, 2011, a representative of Morgan Stanley called representatives of Leonard Green and CVC and conveyed the independent committee’s $55.00 per share proposal.

On June 23, 2011, the board held a telephonic meeting. Joining the meeting were representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley reported that Leonard Green and CVC had not reacted favorably to the independent committee’s proposal.

Later on June 23, 2011, representatives of Leonard Green and CVC called a representative of Morgan Stanley and increased their offer to $50.75 per share.

On June 24, 2011, independent committee held a meeting. Joining in the meeting were non-management and management directors, and, for a portion of the meeting, representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley provided an update regarding discussions with Leonard Green and CVC and reported that they had increased their proposal to buy the Company from $50.00 to $50.75 per share. There was discussion among the directors as to the sufficiency of the $50.75 per share offer. The members of the independent committee, joined by the other non-management directors, then met in executive session. The non-management directors discussed with representatives of Morgan Stanley the financial analyses previously prepared by Morgan Stanley. It was the consensus of the independent committee that the Company should seek to obtain an increased price from Leonard Green and CVC. After further discussion, the independent committee instructed representatives of Morgan Stanley to reject the offer of $50.75 and propose a price of $52.50 per share.

On June 24, 2011, representatives of Morgan Stanley called representatives of Leonard Green and CVC and communicated the determination of the independent committee to reject the $50.75 per share offer and proposed a price of $52.50 per share.

Later on June 24, 2011, representatives of Leonard Green and CVC called Morgan Stanley and stated that they would increase their offer to $51.25 per share. They also stated this was their “best and final” offer.

Subsequently on June 24, 2011, the independent committee held a telephonic meeting. Joining the meeting were other non-management and management directors and representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of Morgan Stanley reviewed the increase in price offered by Leonard Green/CVC, and, after discussion, the independent committee authorized Morgan Stanley to communicate to Leonard Green/CVC that the $51.25 price per share would be acceptable in principle, subject to satisfactory negotiation of a definitive merger agreement.

From June 24 to June 28, 2011, representatives of WilmerHale and Latham & Watkins negotiated the terms of the definitive merger agreement, including the terms relating to the ability of the Company to respond to superior proposals and the amounts of the termination fees payable by each party under certain circumstances. During these negotiations, it was agreed that the reverse termination fee would be $175,000,000, the Company termination fee would be $80,000,000 and that Buyer would be entitled to expense reimbursement of up to $7,500,000 (and such expense reimbursement would be credited against the Company termination fee). They also negotiated the terms of a related company stockholders agreement, debt and equity financing commitments and guarantee.

On June 27, 2011, upon authorization from the independent committee, representatives of Leonard Green and CVC had a dinner meeting with Ms. Sen and Mr. Eddy of the Company, together with a representative of Morgan Stanley, to discuss generally the expected roles of management following the closing. The representatives of Leonard Green and CVC communicated to Ms. Sen and Mr. Eddy that upon the closing of the merger they were prepared to create an equity incentive plan at Buyer and they would offer management as a group the opportunity to roll-over a portion of their equity in the Company into equity of Buyer or to invest directly in the equity of Buyer. No specific proposals were made to management, and there was no negotiation or agreement with respect to any of these matters.

On June 28, 2011, the independent committee held a telephonic meeting. Joining the meeting were other non-management and management directors, and representatives of Morgan Stanley, Potter Anderson and WilmerHale. Representatives of WilmerHale summarized the principal terms and conditions of the definitive merger agreement between the Company and Buyer, as well as the equity commitment letters, debt commitment letter and guarantee furnished by Leonard Green and CVC. Representatives of Potter Anderson then reviewed the directors’ fiduciary duties in connection with the sale of the Company. Representatives of Morgan Stanley then reviewed Morgan Stanley’s financial analyses of the proposed transaction, which are described under “The Merger — Opinion of Morgan Stanley & Co. LLC” below, and delivered Morgan Stanley’s oral opinion that, as of the date of the opinion, and based upon and subject to the various customary assumptions and limitations to be set forth in the written opinion, that the $51.25 per share merger consideration to be paid in cash to the holders of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Morgan Stanley subsequently delivered its written opinion, dated June 28, 2011, confirming its oral opinion. The full text of the written opinion of Morgan Stanley, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Annex B.

The independent committee then resolved, by unanimous vote, to recommend to the board that the board determine that the merger is in the best interest of the Company and its stockholders, approve the merger agreement and the merger, recommend that the stockholders vote their shares of Company common stock in favor of adoption of the merger agreement and direct that the merger agreement be submitted to the stockholders for their adoption at a stockholders meeting.

Following the meeting of the independent committee, at a meeting of the full board, the board resolved, by unanimous vote, on the recommendation of the independent committee, that the merger is in the best interests of the Company and its stockholders and the board approved the merger agreement and the merger and the other transactions contemplated thereby. The board also recommended that the stockholders adopt the merger agreement and resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders.

On June 28, 2011, the Company, Buyer and Transitory Subsidiary executed and delivered the merger agreement, Leonard Green and CVC executed and delivered the equity commitment letters and guarantee, and the commitment parties executed and delivered the debt commitment letter.

In the morning on June 29, 2011, the parties issued a joint press release announcing the merger.

Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee

At a meeting held on June 28, 2011, the independent committee, by a unanimous vote of all of its members, determined that the merger agreement as well as the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, recommended that the board of directors approve the merger agreement and the merger, and the execution, delivery and performance by the Company of its obligations under the merger agreement, and recommended that the board of directors submit the merger agreement to the stockholders for their consideration at the special meeting and recommend that our stockholders vote to adopt the merger agreement.

At a meeting held immediately thereafter on June 28, 2011, the board of directors, acting upon the recommendation of the independent committee, by a unanimous vote of all directors, determined that the merger agreement and the terms and conditions of the merger and the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, approved the merger agreement and the merger, approved the execution, delivery and performance by the Company of its obligations under the merger agreement, resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting and recommended that our stockholders vote to adopt the merger agreement.

Before making its recommendation, the board of directors considered the recommendation of the independent committee and consulted with the independent committee and its outside legal and financial advisors, with the board’s outside legal advisors and with our senior management team. In reaching their recommendations, the board and the independent committee each considered the following material factors that the board of directors and the independent committee believe support such determinations, recommendations, approvals, and resolutions:

•	the directors’ knowledge of the Company’s business, financial condition and results of operations, on both a historical and a prospective basis;

•

the directors’ evaluation of the possible alternatives to a sale, including continuing as a public company, conducting stock repurchases, implementing dividends or undertaking a recapitalization. The independent committee and the board of directors evaluated each alternative with the assistance of the independent committee’s financial advisor, Morgan Stanley, and determined that such alternatives were likely to be less favorable to the Company’s stockholders than the merger given the potential risks, rewards and uncertainties associated with each such alternative;

•

the period of time that it could take before the present value of the future trading price of the Company’s common stock would reach the per share merger consideration value of $51.25, if the Company terminated its exploration of strategic alternatives and continued to operate as an independent public Company; in connection with this factor, the directors considered the historical trading prices of the Company’s common stock, the expectation that the Company would have to make significant investments in information technology in the short-term and then sustain over the long-term investments in information technology at much higher than historical levels, as well as the risks that the Company would not be able to significantly improve its long-term growth initiatives such as geographic expansion without adversely affecting profitability and the market price for the Company’s common stock;

•	the fact that the $51.25 per share price to be paid in cash in respect of each share of Company common stock represents:

•	an approximately 7% premium to the closing price for the Company common stock on the NYSE on June 28, 2011, the day before the merger was announced; and

•	an approximately 38% premium to the closing price for the Company common stock on the NYSE on June 30, 2010, the day before Leonard Green announced a 9.5% ownership stake in the Company;

•

the fact that the merger consideration is to be paid in all cash, which provides value certainty to the Company’s stockholders and allows them to monetize their investment in the Company in the near future, while avoiding long-term business risk;

•

the financial analyses and oral opinion, subsequently confirmed in writing, of Morgan Stanley to the independent committee that, as of June 28, 2011, the $51.25 per share merger consideration to be paid in cash to the holders of shares of Company common stock pursuant to the merger agreement is fair, from a financial point of view, to the holders of Company common stock as more fully described below in “The Merger — Opinion of Morgan Stanley & Co. LLC” beginning on page 45;

•	the likelihood that the merger would be completed, based on, among other things:

•

the fact that Buyer and Transitory Subsidiary had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the commitment parties and the obligation of Buyer to use its reasonable best efforts to obtain the debt financing;

•	the absence of a financing condition in the merger agreement;

•

the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated substantive issues in connection with HSR Act clearance and that there are no other significant required regulatory approvals that are required to close the merger;

•

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Buyer will pay the Company a $175 million termination fee, as described under “The Merger Agreement — Termination Fees” beginning on page 93, without the Company having to establish any damages, the payment of which is guaranteed by affiliates of Leonard Green and CVC, severally and not jointly, pursuant to the guarantee;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, as described under “The Merger Agreement — Limitation on Remedies and Liability Cap” beginning on page 94 and to enforce specifically the terms of the merger agreement; and

•	the reputation of Leonard Green and CVC and their ability to complete large acquisition transactions.

•

the procedural safeguards implemented by the board of directors and the independent committee to permit the independent committee to represent effectively the interests of the Company’s unaffiliated stockholders, including:

•

the fact that the independent committee, which consisted of five independent, non-management directors who are not affiliated with Leonard Green, CVC or any entity controlled by either Leonard Green or CVC, met, along with the committee’s financial and legal advisors, 15 times between September 1, 2010 and June 28, 2011, the date the merger agreement was signed (in addition to joint meetings with the board of directors), that the independent committee selected and retained its own financial and legal advisors, that members of the independent committee actively set strategy for and oversaw the negotiation of pricing and other terms with Leonard Green and CVC and did not permit discussions with management as to potential compensation arrangements until after all price negotiations and substantially all merger agreement negotiations had been concluded, and ultimately recommended unanimously to the board of directors that the board of directors approve and adopt the merger agreement and the merger and the execution, delivery and performance by the Company of its obligations under the merger agreement, and recommended that the board of directors submit the merger agreement to the stockholders for their consideration at the special meeting and recommend that our stockholders vote to adopt the merger agreement;

•

the fact that the Company engaged in a comprehensive auction process, which was publicly announced by press release on February 3, 2011, and that the joint bid by Leonard Green and CVC was the only formal proposal to acquire the Company;

•

the fact that, other than their receipt of directors’ fees and their interests described under “The Merger — Interests of Certain Persons in the Merger” beginning on page 59, members of the independent committee do not have interests in the merger different from, or in addition to, those of the Company’s stockholders generally;

•

the sales process implemented by the independent committee and its negotiations with Leonard Green and CVC, which, among other things, resulted in an increase from an initial offer of $50.00 per share of Company common stock on June 16, 2011 to $51.25 per share of Company common stock and resulted in better contractual terms than those initially proposed by Leonard Green and CVC, including a significantly larger termination fee payable by Buyer under certain circumstances; and

•

the fact that, as of the execution of the merger agreement, members of senior management were not party to any binding agreements or arrangements with Buyer regarding their post-closing employment with or equity participation in the surviving corporation, including with respect to any equity roll-over;

•

the other terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including the nature of the parties’ representations, warranties and covenants and provisions regarding deal certainty. The board of directors believed, after reviewing the merger agreement with its legal advisors, that the merger agreement offered reasonable assurances as to the likelihood of consummation of the merger, did not impose unreasonable burdens on the Company and would not preclude another party from submitting a superior proposal. In particular, the board of directors noted:

•

that the Company would have the ability to respond to persons submitting takeover proposals to the Company that did not result from a breach by the Company of its obligations relating to the solicitation of takeover proposals to clarify the terms and conditions of such proposals and engage in discussions or negotiations with such persons, and furnish information pursuant to an acceptable confidentiality agreement, if the board of directors determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such takeover proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;

•	the ability of the board of directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that its stockholders vote to adopt the merger agreement;

•

the Company’s ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Buyer to have an opportunity to match the superior proposal), provided that the Company concurrently pays a $80 million termination fee, which is approximately 2.8% of the equity value of the Company, as described under “The Merger Agreement — Termination Fees” beginning on page 93;

•

that the $175 million termination fee payable by Buyer, which is approximately 6.2% of the equity value of the Company, would become payable in certain circumstances, as described under “The Merger Agreement — Termination Fees” beginning on page 93 and “The Merger Agreement — Limitation on Remedies and Liability Cap” beginning on page 94; and

•	the closing conditions to the merger, including the fact that the obligations of Buyer and Transitory Subsidiary under the merger agreement are not subject to a financing condition;

•

the rights of stockholders who have perfected and not otherwise waived, withdrawn or lost their appraisal rights, to seek statutory appraisal of their shares of Company common stock under Delaware law.

The independent committee and the board of directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

•

the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under “The Merger — Financing of the Merger” beginning on page 53, is not obtained, even though the merger is not conditioned on the receipt of such financing;

•

the fact that Buyer and Transitory Subsidiary are newly formed corporations with essentially no assets other than the equity commitments of funds affiliated with Leonard Green and CVC and that the Company’s remedy in the event of breach of the merger agreement by Buyer or Transitory Subsidiary may be limited to receipt of the $175 million termination fee, which is guaranteed by each of the funds, severally and not jointly, and that under certain circumstances the Company may not be entitled to such termination fee;

•

the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;

•

the potential negative effect of the pendency of the merger, or a failure to complete the merger, could have on the Company’s business and relationships with its employees, vendors, landlords, customers and the communities in which it operates;

•

the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on vendor, landlord and customer relationships;

•	the fact that current stockholders of the Company would not have the opportunity to participate in any possible growth and profits of the Company following the merger;

•

the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company, including up to $7.5 million in Buyer’s expenses and a termination fee of $80 million (subject to a credit for any Buyer expenses previously paid);

•	the fact that the trading prices of the Company’s common stock had exceeded $51.25 in recent trading, including a high of $52.46 on May 18, 2011;

•

the fact that if the proposed merger is not completed, the Company will be required to pay its expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement, as well as, under certain circumstances discussed above, Buyer’s expenses and the applicable termination fee; and

•	the fact that the merger will be a taxable transaction to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The independent committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in their recommendations with respect to the merger agreement. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 59.

The foregoing discussion of the information and factors considered by the independent committee and the board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Morgan Stanley & Co. LLC

The independent committee retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the proposed merger. The independent committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company. At the meeting of the Company’s independent committee on June 28, 2011, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of June 28, 2011, and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by holders of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of June 28, 2011, is attached hereto as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the independent committee and addresses only the fairness from a financial point of view of the consideration to be received by holders of Company common stock pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to whether or not any holder of Company common stock should vote at any stockholder’s meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company common stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly-traded companies comparable with the Company and its securities;

7)	Participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

8)	Reviewed the merger agreement, the draft financing letters substantially in the form of the drafts dated June 16, 2011 and certain related documents; and

9)	Performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the definitive merger agreement would not differ in any material respect from the draft furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the benefits expected to be derived in the proposed merger.

As stated in its opinion, Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, including, without limitation, any consideration received in connection therewith by, the holders of any class of securities or instruments, creditors or other constituencies of the Company. Morgan Stanley also expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the Company common stock in the transaction. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of June 28, 2011. Events occurring after June 28, 2011 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated as of June 28, 2011. The various analyses summarized below were based on the closing price of $47.86 per share of the Company common stock as of June 10, 2011. Morgan Stanley did not update its analysis based on the closing price of $47.67 per share of the Company common stock as of June 27, 2011 to be consistent with materials previously shown to the independent committee on June 20, 2011 and considering the takeover speculation present in the Company’s common stock and the relatively immaterial change in price of the Company’s common stock between June 10, 2011 and June 27, 2011. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Share Price Analysis

Morgan Stanley reviewed the range of closing prices of the Company common stock for the 52-week periods ending on June 30, 2010 (the day before Leonard Green announced a 9.5% ownership stake in the Company) and June 10, 2011. Morgan Stanley observed the following:

52-Week Period Ending	Range of Prices
June 30, 2010	$30–41 / Share
June 10, 2011	$37–52 / Share

Morgan Stanley noted that the per share merger consideration of $51.25 reflected a 7% premium to the closing price per share of the Company common stock as of June 10, 2011 and a 38% premium to the closing price per share of the Company common stock as of June 30, 2010.

Sell-Side Research Analysts’ Future Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for the Company common stock prepared and published by sell-side research analysts prior to June 10, 2011. These one-year forward targets reflected each analyst’s estimate of the future public market trading price of the Company common stock and are not discounted to reflect present values. The range of undiscounted analyst price targets for the Company common stock was $42.00 to $60.00 per share as of June 10, 2011 and Morgan Stanley noted that the median undiscounted analyst price target was $55.00 per share. The range of analyst price targets per share for the Company common stock discounted at 8.5% to reflect the Company’s cost of equity, based on a weighted average cost of capital analysis for the Company, was $39 to $55 per share as of June 10, 2011, and Morgan Stanley noted that the median discounted analyst price target was $51 per share. Morgan Stanley also noted that certain of the sell-side research price targets explicitly took into account the potential for a change of control transaction in arriving at their price targets due to public disclosure of the Company’s review of strategic alternatives. Morgan Stanley observed the following:

Sell-Side Research Analysts’ Future Price Targets	Range of Prices
As of 6/10/2011 (Undiscounted)	$42–60 / Share
As of 6/10/2011 (Discounted)	$39–55 / Share

Public Market Trading Benchmarks

Using publicly available information, Morgan Stanley compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which Morgan Stanley determined to be analogous to the Company. These companies were selected, among other reasons, because they share similar business characteristics to the Company based on operational characteristics and/or financial metrics. These companies were the following:

•	Costco

•	Wal-Mart

•	Target

•	Safeway

•	Kroger

For purposes of this analysis, Morgan Stanley used two sets of financial forecasts: (1) the “Street Case,” based on estimates of Wall Street analysts; and (2) the “Adjusted Management Case,” based on the estimates provided by the Company which are summarized under “The Merger — Financial Forecasts,” adjusted for share repurchases, which were contemplated by the Company but were not included in their financial forecast. Per the Company’s guidance, Morgan Stanley assumed $200 million of share repurchases in the fiscal year ending 2012 and $100 million of share repurchases in the fiscal year ending 2013 and thereafter.

The following table summarizes Morgan Stanley’s analysis:

Diluted Earnings Per Share – Adjusted for Share Repurchases	$ /Share
Fiscal year ending 2012	2.89
Fiscal year ending 2013	3.16
Fiscal year ending 2014	3.33
Fiscal year ending 2015	3.47
Fiscal year ending 2016	3.63

Using the closing price of the Company common stock as of June 10, 2011 and the number of shares of the Company common stock then outstanding, Morgan Stanley calculated, for each of the comparable companies and the Company, the following:

•	the ratio of price to estimated earnings per share, or EPS, for calendar year 2011 (in each case, based on publicly available consensus estimates for the comparable companies); and

•

the ratio of aggregate value, to estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2011 (in each case, based on publicly available consensus estimates for the comparable companies).

The following table presents the results of the Morgan Stanley calculations:

Comparable Company Analysis	Range of Prices
12.0–15.0x CY2011E EPS
Adjusted Management Case: $2.86	$34–43 / Share
Street Case: $2.85	$34–43 / Share
5.0–6.5x CY2011E EBITDA
Adjusted Management Case: $396MM	$40–50 / Share
Street Case: $396MM	$40–50 / Share

Morgan Stanley noted that the merger consideration per share to be received by holders of shares of the Company common stock pursuant to the merger agreement was $51.25 per share.

No company utilized in the comparable company analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis

Morgan Stanley calculated a range of equity values per share for the Company based on a discounted cash flow analysis which is designed to imply a value of the Company as a standalone entity by calculating the present value of projected unlevered future free cash flows of the Company. Morgan Stanley utilized management projections for fiscal years ending 2012 through 2016 and extrapolated a 2017 EBITDA estimate for purposes of terminal value calculation assuming 5% growth in Net Sales and an EBITDA margin equal to that of 2016. Morgan Stanley calculated the net present value of free cash flows for the Company for the fiscal years ending 2012 through 2016 and calculated terminal values based on the extrapolated 2017 EBITDA and an EBITDA multiple ranging from 5.25x to 6.25x, based on selected publicly traded companies engaged in businesses which Morgan Stanley determined to be analogous to the Company. These companies were selected, among other reasons, because they share similar business characteristics to the Company based on operational characteristics and/or financial metrics. These values were discounted to present values at a discount rate of 8.5%, based on a weighted average cost of capital analysis for the Company.

No company utilized in the determination of the terminal EBITDA multiple for the discounted cash flow analysis is identical to the Company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the businesses of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

The following table summarizes Morgan Stanley’s analysis:

Discounted Cash Flow Analysis	Range of Prices
8.5% Discount Rate; 5.25–6.25x EBITDA Terminal Multiple	$47–53 / Share

Morgan Stanley noted that the merger consideration per share to be received by holders of shares of the Company common stock pursuant to the merger agreement was $51.25 per share.

Hypothetical Future Stock Price Analysis

Morgan Stanley performed a hypothetical future stock price analysis which is designed to provide insight into the estimated future value of the Company common stock based on the Company’s estimated future earnings and potential price to earnings ratios. The resulting values are subsequently discounted to arrive at a present value for the Company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of the Company common stock on a standalone basis.

Morgan Stanley analyzed the future earnings estimates of the Company based on two financial cases:

•	Status Quo: based on the Adjusted Management case; and

•	Leveraged Share Repurchase: based on the Adjusted Management Case but assuming an additional $250 million in incremental share repurchases funded through borrowings.

Morgan Stanley used the following price to earnings ratios: (1) 13.8x, which represents the forward price-to-earnings multiple that the Company was trading at on June 30, 2010 (the day before Leonard Green announced a 9.5% ownership stake in the Company); and (2) 15.0x, which represents the three-year average forward price-to-earnings multiple for the Company as of June 10, 2011. For present value calculations, Morgan Stanley utilized a discount rate of 8.5% with respect to the Status Quo scenario and 9.0% with respect to the Leveraged Share Repurchase scenario to reflect the Company’s cost of equity and based on a weighted average cost of capital analysis for the Company.

The following table summarizes Morgan Stanley’s analysis:

Discounted Equity Value Analysis	Range of Prices
	13.8x NTM P / E	15.0x NTM P / E
Status Quo Scenario	$39–41 / Share	$42–45 / Share
Leveraged Share Repurchase Scenario	$42–45 / Share	$45–49 / Share

Morgan Stanley noted that the merger consideration per share to be received by holders of shares of the Company common stock pursuant to the merger agreement was $51.25 per share.

Leveraged Buyout Analysis

Morgan Stanley performed an illustrative leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of the Company. For purposes of this analysis, Morgan Stanley assumed that a financial buyer would attempt to realize a return on its investment in fiscal year ending 2016, with a valuation of the Company realized by the financial sponsor in such subsequent exit transaction based on an 6.5x aggregate value to fiscal year 2016 EBITDA multiple based on management estimates. Morgan Stanley utilized management projections in performing its analysis. For purposes of this analysis, Morgan Stanley also assumed an illustrative multiple of lease-adjusted debt to last-twelve-months earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, at the transaction date of 5.5x. Morgan Stanley then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of between 15% and 20%. This analysis implied a value range of $48 per share to $52 per share using management projections. Morgan Stanley noted that the assumed value of the merger consideration to be received by holders of shares of the Company common stock pursuant to the merger agreement was $51.25.

Precedent Change of Control Premiums Analysis

Morgan Stanley reviewed the premiums paid of selected U.S. public company transactions (including mergers of equals) that were announced since 1990 in which the target company was a publicly traded company and the transaction value was greater than $100 million.

Morgan Stanley selected representative ranges of implied premiums and applied these ranges of premiums to the unaffected price of the Company common stock of $37.01 as of June 30, 2010 (the day before Leonard Green announced a 9.5% ownership stake in the Company). The following summarizes Morgan Stanley’s analysis:

Precedent Change of Control Premiums Range	Range of Prices
30–40%	$48–52 / Share

Morgan Stanley noted that the merger consideration per share to be received by holders of shares of the Company common stock pursuant to the merger agreement was $51.25 per share.

General

In connection with the review of the merger by the Company’s independent committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of Company common stock and in connection with the delivery of its opinion, dated June 28, 2011, to the Company’s independent committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of the Company common stock might actually trade.

The per share merger consideration to be received by the holders of shares of the Company common stock was determined through arm’s length negotiations between the Company, Leonard Green and CVC and was recommended by the independent committee and approved by the Company’s board of directors. Morgan Stanley provided advice to the Company’s independent committee during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to the Company or its directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Company’s independent committee was one of many factors taken into consideration by the Company’s independent committee in resolving, by unanimous vote, to recommend to the board that the board approve the execution of the merger agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Company’s directors with respect to the merger consideration, or of whether the Company’s directors would have been willing to agree to different consideration.

The Company’s independent committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise and its knowledge of the business affairs of the Company. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Company’s independent committee financial advisory services and a financial opinion in connection with the merger, and the Company has agreed to pay Morgan Stanley an aggregate fee of approximately $20,000,000 for its services, all of which is contingent upon the closing of the merger. The Company has also agreed to reimburse Morgan Stanley for its reasonable documented expenses, including fees of outside counsel and other professional advisors, incurred in connection with its services, which expenses shall not exceed $50,000 without the prior consent of the Company, such consent not to be unreasonably withheld. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Leonard Green and CVC unrelated to the merger and has received fees in connection with such services, aggregating $6,256,000. Morgan Stanley may also seek to provide such services to Leonard Green, CVC and the Company in the future and expects to receive fees for the rendering of these services. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Financial Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results (other than certain short-term guidance regarding net income and earnings per diluted share and, from time to time, net sales increase, comparable club sales increase, impact of gasoline on comparable club sales, merchandise comparable club sales increase, membership fee growth increase, depreciation expense, preopening expense, income tax rate, and certain longer-term guidance such as store growth plans) and is especially cautious of making financial forecasts because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided projections to our directors and their advisors, as well as to prospective bidders and their financing sources in connection with their due diligence review of the Company, which contained certain non-public financial forecasts that were prepared by our management.

A summary of the financial forecasts included in the projections has been included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these financial forecasts were made available to our directors and their advisors, as well as to prospective bidders and their financing sources. The inclusion of this information should not be regarded as an indication that our directors or their advisors, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the summary financial forecasts included below were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 20. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. We have made no representation to Leonard Green, CVC, Buyer or Transitory Subsidiary in the merger agreement concerning these financial forecasts.

Readers are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.

The following is a summary of the financial forecasts for the Company prepared by our management and provided to our directors and their advisors, as well as to prospective bidders and their financing sources:

	FY2012(1)	FY2013(1)	FY2014(1)	FY2015(1)	FY2016(1)
	(dollars in millions except per share amounts)
Net sales	$11,431	$12,151	$13,072	$14,049	$15,062
Membership fees	210	227	240	252	266
EBIT	259	270	278	284	292
EBITDA	397	422	446	472	498
EBITDAR	592	630	670	712	754
Net income	152	159	164	168	172

Capital expenditures	$187	$207	$209	$214	$215
Unlevered free cash flow	$157	$100	$114	$137	$160

Merchandise gross margin	14.6%	14.6%	14.7%	14.7%	14.8%

(1)	Fiscal year forecasts reflect the Company’s fiscal year ending on the last Saturday of January in the year noted.
(2)	Unlevered free cash flow is comprised of EBITDA less adjusted taxes, less capital expenditures and less changes in working capital.

In preparing the financial forecasts our management made the following material assumptions:

•	7 club openings per year in the Company’s current geography with no expansion into new markets;

•	planned capital expenditures for each fiscal year include approximately $50 million of information technology investment;

•	no share repurchases and the continued issuance of stock based compensation;

•	merchandise sales increase approximately 6.5% to 7.5% per fiscal year with comparable club merchandise sales increases in the 3.5% to 4.0% range;

•

membership fees as a percentage of sales increase approximately 9% in both FY2012 and FY2013 due to a $5 fee increase made in January 2011 that is recognized ratably over the 12 month membership term, and this $5 fee increase increases cash by approximately $20 million in FY2012; and

•	membership fee growth of 5% to 6% in FY2014 thru FY2016 based on increased membership and no fee increases.

Financing of the Merger

Leonard Green and CVC anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of the record date, would be approximately $2.8 billion; and

•	pay all fees and expenses related to the merger and the financing of the merger,

will be funded through a combination of:

•

up to $320 million of equity financing to be provided or secured by the LGP funds and up to $320 million of equity financing to be provided or secured by the CVC funds, or other parties to whom the LGP funds or the CVC funds allocates a portion of their respective commitment pursuant to the equity commitment letters described below;

•

a $1.250 billion senior secured first lien term facility, a $425 million senior secured second lien term facility and a senior secured first lien asset-based facility with a maximum availability of $900 million; and

•	cash on hand of the Company.

Buyer has obtained the equity commitment letters and the debt commitment letter described below. The funding under those financing letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the financing letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing letters fails to fund the committed amounts in breach of such financing letters or if the conditions to the commitments to fund the amounts set forth in such financing letters are not met. The failure of Buyer and Transitory Subsidiary to obtain any portion of the committed financing (or alternate financing) is likely to result in the failure of the merger to be consummated. In that case, Buyer may be obligated to pay the reverse termination fee to the Company, as described under “The Merger Agreement — Termination Fees” beginning on page 93. Buyer’s obligation to pay the reverse termination fee is guaranteed by the funds pursuant to the guarantee referred to below.

Equity Financing

Buyer has entered into the equity commitment letters with the funds, dated June 28, 2011, pursuant to which the funds have committed, on a several (not joint and several) basis, to purchase, and/or through one or more of their affiliated entities or co-investors, cause the purchase of, equity securities of Buyer, at or prior to the closing of the merger, for an amount equal to $640 million in the aggregate to fund (i) the merger consideration and any other amounts required to be paid by Buyer, Transitory Subsidiary and the surviving corporation pursuant to the merger agreement and (ii) all related fees and expenses required to be paid by Buyer, Transitory Subsidiary and the surviving corporation pursuant to the merger agreement.

Each fund may allocate all or a portion of its equity commitment to other investors. However, the assignment of any portion of the equity commitment to other investors will reduce such fund’s commitment to make or secure capital contributions pursuant to the equity commitment letters only by the amount actually contributed to Buyer by such other investors at or prior to the closing of the merger for the purpose of funding a portion of the merger consideration and that is so applied.

The funds’ obligations to fund the equity financing contemplated by the equity commitments are generally subject to:

•	the execution and delivery of the merger agreement (which took place on June 28, 2011);

•	the satisfaction or waiver of each of the conditions to Buyer’s and Transitory Subsidiary’s obligations to effect the closing of the merger;

•	the substantially simultaneous closing of the equity investment contemplated by each of the CVC and LGP commitment letters, respectively;

•

the debt financing or any alternate financing that Buyer and Transitory Subsidiary accept from alternate sources in accordance with the merger agreement has been funded or will be funded in accordance with the terms thereof if the equity financing is funded at closing; and

•	the substantially simultaneous consummation of the merger in accordance with the terms and conditions of the merger agreement.

The Company is a third-party beneficiary of the equity commitment letters to the extent that:

•

the Company seeks specific performance of Buyer’s obligation to cause the funds to fund their respective equity commitments in certain circumstances in accordance with the terms of the merger agreement and the equity commitment letters; or

•

the Company directly seeks specific performance of each fund’s obligation to fund its equity commitment in certain circumstances in accordance with the terms of the merger agreement and the equity commitment letters.

The obligation of each fund to fund its respective equity commitment will terminate upon the earliest to occur of:

•	the closing and funding in full of the equity commitment under its equity commitment letter;

•	the valid termination of the merger agreement by Buyer pursuant to its terms;

•

the valid termination of the merger agreement by the Company pursuant to its terms (unless the Company shall have previously commenced an action seeking specific performance of the fund’s obligations to fund its equity commitment);

•

the Company, or any person claiming by, through or for the benefit of the Company, receiving payment in full of the reverse termination fee pursuant to the merger agreement or the guarantee in respect of such obligations; and

•

the Company or any of its affiliates, or any person claiming by, through or for the benefit of the Company, asserting a claim against any party expressly excluded by the guarantee or asserting a claim against any of the funds or certain of their affiliates under or in connection with the merger agreement other than claims expressly permitted by the guarantee;

and, in the case of the third bullet point above, if the Company shall have previously commenced an action under the equity commitment letters prior to such date, the equity commitment letters will terminate upon the final, non-appealable resolution of such action and satisfaction by the funds of any obligations finally determined or agreed to be owed by the funds.

Debt Financing

In connection with the entry into the merger agreement, Buyer received the debt commitment letter, dated June 28, 2011, from the commitment parties. Pursuant to the debt commitment letter, the lenders have committed to provide an aggregate of $2.575 billion in debt financing to Buyer and Transitory Subsidiary, consisting of (i) a senior secured first lien asset-based facility with a maximum availability of $900 million, (ii) a senior secured first lien term facility in an aggregate principal amount of $1.250 billion and (iii) a senior secured second lien term facility in an aggregate principal amount of $425 million on the terms and subject to the conditions set forth in the debt commitment letter. Unless otherwise agreed by the parties, the debt commitment letter will terminate at 11:59 p.m., New York City time, on December 15, 2011 or such earlier date which is the earlier of (i) the date on which the merger agreement is terminated in accordance with its terms and (ii) the date of the consummation of the merger.

The debt facilities contemplated by the debt commitment letter are subject to the following closing conditions:

•

that, (a) from January 29, 2011 to the date of the debt commitment letter, except as set forth in section 3.7 of the “Company Disclosure Letter” (as defined in the merger agreement) or as disclosed in any “Filed Company SEC Reports” (as defined in the merger agreement) filed on or after February 1, 2010 and prior to the date of the merger agreement (other than disclosure in the Filed Company SEC Reports referred to in the “Risk Factors” and “Forward Looking Statements” sections in such Filed Company SEC Reports that are forward-looking in nature), there shall not have been a “Company Material Adverse Effect” (as defined in the merger agreement) and (b) since the date of the debt commitment letter, there shall not have occurred any Company Material Adverse Effect, in each case in clauses (a) and (b) that would result in the failure of a condition precedent to Buyer’s obligations to consummate the merger under the merger agreement;

•

the execution and delivery by the borrower under the debt facilities of credit agreements with respect to the debt facilities consistent with the applicable provisions of the debt commitment letter and the “Documentation Principles” (as defined in the debt commitment letter);

•

the accuracy of certain representations made by the Company in the merger agreement referred to as the “Merger Agreement Representations” and certain representations made by the borrower in the debt commitment letter referred to as the “Specified Representations” in all material respects;

•

the consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers thereto in any material respect by Buyer in a manner materially adverse to the commitment parties, in their capacity as such, without the consent of the commitment parties, (such consent not to be unreasonably withheld or delayed)) concurrently, or substantially concurrently, with the initial funding of the debt facilities contemplated by the debt commitment letter;

•

the consummation of the equity contribution by Leonard Green, CVC and/or its affiliates pursuant to the equity commitment letters and by other investors concurrently, or substantially concurrently, with the initial funding of the debt facilities contemplated by the debt commitment letter;

•

on the closing date, after giving effect to the merger, the other transactions contemplated by the merger agreement and debt and equity financing, Buyer, the borrower under the debt facilities or any of their subsidiaries will not have any material indebtedness for borrowed money other than (a) the debt facilities contemplated by the debt commitment letter, (b) any indebtedness permitted to be incurred or remain outstanding after the consummation of the merger pursuant to the terms of the merger agreement and (c) other limited indebtedness to be agreed upon;

•

the receipt of a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the closing date for which financial statements are available, prepared after giving effect to the merger and other transactions contemplated by the merger agreement and the debt and equity financing, as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income);

•

the receipt of the following closing documents (or, in the case of the solvency certificate, the use by Buyer of its commercially reasonable efforts to deliver a solvency certificate): a solvency certificate, customary legal opinions, customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable), a customary payoff letter with respect to the Company’s existing credit agreement, evidence of insurance, customary lien searches requested by the applicable commitment parties no less than 30 days prior to the date the merger is required to be consummated pursuant to the terms of the merger agreement, customary borrowing base certificate and a customary borrowing request;

•

the use by Buyer of its commercially reasonable efforts to (a) have made senior management of the Company available to participate in meetings with prospective lenders for a period of at least 15 consecutive business days prior to the closing date and (b) deliver to the applicable commitment parties information customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured term loan financings if requested by the applicable commitment parties no less than 20 calendar days prior to such 15-business-day period;

•

the receipt of all documentation and other information about the borrower and the guarantors under the debt facilities required under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, that in each case has been requested in writing at least five business days prior to the closing date;

•

subject in each case to the “Certain Funds Provision” (as defined in the debt commitment letter), (a) the execution and delivery by the borrower under the debt facilities of customary security agreements and customary documentation giving effect to the guarantees in respect of the debt facilities and an intercreditor agreement and (b) in the case of any pledge of stock of the borrower under the debt facilities and/or its wholly-owned U.S. subsidiaries included in the collateral, the delivery of any applicable stock certificates with customary stock powers executed in blank;

•

the payment of fees and expenses due to the commitment parties under the debt commitment letter and required to be paid thereunder to the extent invoiced in reasonable detail at least two business days prior to the closing date; and

•

with respect to the senior secured asset-based facility, the use by Buyer of its commercially reasonable efforts to deliver to the applicable commitment parties inventory appraisals and field audits prior to the closing date; provided that neither the delivery nor the substance of any such appraisals or field audits, nor the delivery of a borrowing base certificate, is a condition to the initial availability of the senior secured asset-based facility on the closing date.

The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow the lenders not to fund their respective commitments if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Subject to the terms and conditions of the merger agreement, Buyer and Transitory Subsidiary will use their reasonable best efforts to obtain the equity and debt financing for the merger on the terms and conditions described in the financing letters (including any applicable “market flex” provisions) and will not permit any amendment or modification to be made thereto, or any waiver of any material provision, if such amendment, modification or waiver (a) reduces the aggregate amount of the debt financing unless the amount of the equity financing is increased by a corresponding amount or (b) imposes new or additional conditions precedent, or otherwise amends, modifies or expands any conditions precedent, to the receipt of the debt financing in a manner that would reasonably be expected to (i) prevent, delay or impair the closing of the merger, (ii) make the funding of the debt financing less likely to occur or (iii) adversely impact the ability of Buyer or Transitory Subsidiary to consummate the transactions or the likelihood of consummation of the transactions.

The debt commitment letter contemplates the entry by the surviving corporation into certain sale-leaseback transactions as of or shortly following the closing of the merger. The net proceeds of any sale-leaseback financing will reduce the debt financing contemplated to be funded pursuant to the terms of the debt commitment letter.

Limited Guarantee

Pursuant to the guarantee delivered by the funds in favor of the Company, dated June 28, 2011, each fund has agreed to, severally but not jointly, guarantee the due and punctual performance and discharge of such fund’s respective percentage of:

•	the payment obligations of Buyer under the merger agreement to pay the reverse termination fee of $175 million to the Company as and when due; and

•

the expense reimbursement and indemnification obligations of Buyer (up to an aggregate amount of $5 million) in connection with the costs and expenses incurred by the Company in connection with (x) any suit to enforce the payment of the reverse termination fee and (y) the arrangement of the financing of the merger as and when due.

See “The Merger Agreement — Termination Fees” beginning on page 93 and “The Merger Agreement — Expense Reimbursement” beginning on page 94. However, each fund’s obligations under the guarantee are subject to a cap equal to such fund’s applicable prorated portion of $180 million.

Subject to certain exceptions, the guarantee will terminate upon the earlier of:

•	the effective time of the merger if, and only if, the closing occurs and the merger consideration is paid;

•	the termination of the merger agreement in accordance with its terms in circumstances where the reverse termination fee does not become payable;

•

the first anniversary of the date of the guarantee unless a claim for payment of the funds’ liability thereunder in respect of any of the obligations is brought pursuant to and in accordance with the guarantee prior to such termination, in which case the guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the funds of any obligations finally determined or agreed to be owed by the funds, consistent with the terms thereof; and

•	receipt by the Company of the payment in full of the obligations guaranteed under the guarantee.

Closing and Effective Time of Merger

The closing of the merger will occur no later than the second business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement (described under “The Merger Agreement — Conditions to Closing the Merger” beginning on page 88) or at such other date as the parties may agree in writing. However, the merger agreement provides that if the marketing period (as summarized under “The Merger Agreement — Marketing Period” beginning on page 77) has not ended at such time, then, subject to the continued satisfaction or waiver of such conditions to closing of the merger at such time, the closing of the merger will instead take place on the earlier of (1) any business day during the marketing period as may be specified by Buyer on no less than three business days’ notice to the Company and (2) the final day of the marketing period. Notwithstanding the defined term “marketing period” in the merger agreement, Buyer may nonetheless seek to market and arrange the debt financing at any time prior to or during the marketing period and if such debt financing is available and the other conditions to the merger have been satisfied, the merger may be consummated prior to the commencement or conclusion of the marketing period.

Assuming timely satisfaction of the necessary closing conditions, we currently anticipate that the merger will be consummated at the end of September 2011. The effective time will occur as soon as practicable on the date of the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company, Buyer and Transitory Subsidiary may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly, and in any event within two business days, after the effective time of the merger, a letter of transmittal will be mailed to each record holder of shares of Company common stock (other than the excluded shares) describing how such holder should surrender its shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent (described in “The Merger Agreement — Payment Procedures” beginning on page 78) without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the exchange agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the exchange agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Buyer, post a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against Buyer with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally, as more fully described below. Our board of directors and the independent committee were aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the merger and the merger agreement were fair to, advisable and in the best interests of the Company and its stockholders and in making their recommendations regarding approval and adoption of the merger and the merger agreement as described in “The Merger — Reasons for the Merger; Recommendation of the Board of Directors and the Independent Committee” beginning on page 40. For the purposes of all the agreements and plans to which the Company is a party described below that contain a change of control provision, the completion of the transactions contemplated by the merger agreement will constitute a change of control.

Please see the section of this proxy statement titled “The Merger — Golden Parachute Compensation” beginning on page 66 for additional information with respect to the compensation that our named executive officers may receive in connection with the merger.

Compensation of Non-Management Directors

The board of directors has approved additional compensation for the members of the independent committee, as well as non-management directors, to compensate them for their time and effort in connection with the Company’s sale process. The compensation is as follows: $120,000 for the chair of the independent committee (Mr. Shields); $60,000 for the other members of the independent committee (Mses. Cournoyer and Peters and Messrs. Schlesinger and Sheehan); and $30,000 to the other non-management directors (Messrs. Danos and English).

Treatment of Stock Options

In connection with the merger and in accordance with the terms of the Company’s stock incentive plans, each option to purchase shares of Company common stock will become fully vested, to the extent not already fully vested, and cancelled at the effective time of the merger and will represent solely the right to receive from Buyer or the surviving corporation in consideration of each such option, at the effective time of the merger or as soon as practicable thereafter (but in any event not later than three business days following the effective time of the merger), a cash payment equal to the product of (i) the number of shares of Company common stock subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the merger consideration of $51.25 per share of the Company common stock over the exercise price per share of the Company common stock subject to such option, without interest and less any applicable withholding taxes. Certain Company employees may, however, be given the opportunity, at the discretion of Leonard Green and CVC, to roll over options to purchase shares of Company common stock currently held by such employees into options to purchase shares of Buyer common stock. See “The Merger — Interests of Certain Persons in the Merger — Discussions with Leonard Green and CVC” beginning on page 65.

The following table sets forth, as of July 20, 2011, for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year and who currently holds stock options: (a) the aggregate number of shares of Company common stock subject to vested stock options and the value of such vested stock options, on a pre-tax basis, at the per share merger consideration; (b) the aggregate number of unvested stock options that will vest in connection with the merger, assuming the director or executive officer remains employed by, or continues serving as a director of, the Company through the effective time of the merger, and the value of those unvested stock options, on a pre-tax basis, at the per share merger consideration;

(c) the aggregate number of shares of Company common stock subject to vested and unvested stock options for each individual, assuming the director or executive officer remains employed by, or continues serving as a director of, the Company at the effective time of the merger; and (d) the aggregate pre-tax amount of consideration that we expect to pay to all such individuals with respect to their stock options in connection with the merger:

	Vested Stock Option		Unvested Stock Options		Aggregate Stock Options
	Shares	Value(1) ($)	Shares	Value(1) ($)	Shares	Value(1) ($)
Executive Officers
Peter Amalfi	18,900	422,148	—	—	18,900	422,148
Michael P. Atkinson	—	—	—	—	—	—
Cornel Catuna			2,500	48,850	2,500	48,850
Robert W. Eddy	15,000	284,850	5,000	94,950	20,000	379,800
Frank D. Forward(2)	—	—	—	—	—	—
Thomas F. Gallagher(2)	—	—	—	—	—	—
Susan Hoffman	—	—	—	—	—	—
John J. Mulleady	—	—	—	—	—	—
Christina M. Neppl	55,500	1,232,360	—	—	55,500	1,232,360
Lon F. Povich	50,000	952,500	—	—	50,000	952,500
Laura J. Sen	100,000	1,905,000	—	—	100,000	1,905,000
Non-Employee Directors
S. James Coppersmith(3)	—	—	—	—	—	—
Christine M. Cournoyer	6,667	113,739	3,333	56,861	10,000	170,600
Paul Danos	20,000	501,150	—	—	20,000	501,150
Edmond J. English	10,000	220,700	—	—	10,000	220,700
Helen Frame Peters	20,000	501,150	—	—	20,000	501,150
Leonard A. Schlesinger	3,334	49,510	6,666	98,990	10,000	148,500
Michael J. Sheehan	10,000	166,300	—	—	10,000	166,300
Thomas J. Shields	25,000	591,000	—	—	25,000	591,000
Herbert J. Zarkin	—	—	—	—	—	—
All Executive Officers and Non-Employee Directors as a Group	334,401	6,940,407	17,499	299,651	351,900	7,240,058

(1)	Calculated for each stock option by multiplying (i) the excess of the $51.25 per share merger consideration over the per share exercise price of the stock option by (ii) the number of shares of Company common stock subject to such stock option. The outstanding options were granted under our 1997 Stock Incentive Plan and 2007 Stock Incentive Plan.
(2)	Ceased to be an executive officer of the Company on January 29, 2011.
(3)	Ceased to be a director of the Company on May 25, 2010.

Treatment of Restricted Shares

In connection with the merger and in accordance with the restricted share award agreements granted under the Company’s stock incentive plans, each share of Company common stock granted subject to time-based, performance or other vesting or lapse restrictions that is outstanding and subject to such restrictions immediately prior to the effective time of the merger will automatically vest, and the Company’s reacquisition right with respect thereto shall lapse, and the holder thereof will, subject to compliance with the applicable exchange procedures, be entitled to receive the merger consideration of $51.25 with respect to each such share, without interest and less any applicable withholding taxes.

The following table sets forth, as of July 20, 2011, for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year and who currently holds restricted shares:

(a) the aggregate number of restricted shares subject to vesting based solely on continued service that will vest in connection with the merger; (b) the aggregate number of restricted shares subject to vesting based both on performance hurdles that have not yet been satisfied and continued service that will vest in connection with the merger; (c) the aggregate number of restricted shares that will vest in connection with the merger (which is the sum of the two preceding columns); and (d) the pre-tax value of such restricted shares at the $51.25 per share merger consideration:

	Aggregate Number of Restricted Shares Subject to Continued Service	Aggregate Number of Restricted Shares Subject to Performance Hurdles and Continued Service	Aggregate Number of Restricted Shares	Value of Restricted Shares(1) ($)
Executive Officers
Peter Amalfi	23,487	12,237	35,724	1,830,855
Michael P. Atkinson	15,154	10,154	25,308	1,297,035
Cornel Catuna	20,491	12,991	33,482	1,715,953
Robert W. Eddy	22,556	15,056	37,612	1,927,615
Frank D. Forward(2)	—	—	—	—
Thomas F. Gallagher(2)	—	—	—	—
Susan Hoffman	14,431	9,431	23,862	1,222,928
John J. Mulleady	8,677	8,677	17,354	889,393
Christina M. Neppl	23,353	23,353	46,706	2,393,683
Lon F. Povich	23,353	23,353	46,706	2,393,683
Laura J. Sen	108,273	65,311	173,584	8,896,180
Non-Employee Directors
S. James Coppersmith(3)	—	—	—	—
Christine M. Cournoyer	5,025	—	5,025	257,531
Paul Danos	11,625	—	11,625	595,781
Edmond J. English	5,025	—	5,025	257,531
Helen Frame Peters	5,025	—	5,025	257,531
Leonard A. Schlesinger	5,025	—	5,025	257,531
Michael J. Sheehan	5,025	—	5,025	257,531
Thomas J. Shields	7,225	—	7,225	370,281
Herbert J. Zarkin	20,025	—	20,025	1,026,281
All Executive Officers and Non-Employee Directors as a Group	323,775	180,563	504,338	25,847,323

(1)	Calculated by multiplying the $51.25 per share merger consideration by the number of restricted shares.
(2)	Ceased to be an executive officer of the Company on January 29, 2011.
(3)	Ceased to be a director of the Company on May 25, 2010.

Change of Control Severance Arrangements

We are parties to change of control severance arrangements with each of our current executive officers, consisting of change of control severance agreements with our chief executive officer (Ms. Sen) and each of our executive vice presidents (Mr. Eddy, Mr. Catuna, Ms. Neppl, Mr. Povich and Mr. Amalfi) and a change of control severance benefit plan for the benefit of our current senior vice presidents who are executive officers (Mr. Atkinson, Ms. Hoffman and Mr. Mulleady). Such arrangements provide benefits upon a change of control, including severance benefits if the executive officer is terminated following such event.

Consequences of a Change of Control

The change of control severance arrangements provide for the following benefits upon occurrence of a change of control:

•

Within 30 days after the change of control, all executive officers will receive payment of their respective target incentive award under the Company’s Management Incentive Plan, or MIP, prorated for the fiscal year performance period elapsed through the date of the change of control.

•

Stock options become immediately exercisable, and all outstanding shares of restricted stock become free of all restrictions (as described above under the heading “Treatment of Stock Options” and “Treatment of Restricted Shares”, all of our outstanding stock options and restricted shares are already subject to accelerated vesting in accordance with the terms of our stock incentive plans and the restricted share agreements granted thereunder).

The following table sets forth the MIP payment payable to each executive officer under the change of control severance arrangements and the estimated total value of the equity acceleration provided for under the Company’s stock incentive plans and the restricted share agreements granted thereunder as a result of the consummation of the merger (assuming the consummation occurred on July 20, 2011):

Name	Prorated MIP Target Award(1) ($)	Estimated Total Value of Equity Acceleration(2) ($)	Total Change of Control Benefits Under Change of Control Severance Arrangements and Company Stock Incentive Plans and Agreements ($)
Peter Amalfi	49,471	1,830,855	1,880,326
Michael P. Atkinson	34,453	1,297,035	1,331,488
Cornel Catuna	49,471	1,764,803	1,814,274
Robert W. Eddy	63,606	2,022,565	2,086,171
Frank D. Forward	—	—	0
Thomas F. Gallagher	—	—	0
Susan Hoffman	39,359	1,222,928	1,262,287
John J. Mulleady	44,194	889,393	933,587
Christina M. Neppl	69,375	2,393,683	2,463,058
Lon F. Povich	62,475	2,393,683	2,456,158
Laura J. Sen	353,366	8,896,180	9,249,546
All Executive Officers as a Group	765,770	22,711,125	23,476,895

(1)	The change of control agreements with our chief executive officer and each of our executive vice presidents provide for the prorated MIP target award to be calculated and paid upon the earlier of the date of the change of control or the occurrence of a potential change of control. The signing of the merger agreement constituted a potential change of control, but each of the parties to these agreements has waived that event as a trigger under the change of control agreements. As a result, the prorated MIP target award will be calculated and paid upon the date of the consummation of the merger.
(2)	See “Treatment of Stock Options” and “Treatment of Restricted Shares” for details regarding the accelerated equity awards.

Additional Consequences of Certain Terminations Following a Change of Control

The change of control severance arrangements provide that within 30 days following a qualified termination of employment, which is defined as termination by the Company other than for cause (as described in further detail below), by the executive for good reason (as described in further detail below) or by reason of death, incapacity or disability, after a change of control, and only if there is such a qualified termination of employment,

Mr. Amalfi, Mr. Catuna, Mr. Eddy, Ms. Neppl, Mr. Povich and Ms. Sen are entitled to receive three times the following salary, MIP and auto allowance payments, and Mr. Atkinson, Ms. Hoffman and Mr. Mulleady are entitled to receive two times the following salary and auto allowance payments:

•	Salary: the executive’s base salary, offset by any payments made under any long-term disability plan for the three years following the termination of employment.

•	MIP: in the case of the chief executive officer and executive vice presidents, the executive’s target payment under the MIP.

•	Auto Allowance: the executive’s auto allowance.

In connection with the merger, the salary and auto allowance payments will be calculated using the respective highest base salary and auto allowance in effect for each executive immediately prior to (i) the date of termination or (ii) the date of the change of control. The MIP payment is calculated using the executive’s target incentive award for the fiscal year in which the change of control occurred.

In addition, following a qualified termination of employment, Mr. Amalfi, Mr. Catuna, Mr. Eddy, Ms. Neppl, Mr. Povich and Ms. Sen are entitled to receive three years, and Mr. Atkinson, Ms. Hoffman and Mr. Mulleady are entitled to receive two years, of medical and life insurance at the highest level provided to the executive either immediately prior to the change of control or within 180 days before the change of control. In addition, where a qualified termination occurs by reason of disability, the executive officers will continue to receive disability benefits and/or disability insurance at the same level that they received prior to the qualified termination of employment.

The following table sets forth the additional payments and benefits payable to each executive officer as a result of the consummation of the merger (assuming the consummation occurred on July 20, 2011) following a qualified termination of employment:

Name	Salary(1) ($)	MIP(1) ($)	Auto Allowance(1) ($)	Benefits Continuation(1) ($)	Total Additional Termination Benefits Under Change in Control and Severance Arrangements ($)
Peter Amalfi	1,050,000	315,000	46,121	51,426	1,462,547
Michael P. Atkinson	585,000	—	30,748	33,982	649,730
Cornel Catuna	1,050,000	315,000	46,121	46,433	1,457,554
Robert W. Eddy	1,350,000	405,000	46,121	45,684	1,846,805
Frank D. Forward	—	—	—	—	—
Thomas F. Gallagher	—	—	—	—	—
Susan Hoffman	683,000	—	30,748	32,254	746,002
John J. Mulleady	750,400	—	30,748	32,420	813,568
Christina M. Neppl	1,500,000	450,000	46,121	50,360	2,046,481
Lon F. Povich	1,326,000	397,800	46,121	50,235	1,820,156
Laura J. Sen	3,000,000	2,250,000	61,695	49,237	5,360,932
All Executive Officers as a Group	11,294,400	4,132,800	384,544	392,031	16,203,775

(1)	Salary, MIP and Auto Allowance payments are to be made in one lump-sum within 30 days following a qualified termination occurring after a change of control and benefits are provided over time after such a qualified termination.

The arrangements provide for a reduction of the benefits an executive would receive to the extent such benefits would result in the imposition of an excise tax on the executive by reason of sections 280G and 4999 of the Internal Revenue Code, provided that if an executive would receive at least $25,000 more on an after-tax basis by receiving all of the benefits under the arrangements, then the benefits payable to the executive will not be reduced. In situations where the benefits are not reduced, the executive would be personally liable for payment of the excise tax imposed. The Company is not, under this circumstance, obligated to provide a section 280G tax gross-up payment to any executive. The arrangements also provide for payment by the Company of any taxes and interest imposed on the employee under section 409A of the Internal Revenue Code or any comparable provision of state or local law, grossed up for any income and employment taxes and any additional section 409A taxes and interest by reason of any such payment.

Termination for cause means (a) dishonesty, (b) conviction of a felony, (c) gross neglect of duties (other than as a result of incapacity, death or disability) or (d) conflict of interest. In the case of gross neglect or conflict of interest, the neglect or conflict must continue for 30 days after written notice from the Company to the executive requesting cessation of such neglect or conflict.

Termination for good reason means the voluntary termination by the executive officer of his or her employment within 120 days after (a) a diminution in the executive’s position, authority or responsibilities, (b) a reduction in his or her compensation or benefits, (c) any purported termination for cause in which the Company does not follow the procedure set forth in the change of control severance arrangement, (d) a relocation of the executive of greater than 40 miles and (e) any breach by the Company of the change of control severance arrangement.

Executive Retirement Plan

As a result of the merger and in addition to the amounts payable disclosed above, in accordance with the Company’s executive retirement plan, each participant in the plan will become fully vested in all benefits accrued under the plan and will no longer forfeit such amounts upon a termination of employment. In addition, each participant will receive a contribution under the plan for the current year equal to 5% of the participant’s annualized compensation for the current plan year. Such accelerated benefits and contributions under the plan are subject to a tax gross-up.

The following table sets forth for each person who has served as an executive officer of the Company since the beginning of our last fiscal year and who is currently a participant in the executive retirement plan: (a) the participant’s account balance as of July 20, 2011 that will become vested as a result of consummation of the merger; (b) the current year contribution that will be made in accordance with the terms of the plan; (c) a tax gross-up payment; and (d) the total amount to be received under the plan by each such person as a result of the merger (which is equal to the sum of the preceding columns):

	Account Balance That Will Accelerate Upon Consummation of Merger ($)	Current Year Plan Contribution Upon Consummation of Merger ($)	Tax Reimbursement ($)	Total ($)
Peter Amalfi	—	17,500	11,618	29,118
Michael P. Atkinson	—	14,625	9,710	24,335
Cornel Catuna	48,622	17,500	43,898	110,020
Robert W. Eddy	58,486	22,500	53,767	134,753
Susan Hoffman	42,552	16,902	39,472	98,926
John J. Mulleady	47,409	18,760	43,930	110,099
Christina M. Neppl	—	24,784	16,454	41,238
Lon F. Povich	79,642	22,100	67,547	169,289
Laura J. Sen	—	50,000	33,195	83,195
All Executive Officers as a Group	276,711	204,671	319,591	800,973

The account balances of the foregoing participants that were fully vested as of July 20, 2011 were as follows: Peter Amalfi: $122,635.46; Michael P. Atkinson: $200,072; Christina M. Neppl: $290,449; and Laura J. Sen: $378,453.

Deferred Compensation Plan

As a result of the merger and in addition to the amounts payable disclosed above, in accordance with the Company’s general deferred compensation plan, the entire amount credited to each participant in the plan will be paid to such participant in a lump sum payment. Other than this acceleration of the payout date, the participants will not receive any enhanced benefit as a result of the transactions contemplated by the merger agreement.

The following sets forth for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year and who currently has deferred amounts in the plan, the amount, as of July 20, 2011, that such person would receive as a lump-sum payment: Paul Danos, $448,428; Michael J. Sheehan, $160,401; and Frank D. Forward, $191,794.

Employee Benefits

In the merger agreement, Buyer has agreed to use commercially reasonable efforts to continue to provide our employees with full credit for prior service with us for purposes of eligibility, vesting and other determinations under Buyer benefit plans in which our employees may become eligible to participate (but not for purposes of benefit accrual under any defined benefit pension plan), except where such credit would result in a duplication of benefits or was not recognized prior to the merger under our comparable benefit plans. In addition, Buyer has generally agreed to use commercially reasonable efforts to waive pre-existing condition limits to the extent such limits are waived under our comparable benefit plans, and to recognize deductible and out-of-pocket expenses paid by our employees during the calendar year in which the merger closes to the same extent such payments were recognized under any comparable plan of the Company or any of our subsidiaries.

Leonard Green and CVC have advised the Company that they intend to retain the MIP in place, on its existing terms, for the current fiscal year. All executive officers of the Company currently participate in the MIP. Any payment under the MIP will be made following year end based on BJ’s performance against the plan goals. For the current fiscal year, the MIP for executive officers is based 80% upon achievement of BJ’s net income goal and 20% upon achievement of BJ’s merchandise sales goal. As of June 30, 2011, the Company’s performance would have resulted in payment under the plan in excess of the target level. Actual payout under the MIP, if any, will depend upon actual results for the full year. Amounts paid under the MIP will be reduced by the pro rata payments at target that are to be paid upon consummation of the merger, as described above in “Change of Control and Severance Agreements — Consequences of a Change of Control,” but in no event will employees be required to repay any portion of such pro rata payments.

Discussions with Leonard Green and CVC

As described under the “The Merger — Background of the Merger” above, members of the senior management team of the Company held discussions with representatives of Leonard Green and CVC shortly before the execution of the merger agreement (after all price and most other negotiations were completed) regarding employment and equity participation agreements for the period following the closing of the merger. Following execution of the merger agreement, representatives of Leonard Green and CVC have held additional discussions with members of the senior management of the Company regarding equity incentive and related compensation plans that would be implemented upon the closing of the merger for the benefit of Company employees. To date such discussions have included the following proposals: (a) the Company’s existing stock incentive plans will be terminated, (b) the Buyer would implement a stock option plan upon the closing of the merger, (c) certain Company employees may be given the opportunity, at the discretion of Leonard Green and CVC, to roll over their existing options to purchase shares of Company common stock into options to purchase shares of common stock of Buyer and (d) certain members of the management group would be permitted to invest directly in common stock of Buyer. No definitive arrangements or agreements have been negotiated or entered into regarding such matters as of the date of this proxy statement, however. Leonard Green and CVC have requested the ability to negotiate and enter into employment and equity participation agreements with members of our senior management team, and are permitted under the merger agreement to do so (subject to providing notice thereof and copies of any such agreements to the Company).

Indemnification of Directors and Officers

For a period of six years following the effective time of the merger, the surviving corporation has agreed to indemnify, to the fullest extent permitted by law, the directors and officers of the Company or any of our subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (and to advance funds for expenses) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such officer or director is or was an officer, director, employee or agent of the Company or any of our subsidiaries, or, while a director or officer of the Company or any of our subsidiaries, is or was serving at the request of the Company or any of its subsidiaries as director, officer, employee or agent of another person.

The surviving corporation has an obligation to maintain our directors’ and officers’ liability insurance after the effective time of the merger for a period of six years; provided that Buyer shall not be required to pay annual premiums for such insurance in excess of 300% of the current annual premiums paid by us for such insurance. We may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the policies of directors’ and officers’ liability insurance we currently maintain with respect to matters arising at or before the effective time of the merger; provided that the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the merger.

For a more detailed description of these provisions of the merger agreement, please see the section of this proxy statement titled “The Merger Agreement — Further Actions and Agreements — Directors’ and Officers’ Indemnification and Insurance” on page 95.

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 670,472 shares of Company common stock (including restricted shares of Company common stock, but not including any shares of Company common stock deliverable upon exercise or conversion of any options to purchase shares of Company common stock), representing 1.2% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In addition, pursuant to a Company Stockholder Agreement among the LGP funds and the Company, the LGP funds have agreed to vote all shares of Company common stock held by them in favor of the adoption of the merger agreement and in favor of any actions necessary to consummate the merger and any of the other transactions contemplated by the merger agreement. See “Company Stockholder Agreement.”

Golden Parachute Compensation

Golden Parachute Compensation Table

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger, assuming the following:

•	the price per share of common stock of the Company is $51.25;

•	the merger closed on July 20, 2011, which is the latest practicable date prior to the filing of this proxy statement; and

•

the named executive officers of the Company were terminated without cause immediately following a change in control on July 20, 2011, which is the latest practicable date prior to the filing of this proxy statement.

Golden Parachute Compensation

Name	Cash(1) ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits(2) ($)	Tax Reimbursement(3) ($)	Other ($)	Total ($)
Laura J. Sen, President and Chief Executive Officer(4)	5,603,366	8,896,180	—	110,932	33,195	50,000	14,693,673
Robert W. Eddy, Executive Vice President and Chief Financial Officer(5)	1,818,606	2,022,565	—	91,805	53,767	80,986	4,067,729
Frank D. Forward, Executive Vice President and Chief Financial Officer(6)	—	—	—	—	—	—	—
Thomas G. Gallagher, Executive Vice President, Club Operations(7)	—	—	—	—	—	—	—
Christina M. Neppl, Executive Vice President, Merchandising and Logistics(8)	2,019,375	2,393,683	—	96,481	16,454	24,784	4,550,777
Lon F. Povich, Executive Vice President, General Counsel(9)	1,786,275	2,393,683	—	96,356	67,547	101,742	4,445,603

(1)	Consists of (i) the executive’s target incentive award under the MIP, prorated for the performance period to July 20, 2011 and (ii) the product of three multiplied by each of (x) a cash severance award and (y) the executive’s target incentive award under the MIP. The prorated target incentive award under the MIP is payable upon a single trigger (that is, consummation of the merger). The cash severance award and full target payment under the MIP are payable only upon a double trigger (that is, a qualified termination of the executive’s employment within 24 months following consummation of the merger).
(2)	Consists of the product of three times (i) the highest of the executive’s auto allowance in effect (x) immediately prior to the date of termination or (y) immediately prior to the change of control and (ii) medical and life insurance at the highest level provided to the executive either immediately prior to the change of control or within 180 days before the change of control. Such benefits are payable only upon a double trigger (that is, a qualified termination of the executive’s employment within 24 months following consummation of the merger). The cost of providing continued group health benefits is estimated based on costs currently paid by the Company for similar benefits.
(3)	The tax reimbursement column consists of a tax gross-up to the executive’s accelerated employee retirement plan account balance, if any, and the current year employee retirement plan contribution. See “The Merger — Interests of Certain Persons in the Merger — Executive Retirement Plan” on page 64.
(4)	For Ms. Sen, the cash column consists of (i) a prorated target incentive award under the MIP of $353,366, (ii) a cash severance award of $3,000,000 and (iii) a target incentive award under the MIP of $2,250,000. Equity column consists of (x) accelerated restricted stock awards subject to continued service valued at $5,548,991 and (y) accelerated restricted stock awards subject to performance hurdles valued at $3,347,189. Perquisites and benefits column consists of auto allowance of $61,695 and continuation of medical and life insurance benefits valued at $49,237. The other column consists of a fiscal year 2011 executive retirement plan contribution of $50,000.
(5)

Mr. Eddy has served as Executive Vice President and Chief Financial Officer of the Company since January 30, 2011. Cash column consists of (i) a prorated target incentive award under the MIP of $63,606, (ii) a cash severance award of $1,350,000 and (iii) a target incentive award under the MIP of $405,000. Equity column consists of (i) accelerated restricted stock awards subject to continued service valued at $1,155,995, (ii) accelerated restricted stock awards subject to performance hurdles valued at $771,620 and

(iii) accelerated option awards valued at $94,950. Perquisites and benefits column consists of (i) auto allowance of $46,121 and (ii) continuation of medical and life insurance benefits valued at $45,684. The other column consists of accelerated executive retirement plan balances of $58,486 and a fiscal year 2011 executive retirement plan contribution of $22,500.
(6)	Mr. Forward ceased to be an executive officer of the Company on January 29, 2011 and will receive no compensation that is based on or otherwise related to the merger.
(7)	Mr. Gallagher ceased to be an executive officer of the Company on January 29, 2011 and will receive no compensation that is based on or otherwise related to the merger.
(8)	For Ms. Neppl, the cash column consists of (i) a prorated target incentive award under the MIP of $69,375, (ii) a cash severance award of $1,500,000 and (iii) a target incentive award under the MIP of $450,000. Equity column consists of (x) accelerated restricted stock awards subject to continued service valued at $1,196,841 and (y) accelerated restricted stock awards subject to performance hurdles valued at $1,196,841. Perquisites and benefits column consists of auto allowance of $46,121 and continuation of medical and life insurance benefits valued at $50,360. The other column consists of a fiscal year 2011 executive retirement plan contribution of $24,784.
(9)	For Mr. Povich, the cash column consists of (i) a prorated target incentive award under the MIP of $62,475, (ii) a cash severance award of $1,326,000 and (iii) a target incentive award under the MIP of $397,800. Equity column consists of (x) accelerated restricted stock awards subject to continued service valued at $1,196,841 and (y) accelerated restricted stock awards subject to performance hurdles valued at $1,196,841. Perquisites and benefits column consists of auto allowance of $46,121 and continuation of medical and life insurance benefits valued at $50,235. The other column consists of accelerated executive retirement plan balances of $79,642 and a fiscal year 2011 executive retirement plan contribution of $22,100.

Any changes in the assumptions or estimates above would affect the amounts shown in the table. In addition, a portion of the equity amounts shown in the Equity column are expected to become vested in the ordinary course prior to the actual date the merger is completed, and the pro rata target bonuses for 2011 included in the Cash column are expected to be higher based on the actual date that the merger is closed.

Narrative to Golden Parachute Compensation Table

The payment of severance benefits, and the continuation of employee benefits, is made pursuant to the arrangements discussed in the section of this proxy statement titled “The Merger — Interests of Certain Persons in the Merger — Change of Control Severance Arrangements.”

As described in “The Merger — Interests of Certain Persons in the Merger — Treatment of Stock Options” and “The Merger — Interests of Certain Persons in the Merger — Treatment of Restricted Shares,” in connection with the merger, the vesting of all outstanding stock options and restricted stock awards will accelerate in full so that such stock options and awards will become fully vested, to the extent not already fully vested, immediately prior to the completion of the merger. Once vested, each outstanding stock option will represent the right to receive a cash payment equal to the product of (i) the number of shares of our common stock subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the merger consideration of $51.25 per share of our common stock over the exercise price per share of our common stock subject to such option, without interest and less any applicable withholding taxes; provided that certain Company employees may be given the opportunity, at the discretion of Leonard Green and CVC, to roll over options to purchase shares of Company common stock currently held by such employees into options to purchase shares of Buyer common stock as described in “The Merger — Interests of Certain Persons in the Merger — Discussions with Leonard Green and CVC” beginning on page 65. Once vested, each outstanding share of restricted stock will represent the right to receive the merger consideration of $51.25 with respect to each such share, without interest and less any applicable withholding taxes.

As described in “The Merger — Interests of Certain Persons in the Merger — Executive Retirement Plan,” in connection with the merger and in accordance with the terms of the Company’s executive retirement plan, each participant in the plan will become fully vested in all benefits accrued under the plan and will no longer forfeit such amounts upon a termination of employment. In addition, each participant will receive a contribution under the plan for the current year equal to 5% of the participant’s annualized compensation for the current plan year. Such accelerated benefits and contributions under the plan are subject to a tax gross-up.

Advisory Vote on Golden Parachute Compensation

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that the Company seek a nonbinding advisory vote from its stockholders to approve the “golden parachute” compensation that its named executive officers will receive in connection with the merger. As required by these provisions, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The board of directors recommends that you vote “FOR” approval of this nonbinding advisory proposal. Approval of this proposal requires the approval of a majority of the votes properly cast upon this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to this proposal is an advisory vote and will not be binding on the Company. Therefore, regardless of whether stockholders approve this proposal, if the merger is approved by the stockholders and completed, the “golden parachute” compensation will still be paid to the Company’s named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Company common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Company common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common stock through the exercise of options or otherwise as compensation, holders who hold their Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders whose functional currency is not the U.S. dollar and holders who will own, actually or constructively, any stock of Buyer or the surviving corporation at the effective time of the merger. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Company common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common stock, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the merger to you.

All holders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Company common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Company common stock that is not a U.S. holder.

U.S. Holders

The conversion of shares of Company common stock into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. All U.S. holders surrendering shares of Company common stock pursuant to the merger should complete and sign , under penalty of perjury, the Internal Revenue Service Form W-9 included as part of the Letter of Transmittal and return it to the exchange agent to provide the information, including such holder’s taxpayer identification number, and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the exchange agent). Corporations are not subject to backup withholding.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. holder, provided such non-U.S. holder provides an Internal Revenue Service Form W-8ECI and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during such non-U.S. holder’s ownership of more than 5% of the Company’s common stock. Although there can be no assurances in this regard, the Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently, at a rate of 28%) with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any. In order to avoid backup withholding, a non-U.S. holder should complete and sign an appropriate Form W-8 which may be obtained from the exchange agent or at www.irs.gov.

Appraisal Rights

Under specified circumstances a holder may be entitled to appraisal rights in connection with the merger. If a holder of Company common stock receives cash pursuant to the exercise of appraisal rights, such holder generally will recognize gain or loss, measured by the difference between the cash received and such holder’s tax basis in such stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such holder’s income as ordinary income for U.S. federal income tax purposes. Holders of Company common stock who exercise appraisal rights are urged to consult their own tax advisors as to the U.S. federal income tax consequences of their exercise of appraisal rights.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY STOCKHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be consummated until each of the Company and Buyer files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Buyer filed such a notification and report form on July 15, 2011 and each requested early termination of the waiting period. There can be no assurance as to the outcome of the review.

At any time before or after consummation of the merger, and irrespective of the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC, or a state attorney general could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Buyer. Private parties may also bring legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the merger on antitrust grounds will not be made and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

On June 29, 2011, we, our directors, Buyer, Transitory Subsidiary and Leonard Green were named as defendants in a putative class action complaint, captioned Phillips v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6623-VCN, filed in the Court of Chancery of the State of Delaware. That action, purportedly brought on behalf of a class of stockholders, alleges that our directors breached their fiduciary duties in connection with the proposed acquisition by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interests of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that Leonard Green aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, and damages, in addition to fees and costs.

On June 30, 2011, a second putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, CVC and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned Norfolk County Retirement System v. Zarkin, et al., C.A. No. 6631-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the Company and non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, and damages, in addition to fees and costs.

On July 1, 2011, a third putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, CVC and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned Page v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6633-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company and the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger and to impose a constructive trust, in addition to fees and costs.

On July 6, 2011, a fourth putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, CVC Capital Partners Limited and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned Employees’ Retirement System of the Government of the Virgin Islands v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6638-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company and the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, in addition to fees and costs.

On July 7, 2011, a fifth putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, CVC and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned Kramer v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6642-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company and the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, and damages, in addition to fees and costs.

Also on July 7, 2011, a sixth putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, CVC Capital Partners Advisory (U.S.), Inc. and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned Malkowski v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6644-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company and the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, and damages, in addition to fees and costs.

On July 8, 2011, a seventh putative class action complaint was filed against us, our directors, Buyer and Transitory Subsidiary in the Court of Chancery of the State of Delaware in an action captioned Baumgartner v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6648-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger and to impose a constructive trust, in addition to fees and costs.

Also on July 8, 2011, an eighth putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, CVC Capital Partners Limited and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned LBBW Asset Management Investment GMBH v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6649-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company and the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, in addition to fees and costs.

Also on July 8, 2011, a ninth putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, CVC Capital Partners Limited and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned NECA-IBEW Welfare Trust Fund v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6651-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that Leonard Green aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, in addition to fees and costs.

On July 12, 2011, a tenth putative class action complaint was filed against us, our directors, Buyer, CVC and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned Elsman v. Zarkin, et al., C.A. No. 6658-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, in addition to fees and costs.

Also on July 12, 2011, an eleventh putative class action complaint was filed against us, our directors, Buyer and Transitory Subsidiary in the Court of Chancery of the State of Delaware in an action captioned Sigler v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6659-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger and to impose a constructive trust, in addition to fees and costs.

On July 13, 2011, a twelfth putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, CVC Capital Partners, Inc. and Leonard Green in the Court of Chancery of the State of Delaware in an action captioned New Jersey Building Laborers Pension Fund v. BJ’s Wholesale Club, Inc., et al., C.A. No. 6664-VCN. That action, purportedly brought on behalf of a class of stockholders, also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company and non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, and damages, in addition to fees and costs.

On July 27, 2011, a thirteenth putative class action complaint was filed against us, our directors, Buyer, Transitory Subsidiary, Leonard Green and CVC Capital Partners Advisory (U.S.), Inc. in the United States District Court for the District of Massachusetts in an action captioned Puzey v. BJ’s Wholesale Club, Inc., et al., No. 1:11-cv-11339-MWL. That action, purportedly brought on behalf of a class of stockholders, alleges that the Company, its directors, Leonard Green and CVC Capital Partners Advisory (U.S.), Inc. violated federal securities laws in connection with the filing of the preliminary proxy. It also alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger and to impose a constructive trust, in addition to fees and costs.

On July 26, 2011, the twelve actions pending in the Court of Chancery of the State of Delaware were consolidated into one action captioned In re BJ’s Wholesale Club, Inc. Shareholder Litigation, Consolidated C.A. No. 6623-VCN. On July 28, 2011, the plaintiffs in that action filed a consolidated amended complaint against us, our directors, Buyer, Transitory Subsidiary, Leonard Green, and CVC. That action, purportedly brought on behalf of a class of stockholders, alleges that our directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to maximize stockholder value, causing a purportedly deficient proxy statement to be filed, failing to obtain the best financial and other terms and act in the best interest of public stockholders, and by seeking to benefit themselves improperly. The complaint further alleges that the non-Company and non-director defendants aided and abetted the directors’ purported breaches. The plaintiff seeks injunctive and other equitable relief, including to enjoin us from consummating the merger, in addition to fees and costs. Also on July 28, 2011, the plaintiffs in this action filed a motion for a preliminary injunction and a motion for expedited proceedings. A hearing on the motion for a preliminary injunction has been scheduled for September 2, 2011.

We believe that the claims asserted in these suits are without merit.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Buyer and Transitory Subsidiary were qualified and subject to important limitations agreed to by the Company, Buyer and Transitory Subsidiary in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing as facts the matters described therein. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in a disclosure letter that the Company delivered in connection with the merger agreement, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Merger

Under the terms of the merger agreement, Transitory Subsidiary, a wholly owned subsidiary of Buyer, will merge with and into the Company, with the Company continuing as the surviving corporation of the merger. As a result of the merger, the separate corporate existence of Transitory Subsidiary will cease, and the Company will become a wholly owned subsidiary of Buyer. We sometimes refer to the Company after the consummation of the merger as the surviving corporation. The certificate of incorporation of the Company will be amended and restated in its entirety, by virtue of the merger, to read as set forth on an exhibit to the merger agreement. The by-laws of the Company will also be amended and restated in their entirety so that, immediately following the effective time of the merger (as explained below) they are identical to the by-laws of Transitory Subsidiary as in effect immediately prior to the effective time of the merger, except that all references to the name of Transitory Subsidiary shall be changed to refer to the Company. The directors of Transitory Subsidiary immediately prior to the effective time of the merger shall be the initial directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger shall be the initial officers of the surviving corporation.

Effective Time of the Merger

The closing of the merger will occur no later than the second business day following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Delaware

Secretary of State (or such later time as may be agreed in writing by the Company and Buyer and specified in the certificate of merger). However, if the marketing period (as described below) has not ended at such time, then, subject to the continued satisfaction or waiver of such conditions to closing at such time, the closing will instead take place on the earlier of (1) any business day during the marketing period as may be specified by Buyer on no less than three business days’ notice to the Company and (2) the final day of the marketing period. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. Although we currently expect to complete the merger at the end of September 2011, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived.

Marketing Period

The Marketing Period

The marketing period is the first period of 15 consecutive business days (1) after the Company has delivered to Buyer the marketing material (as described below) and the financing information (as described below) and such marketing material and financing information delivered prior to the start of such 15 consecutive business day period is and remains compliant (as described below) throughout such period and (2) throughout which all closing conditions to the obligations of Buyer and Transitory Subsidiary (described under “The Merger Agreement — Conditions to Closing the Merger”) have been satisfied (other than the condition relating to Company stockholder approval, which must be satisfied no later than the final day of the marketing period including by extending the marketing period if required, and those conditions that by their terms are to be satisfied at the closing, which need only be satisfied at the closing, as the case may be), and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied if the closing were to be scheduled for any time during such 15 consecutive business day period. The marketing period will not include any day from August 20, 2011 through September 6, 2011 or from November 23, 2011 through November 25, 2011 and no days prior to either such period shall be included in computing any marketing period that is not completed prior to either such period. If Buyer’s debt financing is consummated prior to the date on which the marketing period would otherwise end, the marketing period will end on the date such debt financing is consummated and, subject to the satisfaction or waiver of all of the conditions to the merger set forth in the merger agreement, the closing of the merger will occur on the second business day thereafter.

The Marketing Material and the Financing Information

In connection with the marketing period:

•

we refer to “public side” and “private side” bank books, information memoranda and other information packages and presentations regarding the business, operations, financial condition, projections and prospects of the Company customarily provided by a borrower in a secured financing transaction which the Company is required to provide to Buyer under the merger agreement as the marketing material; and

•

we refer to information with respect to business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by Buyer and customarily provided by a borrower in a secured financing transaction which the Company is required to provide to Buyer under the merger agreement as the financing information.

Whether the Marketing Material and the Financing Information is “Compliant”

In determining whether the marketing material and the financing information is compliant, we use the term “compliant” to mean that the marketing material and the financing information satisfies the following two requirements:

•

does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such marketing material or financing information not misleading in light of the circumstances in which they were made; and

•	the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the marketing material or the financing information.

Commencement of the Marketing Period

If the Company in good faith reasonably believes it has provided the marketing material and the financing information and that such marketing material and financing information is compliant at the time such notice is given, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Company will be deemed to have provided the marketing material and financing information to Buyer and the marketing material and financing information will be deemed compliant unless:

•

at any time during such 15 consecutive business day period after the date such notice is given the marketing material and financing information delivered to Buyer prior to the start of such 15 consecutive business day period is not compliant; or

•

Buyer in good faith reasonably believes the Company has not completed the delivery of the marketing material and the financing information or that the marketing material and the financing information is not compliant and, within five business days after the giving of such notice by the Company, Buyer gives a written notice to the Company to that effect (stating with specificity which marketing material and financing information the Company has not delivered or is not compliant).

Notwithstanding the defined term “marketing period” in the merger agreement, Buyer may nonetheless seek to market and arrange the debt financing at any time prior to or during the marketing period and if such debt financing is available and the other conditions to the merger have been satisfied, the merger may be consummated prior to the commencement or conclusion of the marketing period.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of Company common stock, other than treasury shares, any shares owned by any of our wholly owned subsidiaries, any shares owned by Buyer, Transitory Subsidiary or any other wholly owned subsidiary of Buyer, and shares owned by stockholders who have demanded and not effectively withdrawn or lost appraisal rights, will be cancelled and automatically converted into the right to receive $51.25 in cash, without interest and less applicable withholding taxes. The per share merger consideration will be equitably adjusted in the event of any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to the Company common stock that occurs (or for which a record date is established) prior to the effective time of the merger. Treasury shares, shares owned by any of our wholly owned subsidiaries, and any shares of our capital stock owned by Buyer, Transitory Subsidiary or any other wholly owned subsidiary of Buyer, will be automatically cancelled and extinguished without any conversion of such shares and no consideration will be paid for such shares. Shares held by our stockholders who perfect their appraisal rights will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery under Section 262 of the DGCL.

Payment Procedures

At or immediately prior to the effective time of the merger, Buyer will deposit, or cause to be deposited, cash with an exchange agent in order to permit the payment of the merger consideration. Promptly (and in any event within three business days) after the effective time of the merger, the exchange agent will mail to each holder of record of Company common stock that was issued and outstanding immediately prior to the effective time of the merger a letter of transmittal and instructions for use in effecting the surrender of the certificates that represent shares of the Company common stock in exchange for the merger consideration. If any of your certificates representing Company common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by Buyer, post a bond, in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against Buyer with respect to such certificates. In the event of a transfer of ownership of the Company common stock which is not registered in the transfer records of the Company, the merger consideration may be paid to a person other than the person in whose name the certificate so surrendered is registered, if such certificate is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Buyer is entitled to cause the exchange agent to deliver to it any funds that have not been distributed within one year after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to Buyer for payment of the merger consideration.

To the extent permitted by applicable law, none of Buyer, Transitory Subsidiary, the Company, the surviving corporation, or the exchange agent will be liable to any holder of shares of Company common stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any merger consideration remaining unclaimed by holders of shares of Company common stock immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any person previously entitled thereto.

You should not send your Company stock certificates (if any) to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Company stock certificates (if any) with the enclosed proxy.

Appraisal Rights

Shares of Company common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who has demanded and not lost appraisal rights to such shares will not be converted into the right to receive the merger consideration. Instead such stockholder will only be entitled to payment of the appraised value of such shares in accordance with the DGCL. At the effective time of the merger, all such shares will automatically be cancelled and will cease to exist or be outstanding, and each holder will cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a stockholder loses (through failure to perfect or otherwise) the right to appraisal under the DGCL, then the shares of such holder will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to give Buyer prompt notice of any demands for appraisal that we receive, and Buyer has the right to control, and make decisions in respect of, all negotiations and proceedings with respect to demands for appraisal under the DGCL. We may not, without Buyer’s prior written consent, make any payment with respect to, or offer to settle, any demands for appraisal.

These rights in general are discussed more fully under the section of this proxy statement entitled “Appraisal Rights” beginning on page 101.

Treatment of Options

In connection with the merger, each option to purchase shares of Company common stock will be fully vested, to the extent not already fully vested, and cancelled at the effective time of the merger and will represent the right to receive from Buyer or the surviving corporation in consideration of each such option, at the effective time of the merger or as soon as practicable thereafter (but in any event not later than three business days following the effective time of the merger), a cash payment equal to the product of (i) the number of shares of Company common stock subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the merger consideration of $51.25 per share of the Company common stock over the exercise price per share of the Company common stock subject to such option, without interest and less any applicable withholding taxes. Regardless of the terms of the merger agreement, certain Company employees may, however, be given the opportunity, at the discretion of Leonard Green and CVC, to roll over options to purchase shares of Company common stock currently held by such employees into options to purchase shares of Buyer common stock. See “The Merger — Interests of Certain Persons in the Merger — Discussions with Leonard Green and CVC” beginning on page 65.

Treatment of Restricted Shares

In connection with the merger, each share of Company common stock granted subject to time-based, performance or other vesting or lapse restrictions that is outstanding and subject to such restrictions immediately prior to the effective time of the merger will automatically vest, and the Company’s reacquisition right with respect thereto shall lapse, and the holder thereof will, subject to compliance with the applicable exchange procedures, be entitled to receive the merger consideration of $51.25 with respect to each such share, without interest and less any applicable withholding taxes.

Representations and Warranties

In the merger agreement, we made representations and warranties to Buyer and Transitory Subsidiary, including those relating to the following:

•	our corporate organization, standing and power;

•	our capitalization;

•	our subsidiaries;

•

our authorization (including board of directors approval and direction to submit the merger agreement to a stockholder vote and recommendation of stockholder approval), execution, delivery, performance and the enforceability of the merger agreement;

•

the absence of conflicts with, or violations of, our organizational documents, applicable laws or other obligations as a result of our execution of the merger agreement or consummation of the merger and the identification of government filings and consents required in connection therewith;

•	the vote required by Company stockholders to approve the adoption of the merger agreement;

•	documents filed by us with the SEC, the accuracy and completeness of the financial statements and other information contained therein;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events involving the Company from January 29, 2011 until the date of the merger agreement;

•	our filing of tax returns, payment of taxes and other tax matters;

•	our owned real property and our leased real property;

•	our intellectual property;

•	our material contracts;

•	the absence of pending or threatened litigation or investigations involving the Company;

•	environmental matters with respect to our operations;

•	our employee benefit plans, matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other matters concerning employee benefits and employment agreements;

•	our compliance with laws;

•	our possession of and compliance with permits, licenses and franchises to conduct our business;

•	our employees and other labor matters;

•	our insurance policies;

•	the receipt by the independent committee of an opinion from Morgan Stanley, its financial advisor;

•	that we have taken all action to ensure that the anti-takeover provisions of the DGCL do not apply to the execution, delivery or performance of the merger agreement or the consummation of the merger;

•

the absence of undisclosed obligations to brokers and investment bankers, and our good faith estimate, as of the date of the merger agreement, of our unpaid out-of-pocket fees and expenses, and the fees and expenses we will incur following the date of the merger agreement, to our advisors and other representatives in connection with the merger; and

•	our suppliers.

Definition of Company Material Adverse Effect

Several of the representations and warranties made by us in the merger agreement and certain conditions to performance by Buyer and Transitory Subsidiary of their obligations under the merger agreement are qualified by reference to whether the item in question would have a “Company Material Adverse Effect” on us. The merger agreement provides that a “Company Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate with all other such changes, events, circumstances or developments is, or would reasonably be expected to be, materially adverse with respect to, or has, or would reasonably be expected to have, a material adverse effect on, the business, financial condition or results of operations of the Company and our subsidiaries, taken as a whole.

However, none of the following, or any change, event, circumstance or development arising or resulting from, or related to, any of the following will constitute, or will be considered in determining whether there has occurred, or may, would or could occur, a “Company Material Adverse Effect”:

•

general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally (except any effect, change, event, circumstance or development arising or resulting from, or related to, such conditions may be considered solely if and to the extent it has a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and our subsidiaries operate);

•

conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except any effect, change, event, circumstance or development arising or resulting from, or related to, such conditions may be considered solely if and to the extent it has a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and our subsidiaries operate);

•

conditions in the industries or markets in which the Company and our subsidiaries operate (except any effect, change, event, circumstance or development arising or resulting from, or related to, such conditions may be considered solely if and to the extent it has a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and our subsidiaries operate);

•

political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (except any change, event, circumstance or development arising or resulting from, or related to, such conditions may be considered solely if and to the extent it has a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and our subsidiaries operate);

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (except any effect, change, event, circumstance or development arising or resulting from, or related to, such conditions may be considered solely if and to the extent it has a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and our subsidiaries operate);

•

the public announcement of the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including the impact thereof on business opportunities, sales, membership, membership fee income, profits, gross margins, profit margins or relationships, contractual or otherwise, with customers, business partners, suppliers, landlords or employees;

•

changes in laws or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case arising after the date of the merger agreement, or that result from any action taken for the purpose of complying with any of the foregoing (except any effect, change, event, circumstance or development arising or resulting from, or related to, such changes may be considered solely if and to the extent it has a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate);

•

any actions taken or failure to take action, in each case, to which Buyer has approved, consented to or requested in writing, or that is described in and permitted to be taken without consent under certain provisions of the merger agreement, or the failure to take any action that is prohibited by the merger agreement;

•	any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

•

any (i) changes in our stock price or the trading volume of our stock, (ii) failure by us to meet any public estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period or (iii) failure by us to meet any internal budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations (except that the underlying cause of any such change or failure may be considered unless it would otherwise be excluded from such determination); and

•	any legal proceedings arising out of in connection with the merger agreement or any of the transactions contemplated by the merger agreement.

Definition of Buyer Material Adverse Effect

Certain of the representations and warranties made by Buyer and Transitory Subsidiary in the merger agreement and certain conditions to our performance of our obligations under the merger agreement are qualified by reference to whether the item in question would have a “Buyer Material Adverse Effect.” The merger agreement provides that a “Buyer Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate, is materially adverse with respect to, or would reasonably be expected to have, any material adverse effect on, the ability of Buyer or Transitory Subsidiary to timely consummate the transactions contemplated by the merger agreement or timely perform any of their respective obligations under the merger agreement or the ability of any of the funds to timely perform any of its obligations under the guarantee.

Equity Financing Covenant

Buyer and Transitory Subsidiary have acknowledged that they are fully responsible for obtaining the financing contemplated by the equity commitment letters (which we refer to as the equity financing) and have agreed to take (or cause to be taken) all action, and do (or cause to be done) all things, necessary, proper or advisable to obtain the equity financing, including:

•	maintaining in effect the equity commitment letters;

•	using reasonable best efforts to ensure the accuracy of all representations or warranties made by them in the equity commitment letters;

•	complying with all of their covenants in the equity commitment letters;

•	timely satisfying all conditions applicable to them set forth in the equity commitment letter that are within their control (other than the consummation of the debt financing);

•	subject to the satisfaction of all applicable conditions, consummating the equity financing at or prior to the closing; and

•

fully enforcing the obligations of the funds under the equity commitment letters (including, at the Company’s request by filing one or more lawsuits against the funds to fully enforce their obligations and the rights of Buyer and Transitory Subsidiary thereunder).

Buyer and Transitory Subsidiary have also agreed not to amend, alter or waive any term of the equity commitment letters without our written consent and to notify us promptly (and in any event within one business day) if (1) any equity commitment letter expires or is terminated, (2) any fund refuses to provide the equity financing on the terms set forth in the equity commitment letters or (3) Buyer or Transitory Subsidiary no longer believes in good faith that it will be able to obtain the equity financing on the terms set forth in the equity commitment letters.

Debt Financing Covenant; Company Cooperation

Buyer and Transitory Subsidiary have acknowledged that they are fully responsible for obtaining the financing contemplated by the debt commitment letter (which we refer to as the debt financing) and have agreed to use their reasonable best efforts to obtain such financing on the terms set forth therein.

Buyer and Transitory Subsidiary will not permit any amendment or modification to be made to, or any waiver of any material provision under, the debt commitment letter, if such amendment, modification or waiver:

•	reduces the aggregate amount of the debt financing unless the equity financing is increased by a corresponding amount; or

•

imposes new or additional conditions precedent, or otherwise amends, modifies or expands any conditions precedent, to the receipt of the debt financing in a manner that would reasonably be expected to (1) prevent, delay or impair the closing of the merger, (2) make the funding of the debt financing (or the satisfaction of the conditions to the debt financing) less likely to occur or (3) adversely impact the ability of Buyer or Transitory Subsidiary to enforce its rights against the other parties to the debt commitment letter, the ability of Buyer or Transitory Subsidiary to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

Buyer and the Transitory Subsidiary may (1) replace or amend the debt commitment letter or any other document contemplated by the debt financing to add commercial banks, investment banks or other institutional investors as lenders, lead arrangers, bookrunners, syndication agents or similar entities with commitments thereunder that have not executed the debt commitment letter as of the date of the merger agreement, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the debt financing or the consummation of the transactions contemplated by the merger agreement and (2) enter into additional financing commitment letters with respect to the financing of the transactions contemplated by the merger agreement, including commitments to enter into sale-leaseback financings with respect to real property if such commitment letters do not reduce the aggregate amount of the debt financing committed pursuant to the terms of the debt commitment letter, or, if such commitments are reduced, such letters do not contain any new or additional conditions precedent other than those set forth in the debt commitment letter or that would not adversely affect the ability of Buyer or the Transitory Subsidiary to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

Buyer and Transitory Subsidiary will use reasonable best efforts to:

•

maintain in effect the debt commitment letter and negotiate definitive documents for the debt financing that contain terms and conditions set forth in the debt commitment letter (or terms not materially less favorable, in the aggregate, to Buyer and Transitory Subsidiary, taken as a whole, (including with respect to the conditionality thereof) than the terms and conditions in the debt commitment letter);

•	ensure the accuracy of all representations or warranties made by them in the debt commitment letter;

•	comply with all of their covenants in the debt commitment letter;

•	satisfy on a timely basis all conditions applicable to them in the debt commitment letter (including by consummating the equity financing) that are within their control; and

•	consummate the debt financing at or prior to the closing.

If all applicable conditions to the debt financing are satisfied (other than the availability of the equity financing), Buyer and Transitory Subsidiary are obligated to use their reasonable best efforts to cause the commitment parties to fund the debt financing required to consummate the transactions contemplated by the merger agreement and otherwise enforce their rights under the debt commitment letter (including through litigation pursued in good faith).

Buyer will furnish to the Company a copy of any document contemplated by the debt financing promptly upon its execution.

Buyer has agreed to keep us informed upon request with respect to all material activity concerning the debt financing and give us prompt notice if it becomes aware of any material adverse change with respect to the availability of the debt financing, including providing notice within one business day if:

•	the debt commitment letter expires or is terminated (or any person attempts or purports to terminate the debt commitment letter, whether or not such attempted or purported termination is valid);

•	Buyer or Transitory Subsidiary has actual knowledge of any breach or default by any party to the debt commitment letter;

•	Buyer or Transitory Subsidiary receives any written notice or other written communication with respect to any:

•	actual or potential breach, default, termination or repudiation by any party to the debt commitment letter, or

•	material dispute or disagreement between or among any parties to the debt commitment letter; or

•

a lender refuses in writing to provide, express an intent to refuse to provide, or expresses any material concern or reservation regarding its obligation and/or ability to provide, all or any portion of the debt financing on the terms set forth in the debt commitment letter.

Buyer and Transitory Subsidiary have agreed that, without our prior written consent, they will not, and will not permit any of their affiliates to, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of the debt financing.

If all or any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Buyer and Transitory Subsidiary will use their reasonable best efforts to promptly obtain substitute debt financing from alternative sources in an amount sufficient, together with the debt and equity financing that is available and any cash or cash equivalents held by the Company as of the effective time of the merger, to pay all amounts required to be paid by Buyer, Transitory Subsidiary or the surviving corporation in connection with the merger and to obtain a new financing commitment letter with respect thereto that provides for such financing on terms (including structure, covenants and pricing) not materially less favorable in the aggregate to Buyer and Transitory Subsidiary than those set forth in the debt commitment letter.

The Company will use, at Buyer’s sole cost and expense, our reasonable best efforts to provide, and to cause our subsidiaries and our and their respective personnel and advisors to use their reasonable best efforts to provide, Buyer with such cooperation in connection with the financing of the merger (including the financing contemplated by the debt commitment letter and any sale-leaseback transaction) as may be reasonably requested by Buyer and as is customary in connection with the arrangement of financing similar in all material respects to the equity financing and the debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and our subsidiaries, none of the Company or our subsidiaries is required to issue any offering or information document, and no such cooperation is required with respect to a sale-leaseback transaction to the extent it would unreasonably interfere with compliance with our obligation to provide such cooperation with respect to the debt financing), including:

•

participating in a reasonable and limited number of meetings with third parties in connection with the financing, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the debt financing;

•

delivering to Buyer, Transitory Subsidiary and the commitment parties, as promptly as reasonably practicable following Buyer’s request, the financing information (as described above under “The Merger Agreement — Marketing Period”) and all information with respect to the business, operations, financial conditions, projections and prospects of the Company as may be reasonably requested by Buyer and customarily provided in a sale-leaseback financing (which we refer to as the sale-leaseback information);

•

furnishing Buyer and Transitory Subsidiary and the commitment parties, as promptly as practicable, with such financial and other information regarding the Company and our subsidiaries, the receipt of which is an express condition to the obligations of a lender under the debt commitment letter;

•

participation by senior management of the Company in the negotiation of, and the execution and delivery of documents contemplated by the debt financing and documents which Buyer or Transitory Subsidiary reasonably request or are required to consummate a sale-leaseback transaction with respect to the Company’s real property;

•

using its reasonable best efforts to take such actions as are reasonably requested by Buyer, Transitory Subsidiary or the commitment parties to facilitate the satisfaction on a timely basis of certain conditions precedent to the debt financing, including by providing Buyer, Transitory Subsidiary or the commitment parties or their respective representatives timely access to any real property owned or leased by the Company or its subsidiaries in order to take all actions necessary for the completion of documents related to a sale-leaseback transaction with respect to the Company’s real property; and

•

using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at closing providing for the payoff, discharge, and termination on the closing date of all indebtedness contemplated by the debt commitment letter to be paid off, discharged and terminated on the closing date.

No obligation of the Company or any of our subsidiaries under any certificate, document or instrument executed in connection with our obligation to cooperate with Buyer’s financing of the merger will be effective until the effective time of the merger, and none of the Company or any of its subsidiaries will be required to take any actions under any such certificate, documents or instrument that is not contingent on the closing of the merger (including the entry into any agreement that is effective before the effective time of the merger) or that would be effective prior to the effective time of the merger.

The Company has also agreed to provide Buyer, Transitory Subsidiary and the commitment parties such information as may be necessary so that the financing information, the sale-leaseback information and the marketing material are complete and correct in all material respects and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

Subject to certain exceptions, the Company has consented to the use of our and our subsidiaries’ logos in connection with the debt financing.

The condition to the obligation of Buyer and Transitory Subsidiary to consummate the merger requiring the Company to perform in all material respects all obligations required to be performed by it prior to the closing of the merger, as it applies to the Company’s obligations to cooperate with Buyer’s financing of the merger, will be deemed satisfied unless the Company commits a knowing and willful material breach of its obligations to provide such cooperation.

Buyer has agreed to promptly, upon our request, reimburse us for all reasonable out-of-pocket costs we and our subsidiaries incur in connection with such cooperation. Buyer and Transitory Subsidiary have agreed to indemnify and hold harmless us and our representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the equity financing or the debt financing and any information used in connection therewith (other than historical information relating to us approved by us for use therein).

Covenants Relating to the Conduct of Our Business

During the period between the date of the merger agreement and the effective time of the merger, we have agreed with Buyer, except as expressly provided in the merger agreement or the disclosure letter attached to the merger agreement or as Buyer may otherwise consent in writing (which will not be unreasonably withheld), that we will, and will cause each of our subsidiaries to, use commercially reasonable efforts to act and carry on our and each of our subsidiaries’ businesses in the ordinary course of business consistent in all material respects with past practice.

In addition, we have agreed with Buyer that, except as expressly provided in the merger agreement or the disclosure letter delivered in connection with the merger agreement, we will not, and will not permit our subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Buyer (which will not be unreasonably withheld, conditioned or delayed):

•

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of the Company’s or our subsidiaries’ capital stock (other than dividends and distributions by our direct or indirect wholly owned subsidiaries to a parent), (ii) split, combine or reclassify any of the Company’s or our subsidiaries’ capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s or any of our subsidiaries’ capital stock any other securities of the Company or any of our subsidiaries or (iii) subject to customary exceptions, purchase, redeem or otherwise acquire any shares of the Company’s or our subsidiaries’ capital stock or any other of the Company’s or our subsidiaries’ other securities or any rights, warrants or options to acquire any such shares or other securities;

•

issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of the Company’s or our subsidiaries’ capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of our common stock upon exercise of outstanding stock options);

•	amend the Company’s or our subsidiaries’ certificate of incorporation, by-laws or other comparable charter or organizational documents;

•

acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to us and our subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business consistent in all material respects with past practice;

•

sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or any of our subsidiaries other than in the ordinary course of business consistent in all material respects with past practice;

•

(i) subject to customary exceptions, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of our subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than us or our subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its subsidiaries in the ordinary course of business consistent in all material respects with past practice), or capital contributions to, or investment in, any other person other than the Company or any of its direct or indirect subsidiaries (except that we can, in the ordinary course of business consistent in all material respects with past practice, invest in debt securities issued by the United States government which mature not later than the second business day prior to the closing date of the merger), or (iv) other than in the ordinary course of business consistent in all material respects with past practice enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or our subsidiaries against fluctuations in commodities prices or exchange rates;

•

make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000,000 in the aggregate for the Company and our subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures for the fiscal year ended January 30, 2012 previously make available to Buyer or the specific capital expenditures disclosed in the disclosure letter delivered in connection with the merger agreement;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•

compromise, settle or agree to settle any action or claim in respect of any threatened action (including any action or claim in respect of any threatened action relating to the merger agreement or the transactions contemplated thereby), other than compromises or settlements that involve the payment of monetary damages not in excess of $2,500,000 individually or $10,000,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by (other than in connection with compromises or settlements in the ordinary course of business consistent in all material respects with past practice or that involve the payment of monetary damages not in excess of $100,000 individually), the Company or any of our subsidiaries;

•	(i) enter into any material contracts (other than renewals or replacement of any existing material contract that is expiring by its terms, the terms and conditions of which renewal or replacement material contract, in the aggregate, are at least as favorable to the Company as the existing material contract) or terminate any material contract, (ii) other than in the ordinary course of business consistent in all material respects with past practice, materially modify, amend or waive any material right under or renew any material contract, (iii) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company, or any of our subsidiaries, from engaging or competing in any line of business or in any geographic area or (iv) enter into any material contract or agreement that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by the merger agreement;

•

except as required to comply with applicable law or as required pursuant to a Company employee benefit plan existing on the date of the merger agreement, (i) adopt, enter into, terminate or materially amend any employment, retention, change in control, severance or similar agreement, material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement or other labor agreement or arrangement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or officer, except for annual increases of salaries in the ordinary course of business consistent in all material respects with past practice, (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the merger agreement or (iv) grant any equity compensation except for the grant of awards for up to 15,000 shares of Company common stock to new hires on the Company’s customary terms;

•

(i) make, change or revoke any material tax election, (ii) settle or compromise any material tax liability, audit, claim or assessment or (iii) surrender any right to a claim for a material tax refund;

•

enter into, amend or cancel any insurance policies other than (i) in the ordinary course of business consistent in all material respects with past practice or (ii) to the extent such policy is replaced with a substantially similar policy;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

•	enter into a material joint venture or partnership or similar third party business enterprise; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Conditions to Closing the Merger

The obligations of the Company, Buyer and Transitory Subsidiary to consummate the merger are subject to the satisfaction or waiver of each of the following conditions (except that no party may rely on the failure of any of the following conditions to the extent such failure results from its failure to use the standard of efforts to consummate the merger required from it under the terms of the merger agreement):

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;

•	the expiration or termination of the waiting period applicable to the merger under the HSR Act;

•

other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur would have a “Buyer Material Adverse Effect” or a “Company Material Adverse Effect,” shall have been filed, been obtained or occurred on terms and conditions which would not have a “Buyer Material Adverse Effect” or a “Company Material Adverse Effect;”

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff; and

•

no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement.

In addition, the obligations of Buyer and Transitory Subsidiary to consummate the merger are subject to the satisfaction of each of the following additional conditions:

•

our representation and warranty that there was not a “Company Material Adverse Effect” from January 29, 2011 until the date of the merger agreement must be true and correct in all respects; certain of our representations and warranties relating to capitalization, anti-takeover provisions of the DGCL and brokers must be true and correct except for breaches that, in the aggregate, are not material; and the rest of our representations and warranties must be true and correct, except for breaches that have not had a “Company Material Adverse Effect”;

•	we must have performed in all material respects all obligations required to be performed by us on or prior to the closing date;

•

we shall have delivered to Buyer a certificate, dated as of the closing date of the merger, signed on our behalf by our chief executive officer or chief financial officer, certifying to the satisfaction of the above described conditions; and

•	since the date of the merger agreement, there shall not have occurred any “Company Material Adverse Effect.”

In addition, our obligations to consummate the merger are subject to the satisfaction of each of the following additional conditions:

•	Buyer and Transitory Subsidiary’s representations and warranties in the merger agreement must be true and correct except for breaches that have not had a “Buyer Material Adverse Effect;”

•	Buyer and Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the closing date; and

•

Buyer shall have delivered to us a certificate, dated as of the closing date of the merger, signed on behalf of Buyer by its chief executive officer or chief financial officer, certifying to the satisfaction of the above described conditions.

Restrictions on Solicitation of Other Offers

We have agreed that neither we nor any of our subsidiaries will, and we will use our reasonable best efforts to cause our directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	amend, or grant a waiver or release under, any standstill or similar agreement; or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal.

However, in response to an acquisition proposal that did not result from a breach of our “no solicitation” obligations under the merger agreement, and subject to compliance with our obligations under the merger agreement to provide notices to Buyer concerning alternative acquisition proposals, we may contact the person making such acquisition proposal to clarify the terms and conditions thereof, and we may furnish information with respect to the Company to, engage in discussions or negotiations with (including solicitations of revised acquisition proposals), or amend, or grant a waiver or release under any standstill or similar agreement of, the person who has made such acquisition proposal, but only if our board of directors determines in good faith, after consultation with outside counsel and its financial advisors, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal.

We may furnish such information only pursuant to a confidentiality agreement not materially less restrictive of the person making such acquisition proposal with respect to the confidentiality provisions thereof than the confidentiality agreement we previously entered into with Leonard Green, and we are required promptly (and in any event within 24 hours) to provide Buyer any non-public information provided pursuant to any such confidentiality agreement that was not previously made available to Buyer.

Any violation of the above described restrictions by any representative of the Company or any of our subsidiaries will be deemed a breach of such restrictions by the Company.

We are required to promptly (and in any event within 48 hours) advise Buyer orally, with written confirmation to follow, of our receipt of any written acquisition proposal and the material terms and conditions (including any amendments or modifications thereto) of any such acquisition proposal (including financing terms and conditions), including the identity of the person making such acquisition proposal.

An “acquisition proposal” means, in each case other than transactions contemplated by the merger agreement:

•

any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination transaction involving the Company (other than any such transaction involving solely the Company and one or more of our subsidiaries or that, if consummated, would not result in any person or group owning 20% or more of the outstanding equity securities of the Company);

•

any proposal for the issuance by the Company of our equity securities that, if consummated, would result in any person or group owning 20% or more of the outstanding equity securities of the Company; or

•

any proposal or offer to acquire in any manner (including by virtue of the transfer of equity interests in one or more of our subsidiaries), directly or indirectly, 20% or more of the consolidated total assets of the Company and our subsidiaries.

A “superior proposal” means any bona fide written acquisition proposal (except that references in the definition of “acquisition proposal” to “20%” shall be replaced by “50%”) (i) on terms which our board of directors determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company common stock than the merger (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and the merger agreement (including any written proposal by Buyer to amend the terms of the merger agreement) and (ii) that our board of directors determines in its good faith judgment to be reasonably likely to be consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Restrictions on Change of Recommendation to Stockholders

Our board of directors has agreed not to: (i) fail to recommend the adoption of the merger agreement in the proxy statement or otherwise withhold, withdraw, modify or qualify, its recommendation to our stockholders in favor of the merger, (ii) cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by another acquisition proposal (other than a confidentiality agreement entered into in compliance with our non-solicitation obligations) or (iii) adopt, approve or recommend another acquisition proposal (we refer to any of the actions described in the foregoing clauses (i), (ii) or (iii) as an adverse recommendation change).

However, prior to the adoption of the merger agreement by our stockholders, our board of directors may terminate the merger agreement and/or effect an adverse recommendation change in response to a bona fide acquisition proposal that did not result from a breach of our “no solicitation” obligations under the merger agreement if it determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable law. Nonetheless, we can terminate the merger agreement and/or effect an adverse recommendation in such circumstances only if:

•

our board of directors determines in good faith (after consultation with outside counsel and its financial advisors) that such acquisition proposal constitutes a superior proposal after giving effect to all adjustments to the terms of the merger agreement offered by Buyer following the process described in the next three bullet points;

•

we give Buyer at least three calendar days’ prior written notice of the intention of our board of directors to take such action (which notice includes an unredacted copy of the superior proposal that is the basis for such action, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments (including redacted fee letters) relating thereto and a written summary of the material terms of any superior proposal not made in writing, including any financing commitments relating thereto);

•

upon Buyer’s request, we discuss with Buyer in good faith and in reasonable detail the terms and conditions of such superior proposal during such notice period and provide all information reasonably requested by Buyer concerning such superior proposal to facilitate Buyer’s evaluation of whether to improve the terms and conditions of the merger agreement and the related transaction agreements in such a manner that would cause such superior proposal to no longer constitute a superior proposal;

•

following the end of such notice period (with any material change to the material terms of such superior proposal requiring a new notice to Buyer but only a one calendar day period instead of a three calendar day period), our board of directors has considered in good faith any proposed revisions to the merger agreement and the related transaction documents proposed in writing by Buyer and has determined that the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect; and

•	we enter into a definitive agreement with respect to the superior proposal and in connection therewith terminate the merger agreement and pay the $80 million Company termination fee.

Furthermore, prior to the adoption of the merger agreement by our stockholders, our board of directors may effect an adverse recommendation change other than in response to a superior proposal if it determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable law. Nonetheless, we can effect an adverse recommendation in such circumstances only if:

•	we give Buyer at least three calendar days’ prior written notice of the intention of our board of directors to take such action and a description of the reasons for taking such action;

•

upon Buyer’s request, we discuss with Buyer in good faith and in reasonable detail the facts and circumstances giving rise to such proposed adverse recommendation change and provide all information reasonably requested by Buyer concerning such facts and circumstances to facilitate Buyer’s evaluation of whether to improve the terms and conditions of the merger agreement and the related transaction agreements in such a manner that would obviate the need for the taking of such action; and

•

following the end of such notice period, our board of directors has considered in good faith any proposed revisions to the merger agreement and the related transaction documents proposed in writing by Buyer and has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect an adverse recommendation change could be inconsistent with its fiduciary obligations under applicable law.

Termination

The Company and Buyer may agree to terminate the merger agreement at any time prior to the effective time of the merger, even after our stockholders have adopted the merger agreement at the special meeting.

In addition, we and Buyer each have separate rights to terminate the merger agreement without the agreement of the other party if, among other things:

•

the merger has not been consummated by December 15, 2011, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before such date;

•

a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in such order, decree, ruling or other action; or

•	our stockholders do not vote to adopt the merger agreement at the special meeting.

Buyer may also terminate the merger agreement if:

•

our board of directors effects an adverse recommendation change, except that Buyer can only exercise this termination right if it does so no later than 5:00 pm Eastern time on the fifth business day after such termination right first arises;

•

a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, our board of directors fails to recommend against acceptance of such offer, except that Buyer can only exercise this termination right if it does so no later than 5:00 pm Eastern time on the fifth business day after such termination right first arises;

•

we fail to publicly recommend adoption of the merger agreement by our stockholders within five business days of a written request from Buyer for us to do so if such request follows the making of an alternative acquisition proposal other than a tender or exchange offer by any person, except that Buyer can only exercise this termination right if it does so no later than 5:00 pm Eastern time on the fifth business day after such termination right first arises;

•

we fail to hold the special meeting within ten business days prior to December 15, 2011 and Buyer and Transitory Subsidiary have not breached in any material respect their obligations under the merger agreement in any manner that proximately contributes to our failure to hold the special meeting by such date, except that Buyer can only exercise this termination right if it does so no later than 5:00 pm Eastern time on the fifth business day after such termination right first arises;

•	we breach our “no solicitation” obligations under the merger agreement in any material respect; or

•

we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause certain conditions to the obligations of Buyer and Transitory Subsidiary to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured.

Additionally, we may terminate the merger agreement if:

•

our board of directors pursuant to and in compliance our non-solicitation obligations under the merger agreement enters into an alternative acquisition agreement for a superior proposal and prior to or simultaneously with such termination we pay to Buyer in cash a $80 million termination fee;

•

Buyer or Transitory Subsidiary breach or fail to perform any of their representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause certain conditions to our obligation to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured; or

•

the marketing period has ended and all of the conditions to the obligations of Buyer and Transitory Subsidiary to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and we have notified Buyer in writing after the end of the marketing period that we are ready and willing to consummate the merger (subject to the satisfaction of all of the conditions to our obligation to consummate the merger), and Buyer and Transitory Subsidiary fail to consummate the merger within three business days following delivery of such notice.

Termination does not relieve any party of liability for fraud.

Termination Fees

Except for fees and expenses incurred with respect to the printing, filing and mailing of this proxy statement (which fees and expenses will be shared equally by the Company and Buyer), and as provided below, each of the parties will bear all fees and expenses it incurs in connection with the merger and the merger agreement.

Payable by the Company

We must pay to Buyer a termination fee of $80 million if:

•

our board of directors pursuant to and in compliance with our non-solicitation obligations under the merger agreement terminates the merger agreement and enters into an alternative acquisition agreement for a superior proposal;

•	our board of directors effects an adverse recommendation change and Buyer terminates the merger agreement pursuant to its terms;

•

a tender offer or exchange offer for our outstanding common stock is commenced and our board of directors recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, our board of directors fails to recommend against acceptance of such offer and Buyer terminates the merger agreement pursuant to its terms;

•

we fail to publicly recommend adoption of the merger agreement by our stockholders within five business days of a written request from Buyer for us to do so if such request follows the making of an alternative acquisition proposal by any person and Buyer terminates the merger agreement pursuant to its terms; or

•

we fail to hold the special meeting within 10 business days prior to December 15, 2011 and Buyer and Transitory Subsidiary have not breached in any material respect their obligations under the merger agreement in any manner that proximately contributes to our failure to hold the special meeting by such date and Buyer terminates the merger agreement pursuant to its terms.

We must also pay to Buyer the termination fee of $80 million if:

•	the merger agreement is terminated (A) by Buyer or the Company, because the merger is not consummated by December 15, 2011, (B) by Buyer or the Company, if our stockholders’ approval of the proposal to adopt the merger agreement is not obtained at the special meeting, (C) by Buyer, because we breach our “no solicitation” obligations under the merger agreement in any material respect or (D) by Buyer because we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause certain conditions to the obligations of Buyer and Transitory Subsidiary to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured;

•

an acquisition proposal (provided that references to 20% are deemed to refer to 50% in the definition of such term) is publicly announced or otherwise communicated to holders of our common stock and not withdrawn prior to termination of the merger agreement; and

•	within twelve months after termination, we enter into an agreement regarding any acquisition proposal and such acquisition proposal is ultimately consummated.

Payable by Buyer

Buyer must pay to us a reverse termination fee of $175 million if we terminate the merger agreement pursuant to its terms because:

•

Buyer or Transitory Subsidiary breach or fail to perform any of their representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause certain conditions to our obligation to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured; or

•

the marketing period has ended and all of the conditions to the obligations of Buyer and Transitory Subsidiary to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and we have notified Buyer in writing after the end of the marketing period that we are ready and willing to consummate the merger (subject to the satisfaction of all of the conditions to our obligation to consummate the merger), and Buyer and Transitory Subsidiary fail to consummate the merger within three business days following delivery of such notice.

Expense Reimbursement

We must pay to Buyer up to $7.5 million as reimbursement for expenses incurred in relation to the transactions contemplated by the merger agreement, if the merger agreement is terminated:

•	by Buyer or us because our stockholders do not vote to adopt the merger agreement at the special meeting;

•	by Buyer because we breach our “no solicitation” obligations under the merger agreement in any material respect; or

•

by Buyer because we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement and such breach or failure to perform would cause certain conditions to the obligations of Buyer and Transitory Subsidiary to consummate the closing not to be satisfied and such breach or failure to perform is not timely cured or is not capable of being cured.

If we owe the $80 million termination fee to Buyer, we are entitled credit against such termination fee for any expense reimbursement we have paid to Buyer.

Limitation on Remedies and Liability Cap

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled. However, we can enforce specifically the obligations of Buyer and Transitory Subsidiary to cause the equity financing to be funded and to consummate the closing of the merger only if (1) the marketing period has ended and all conditions to the obligations of Buyer and Transitory Subsidiary to effect the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing) at the time the merger agreement contemplated the closing to occur, (2) the debt financing has been funded or the commitment parties have confirmed in writing that the debt financing will be funded at the closing if the equity financing is funded at the closing and (3) we have irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then we would take such actions required of us by the merger agreement to cause the closing of the merger to occur.

Buyer’s liability relating to the merger agreement is limited to the $175 million reverse termination fee, any indemnification or reimbursement owed to us in connection with cooperation we provide for Buyer’s efforts to arrange the financing for the merger, and interest (at the prime rate) and reimbursement of reasonable costs and expenses we may incur in enforcing our right to payment of such reverse termination fee. Our liability relating to the merger agreement is limited to the $80 million termination fee, reimbursement for expenses of up to $7.5 million incurred in relation to the transactions contemplated by the merger agreement (which is offset against the payment of any future termination fee), and interest (at the prime rate) and reimbursement of reasonable costs and expenses Buyer may incur in enforcing its right to payment of such termination fee and expense reimbursement. However, such liability limitation will in no way limit the rights of any party to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement.

Further Actions and Agreements

Company Stockholders’ Meeting

We have agreed to call and hold a stockholders’ meeting as promptly as practicable after the execution of the merger agreement for the purpose of voting upon the adoption of the merger agreement. Subject to the ability of our board to change its recommendation (as described above), we have agreed to take all reasonable and lawful action to solicit from our stockholders proxies, and to take all other action necessary or advisable to secure the vote of our stockholders, in favor of the adoption of the merger agreement.

Access to Information

We have agreed to afford Buyer and its representatives with reasonable access to our properties, books, personnel, records and other information as Buyer may reasonably request prior to the closing of the merger.

Directors’ and Officers’ Indemnification and Insurance

For a period of six years following the effective time of the merger, the surviving corporation shall indemnify and hold harmless directors and officers of the Company or any of our subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such officer or director is or was an officer, director, employee or agent of the Company or any of our subsidiaries, or, while a director or officer of the Company or any of our subsidiaries, is or was serving at the request of the Company or any of its subsidiaries as director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the effective time of the merger agreement, to the fullest extent permitted by law. Each such person will also be entitled to advancement of expenses incurred in defending such claims, subject to such person’s execution of an undertaking to repay any expenses so advanced if a court of competent jurisdiction determines that such person did not act in good faith or in a manner that such person believed to be in the best interest of the surviving corporation. The surviving corporation has an obligation to maintain our directors’ and officers’ liability insurance after the effective time of the merger for a period of six years; provided that Buyer shall not be required to pay annual premiums for such insurance in excess of 300% of the current annual premiums paid by us for such insurance. We may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the policies of directors’ and officers’ liability insurance we currently maintain with respect to matters arising at or before the effective time of the merger; provided that the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the merger.

Further Action, Consents and Filings

The merger agreement obligates Buyer and us to use reasonable best efforts to (i) take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the merger, (ii) obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or us or any respective subsidiaries in connection with the consummation of the merger, (iii) make all necessary filings, and thereafter make any other submissions, with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement that are required under securities, antitrust or other applicable laws and (iv) execute and deliver any additional instruments necessary to consummate the merger.

Public Announcements

We and Buyer have agreed to use reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger.

Employee Benefits

Buyer has agreed to use commercially reasonable efforts to continue to provide our employees with full credit for prior service with us for purposes of eligibility, vesting and other determinations under Buyer benefit plans in which our employees may become eligible to participate (but not for purposes of benefit accrual under any defined benefit pension plan), except where such credit would result in a duplication of benefits or was not recognized prior to the merger under comparable benefit plans. In addition, Buyer has generally agreed to use commercially reasonable efforts to waive pre-existing condition limits to the extent such limits are waived under our comparable benefit plans, and to recognize deductible and out-of-pocket expenses paid by our employees during the calendar year in which the merger closes to the same extent such payments were recognized under any comparable plan of the Company or any of our subsidiaries.

Amendment and Waiver

Amendment

The merger agreement may be amended by the parties to the merger agreement by action taken by or on behalf of our or their respective boards of directors at any time prior to the effective time. However, after adoption by our stockholders of the merger agreement, no amendment will be made which under applicable law would require further approval by our stockholders unless so approved by our stockholders.

Waiver

At any time prior to the effective time, any party to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (b) waive any inaccuracy in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance by the other parties with any agreement or condition contained in the merger agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

COMPANY STOCKHOLDER AGREEMENT

As a condition to the Company entering into the merger agreement, the LGP funds entered into a Company Stockholder Agreement with the Company, dated as of June 28, 2011, which we refer to as the stockholder agreement.

Pursuant to the stockholder agreement, the LGP funds agreed vote all shares of Company common stock held by them in favor of the adoption of the merger agreement and in favor of any actions necessary to consummate the merger and any of the other transactions contemplated by the merger agreement. The LGP funds agreed that if they failed to comply with their obligations to vote in favor of the adoption of the merger agreement, such failure would result, without any further action by the LGP funds and effective as of the date of any such failure, in the appointment of the Company (or any nominee of the Company) as such LGP fund’s proxy to vote in favor of the adoption of the merger agreement. The LGP funds also waived any rights of appraisal in connection with the merger.

The stockholder agreement encompasses all shares of Company common stock held by the LGP funds at the time the stockholder agreement was entered into, as well as any shares of Company common stock subsequently acquired by the LGP funds. As of July 29, 2011, the record date for the special meeting, the LGP funds collectively held approximately 3.8% of the outstanding shares of Company common stock. The LGP funds also held options to acquire 3 million shares of Company common stock, which the LGP funds did not have the right to vote prior to exercise. See “Security Ownership of Certain Beneficial Owners and Management.” In connection with the execution and delivery of the stockholder agreement, the Company did not pay the LGP funds any consideration in addition to the consideration they may receive pursuant to the merger agreement in respect of their shares of Company common stock.

In addition, under the stockholder agreement, the LGP funds agreed not to, directly or indirectly:

•

offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift), or enter into any contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of such shares of Company common stock, or options or any interest therein, except to any affiliate who agrees in writing to be bound by the terms of the stockholder agreement, provided, that the LGP funds shall have the right to exercise options they hold for Company common stock;

•	grant any proxies or powers of attorney, deposit any such Company common stock into a voting trust or enter into any other voting arrangement with respect to such Company common stock;

•

permit to exist any lien of any nature whatsoever with respect to such Company common stock or the options they hold (other than any liens created by or arising under the stockholder agreement or existing by operation of law); or

•	commit or agree to take any of the foregoing actions.

Except for certain miscellaneous provisions, the provisions of the stockholder agreement will automatically terminate upon the earlier to occur of:

•	the effective time of the merger; or

•	the date of termination of the merger agreement in accordance with its terms.

No termination of the stockholder agreement, however, will relieve any party to the stockholder agreement of any liability for damages resulting from any breach of the stockholder agreement.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “BJ”. The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by Bloomberg L.P.

	Fiscal Quarters
	First	Second	Third	Fourth
Fiscal Year Ended January 30, 2010
High	$34.81	$39.59	$37.97	$37.33
Low	27.26	31.06	29.73	31.85
Fiscal Year Ended January 29, 2011
High	39.85	47.51	46.43	48.88
Low	33.59	36.19	40.31	40.75
Fiscal Year Ending January 28, 2012 (through August 2, 2011)
High	52.38	52.46
Low	42.88	44.97

The closing price of Company common stock on the NYSE on June 28, 2011, the last trading day prior to the public announcement of the merger agreement, was $48.08 per share of Company common stock. On August 2, 2011, the closing price for Company common stock on the NYSE was $50.13 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

The Company has never declared or paid any cash dividends on shares of Company common stock. In accordance with the merger agreement, the Company cannot pay any cash dividends prior to the closing of the merger or termination of the merger agreement without the prior consent of Buyer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 13, 2011 (unless otherwise indicated) by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth in the Definitive Proxy Statement for our 2011 Annual Meeting filed with the SEC on April 6, 2011, and (iv) all of the Company’s current directors and executive officers as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, the address of each person listed in the table is c/o BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581. There were 54,945,969 shares of Company common stock outstanding as of July 13, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
LGP Management, Inc. 11111 Santa Monica Boulevard, Suite 2000 Los Angeles, California 90025	5,100,000	(2)	9.3
S.A.C. Capital Advisors, L.P. 72 Cummings Point Road Stamford, CT 06902	3,359,974	(3)	6.1
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,306,218	(4)	6.0
Credit Suisse AG Uetlibergstrasse 231 P.O. Box 900, CH 8070 Zurich, Switzerland	3,145,148	(5)	5.7
LSV Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, Illinois 60606	2,840,030	(6)	5.2
Citadel Advisors LLC 131 S. Dearborn St., 32nd Floor Chicago, Illinois 60603	2,746,408	(7)	5.0
Christine M. Cournoyer	17,284		*
Paul Danos	34,100		*
Edmond J. English	24,100		*
Helen Frame Peters	34,100		*
Leonard A. Schlesinger	15,634		*
Michael J. Sheehan	21,900		*
Thomas J. Shields	40,000		*
Herbert J Zarkin	22,500		*
Laura J. Sen	334,188		*
Frank D. Forward	12,570		*
Thomas F. Gallagher	—		*
Christina M. Neppl	120,063		*
Lon F. Povich	108,286		*
All directors and executive officers as a group (17 persons)	1,015,706		1.8

*	Less than 1%
(1)	Includes, for the persons indicated, the following shares of common stock that may be acquired upon exercise of outstanding stock options which were exercisable on July 13, 2011, or within 60 days thereafter: Ms. Cournoyer, 6,667 shares; Dr. Danos, 20,000 shares; Mr. English, 10,000 shares; Dr. Peters, 20,000 shares; Mr. Schlesinger, 6,667 shares; Mr. Sheehan, 10,000 shares; Mr. Shields, 25,000 shares; Ms. Sen, 100,000 shares; Ms. Neppl, 55,500 shares; Mr. Povich, 50,000 shares; all current directors and executive officers as a group, 345,234 shares.
(2)	Information is as of June 28, 2011, and is based on a Schedule 13D filed with the SEC on June 30, 2011, by Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., GEI Capital V, LLC, Green V Holdings, LLC, Leonard Green & Partners, L.P., and LGP Management, Inc. (collectively, the “Green Reporting Persons”) pursuant to their joint filing agreement dated June 30, 2010. The Green Reporting Persons have shared voting and shared dispositive power over all of these reported shares. 3,000,000 of these shares are shares underlying call options that expire on June 15, 2012.
(3)	Information is as of February 17, 2011, and is based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 28, 2011, by S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., S.A.C Capital Associates, LLC, Sigma Capital Management, LLC and Steven A. Cohen pursuant to their joint filing agreement dated February 28, 2011. S.A.C Capital Advisors LP, S.A.C Capital Advisors Inc. and Mr. Cohen beneficially own 2,784,974 shares subject to shared voting and shared dispositive power. Sigma Capital Management, LLC and Mr. Cohen own 575,000 shares subject to shared voting and shared dispositive power.
(4)	Information is as of December 31, 2010, and is based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 2, 2011, by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole voting and sole dispositive power over all of these reported shares. These shares are held by various investment advisor subsidiaries of BlackRock.
(5)	Information is as of December 31, 2010, and is based on a Schedule 13G filed with the SEC on February 11, 2011, by Credit Suisse AG (“Credit Suisse”). Credit Suisse reported that it owns all shares subject to shared voting and shared dispositive power.
(6)	Information is as of February 10, 2010 and is based on a Schedule 13G filed with the SEC on February 11, 2010. LSV Asset Management has reported that it has sole voting and sole dispositive power over all such shares.
(7)	Information is as of February 16, 2011, and is based on a Schedule 13G filed with the SEC on February 24, 2011, by Citadel Advisors LLC, Citadel Holdings II LP, Citadel Investment Group II, LLC and Mr. Kenneth Griffin (collectively the “Citadel”) pursuant to their joint filing agreement dated February 24, 2011. Citadel has shared voting and shared dispositive power over all of these reported shares.

APPRAISAL RIGHTS

Holders of shares of Company common stock who do not vote for the adoption of the merger agreement at the special meeting and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps prescribed in Section 262 of the DGCL and summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Under the DGCL, holders of our common stock who do not vote in favor of the adoption of the merger agreement and otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of our common stock and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex C carefully and should consult his, her or its legal advisor, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of such stockholder’s shares of our common stock. If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone, through the Internet or by fax that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares of record through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock on July 29, 2011, the record date for the special meeting, is entitled to assert appraisal rights for such shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

All written demands for appraisal of shares must be mailed or delivered to: BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581, Attention: Lon F. Povich, Secretary.

Within ten days after the effective time of the merger, we will notify each stockholder who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement of the effective time of the merger. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days after such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court of Chancery shall take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merger corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL.

The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement by delivering to the Company a written withdrawal of the demand for appraisal. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned on such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger.

If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be deemed to have been converted at the effective time of the merger into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL SHALL GOVERN.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is consummated, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders of the Company. However, if the merger is not consummated, we expect to hold our 2012 annual meeting of stockholders in 2012. The Company currently anticipates that, in such event, the 2012 annual meeting of stockholders will be held during the period from May 6, 2012 to August 4, 2012, although the Company reserves the right to delay its annual meeting as may be permitted under applicable law. Proposals of stockholders intended to be presented at the 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than 5:00 p.m., Eastern Time, on December 9, 2011, in order to be considered for inclusion in the Company’s proxy materials for that meeting. The Company suggests that proponents submit their proposals via registered or certified mail. Proposals should be addressed to Lon F. Povich, Secretary, BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581.

The Company’s by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company’s board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2012 Annual Meeting of Stockholders is held during the period from May 6, 2012 to August 4, 2012 (as it is expected to be), in order to comply with the time periods set forth in the Company’s by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than February 25, 2012, and no later than March 17, 2012. If a stockholder fails to provide timely notice of a proposal to be presented at the 2012 Annual Meeting of Stockholders, the proxies designated by the board of directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting.

The Company’s by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

Stockholders Sharing the Same Address

Some banks, brokerages and other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders sharing the same address. The Company will promptly deliver a separate copy of this proxy statement to you if you direct your request to the Investor Relations Department of the Company, BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581, telephone: (774) 512-6650, or call our proxy solicitor, Georgeson (toll-free at 1-888-654-1722). If you want to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations section of our website, www.bjsinvestor.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended January 29, 2011 (filed with the SEC on March 28, 2011);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011 (filed with the SEC on May 27, 2011);

•	Current Reports on Form 8-K filed with the SEC on February 11, 2011, May 26, 2011 and June 29, 2011 (two Form 8-Ks); and

•	Definitive Proxy Statement for our 2011 annual meeting of stockholders filed with the SEC on April 6, 2011.

Any person, including any beneficial owner of shares of Company common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our Corporate Secretary at the Company’s address, which is BJ’s Wholesale Club, Inc., 25 Research Drive, Westborough, Massachusetts 01581, telephone (774) 512-7400; or from our proxy solicitor, Georgeson (toll-free at 1-888-654-1722); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO

MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST 3, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SUBSEQUENT TO THAT DATE DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BEACON HOLDING INC.,

BEACON MERGER SUB INC.

and

BJ’S WHOLESALE CLUB, INC.

Dated as of June 28, 2011

- i -

- ii -

Schedule A	Parties to Company Stockholder Agreement

Exhibit A	Form of Company Stockholder Agreement

Exhibit B	Surviving Corporation Certificate of Incorporation

Exhibit C	Form of Guarantee

- iii -

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Adverse Recommendation Change	Section 6.1(b)(iii)
Affiliate	Section 3.5(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.3
Buyer	Preamble
Buyer Disclosure Letter	Article IV
Buyer Employee Plan	Section 6.11(a)
Buyer Material Adverse Effect	Section 4.1
Buyer Related Parties	Section 8.3(d)
Buyer Termination Fee	Section 8.3(d)
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.2
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 2.2(f)
Commitment Letters	Section 4.7(a)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Letter	Article III
Company Employee Plans	Section 3.14(a)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Related Parties	Section 8.3(c)
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(b)(i)
Company Stock Plans	Section 2.3(b)(i)
Company Stockholder Agreement	Preamble
Company Termination Fee	Section 8.3(b)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Compliant	Section 1.3
Confidentiality Agreements	Section 5.2
Continuing Employees	Section 6.11
CVC	Section 4.7(a)
Debt Commitment Letters	Section 4.7(a)
Debt Financing	Section 4.7(a)
Debt Financing Documents	Section 5.4(e)(i)

- iv -

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Dissenting Shares	Section 2.4(a)
DGCL	Section 1.1
Effective Time	Section 1.2
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
Equity Commitment Letter	Section 4.7(a)
Equity Financing	Section 4.7(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Existing Company Debt	Section 5.4(d)
Expense Reimbursement	Section 8.3(c)
Filed Company SEC Reports	Article III
Financing	Section 4.7(a)
Financing Information	Section 5.4(e)(ii)
Financing Sources	Section 4.7(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
Guarantee	Section 4.9
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.8(a)
Investor	Section 4.7(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.14(b)
Laws	Section 3.15
Leased Real Property	Section 3.9(b)
LGP	Section 4.7(a)
LGP CA	Section 5.2
Liens	Section 3.9(a)
Marketing Material	Section 5.4(e)(iii)
Marketing Period	Section 1.3
Maximum Premium	Section 6.8(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(c)
Option Consideration	Section 2.3(c)
Ordinary Course of Business	Section 3.2(f)
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.9(a)
Permits	Section 3.16
Permitted Liens	Section 3.9(a)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Real Property	Section 3.9(b)
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
Restricted Share	Section 2.3(a)

- v -

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Retained Claims	Section 9.4(b)
Sale-Leaseback Documents	Section 5.4(e)(iv)
Sale-Leaseback Information	Section 5.4(e)(v)
Sale-Leaseback Transactions	Section 5.4(a)
Schedule 13E-3	Section 3.5(c)
SEC	Section 1.3
Section 409A	Section 3.14(c)
Securities Act	Section 3.4(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Suppliers	Section 3.22
Surviving Corporation	Section 1.4
Tax Returns	Section 3.8(n)
Taxes	Section 3.8(n)
Third Party Intellectual Property	Section 3.10(b)
Transitory Subsidiary	Preamble
Transitory Subsidiary Stockholder Approval	Section 4.2(a)

- vi -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 28, 2011, by and among Beacon Holding Inc., a Delaware corporation (the “Buyer”), Beacon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and BJ’s Wholesale Club, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer, the Transitory Subsidiary and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

WHEREAS, the acquisition of the Company shall be effected through a merger of the Transitory Subsidiary with and into the Company, with the Company being the survivor of such merger, in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware, as a result of which the Company will become a wholly owned subsidiary of the Buyer; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A and the Company have entered into an agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Company Voting Proposal (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Transitory Subsidiary shall merge with and into the Company (the “Merger”) at the Effective Time.

1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing the Company shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the time of Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall occur on the earlier to occur of (a) a Business Day during the Marketing Period specified by the Buyer on no less than three Business Days notice to the Company and (b) the final day of the Marketing Period (subject in each case in clause (a) and clause (b) above to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso). For purposes of this Agreement, a “Business Day” shall be any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts are permitted or required by applicable Law to remain closed. For purposes of this Agreement, the term “Marketing Period” means the first period of fifteen consecutive Business Days (i) after the Company shall have delivered to the Buyer the Marketing Material and the Financing Information, and such Marketing Material and Financing Information delivered to the Buyer prior to the beginning of such fifteen consecutive Business Day period is, and remains throughout such 15 consecutive Business Day period, Compliant, provided, that if the Company shall in good faith reasonably believe it has delivered the Financing Information and the Marketing Material and such Financing Information and Marketing Material is Compliant, it may give to the Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (i) above unless (A) at any time during such fifteen consecutive Business Day period after the date such notice is given the Marketing Material and the Financing Information delivered to the Buyer prior to the beginning of such fifteen consecutive Business Day period is not Compliant or (B) the Buyer in good faith reasonably believes the Company has not completed the delivery of the Marketing Material and the Financing Information or that the Marketing Material and the Financing Information is not Compliant and, within five Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with specificity which Marketing Material and Financing Information the Company has not delivered or is not Compliant), (ii) throughout and at the end of which the conditions set forth in Section 7.1 and 7.2 shall be satisfied (other than (x) the condition set forth in Section 7.1(a), which must be satisfied no later than the final day of the Marketing Period (and if such condition has not been satisfied by such time, the Marketing Period will be extended until such time as such condition is satisfied), and (y) those conditions that by their nature will not be satisfied until the Closing, which need only be satisfied at the Closing), and (iii) throughout and at the end of which nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen consecutive Business Day period; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated, in which case the Closing shall occur no later than the second Business Day after such date (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VII for the Closing as of such date) and provided, further that the Marketing Period shall in no event include any days between and including (A) August 20, 2011 and September 6, 2011 or (B) November 23, 2011 and November 25, 2011. For purposes of this Agreement, the term “Compliant” means, with respect to the Financing Information and Marketing Material, that such Financing Information and Marketing Material does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information or Marketing Material not misleading in light of the circumstances in which they were made, and, the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Financing Information or Marketing Material.

1.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company, with the Company, following the Effective Time, continuing as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated, by virtue of the Merger, to read as set forth on Exhibit B hereto, and, as so amended and restated, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the

Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $51.25 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or immediately prior to the Effective Time, the Buyer shall deposit with the Bank of New York Mellon Corporation or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within three Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto, provided that the Buyer shall assist the Company in developing arrangements for the delivery of such materials at the Closing to significant shareholders of the Company to facilitate the payment of Merger Consideration to such shareholders immediately following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than any Certificate representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(f) Withholding Rights. Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by the Buyer, the posting by such Person of a bond, in such reasonable amount as the Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Plans.

(a) Immediately prior to the Effective Time, each share of Company Common Stock granted subject to time-based, performance or other vesting or lapse restrictions pursuant to any Company Stock Plan (as defined in Section 2.3(b) below) (each, a “Restricted Share”), that is outstanding and subject to such restrictions immediately prior to the Effective Time shall automatically vest, and the Company’s reacquisition right with respect to each Restricted Share shall lapse, and the holder thereof shall, subject to this Article II (including Section 2.2(f)), be entitled to receive the Merger Consideration with respect to each such Restricted Share.

(b) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time; and

(ii) to cause each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3 and subject to Section 2.2(f), a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

(c) Each holder of a Company Stock Option so cancelled shall receive from the Buyer or the Surviving Corporation, in respect and in consideration of each such Company Stock Option, as soon as practicable following the Effective Time (but in any event not later than three Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(d) Following the execution of this Agreement, (i) if and as required by the Company Stock Plans, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options and (ii) the Company shall take all actions necessary or appropriate to terminate the Company Stock Plans as of the Effective Time (including any necessary or appropriate Company Board action). The Buyer shall, or shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall, subject to Section 2.4(b), not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under the DGCL or otherwise), then the right of the holder of such Dissenting Shares to be paid such consideration as is determined due pursuant to the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted into, as of the Effective Time, and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company pursuant to the DGCL prior to the Effective Time that relates to such demand; and (ii) the opportunity to control, and make decisions in respect of, all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure letter delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Letter”) or as disclosed in any Company SEC Report filed on or after February 1, 2010 and prior to the date hereof (the “Filed Company SEC Reports”), other than disclosure in the Filed Company SEC Reports referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any statements included in such Filed Company SEC Reports that are forward-looking in nature.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate with all other such changes, events, circumstances or developments is, or would reasonably be expected to be, materially adverse with respect to, or has, or would reasonably be expected to have, a material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, or any change, event, circumstance or development arising or resulting from, or related to, any of the following, shall constitute, or shall be considered in determining whether there has occurred, or may, would or could occur, a Company Material Adverse Effect:

(a) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions in the industries or markets in which the Company and its Subsidiaries operate;

(d) political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) other than for purposes of any representation or warranty contained in Section 3.4(b) and Section 3.4(c), the public announcement of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement, including the impact thereof on business opportunities, sales, membership, membership fee income, profits, gross margins, profit margins or relationships, contractual or otherwise, with customers, business partners, suppliers, landlords or employees;

(g) changes in Laws or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case arising after the date of this Agreement, or that result from any action taken for the purpose of complying with any of the foregoing;

(h) any actions taken or failure to take action, in each case, to which the Buyer has approved, consented to or requested in writing, or that is described in and permitted to be taken without consent under Sections 5.1(a) through 5.1(p), or the failure to take any action that is prohibited by this Agreement;

(i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(j) any (i) changes in the Company’s stock price or the trading volume of the Company’s stock, or (ii) failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or (iii) failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but in each case described in any of the foregoing clauses (i), (ii) or (iii), the underlying cause of such changes or failures may be considered, unless such changes or failures would otherwise be excepted from this definition); and

(k) any legal proceedings arising out of or in connection with this Agreement or any of the transactions contemplated by this Agreement;

provided, however, that any effect, change, event, circumstance or development referred to in clauses (a), (b), (c), (d), (e) and (g) may be taken into account in determining whether or not there has been a Company Material Adverse Effect solely if and to the extent such effect, change, event, circumstance or development has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 180,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the close of business on June 27, 2011, (i) 54,935,969 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the close of business on June 27, 2011, of (i) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant and (ii) all outstanding Restricted Shares, indicating with respect to such Restricted Shares the name of the holder thereof and the number of Restricted Shares held thereby. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and the forms of all agreements evidencing Restricted Shares.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of, or other voting interests in, the Company or any security exchangeable into or exercisable for such equity securities issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, shares of capital stock or other equity interests of, or voting interests in, the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests or voting rights, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any other outstanding equity compensation arrangements relating to the capital stock of the Company. Other than the Company Stockholder Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the

Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company for any such purpose other than as provided in award agreements relating to Company Stock Options or Restricted Shares as they relate to using shares of Company Common Stock to pay withholding of income Taxes at the minimum statutory levels.

(f) As of the date of this Agreement, there was no outstanding indebtedness for borrowed money of the Company or its Subsidiaries other than as reflected in the Company Balance Sheet or incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) after the date of the Company Balance Sheet.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign company (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding equity compensation with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Required Company Stockholder Vote, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors present at the meeting (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement not to be subject to any state takeover Law or similar Law that might otherwise apply to such execution, delivery, performance or consummation. Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary in Section 4.6, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, or (ii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation, in each case issued, granted or promulgated by any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) and applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clause (ii) of this Section 3.4(b), for any such conflicts or violations that would not have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) filings required under, and compliance with the requirements of, the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws or the rules and regulations of the New York Stock Exchange, and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not have a Company Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary in Section 4.6, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for determination of the stockholders entitled to vote at the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since February 1, 2010. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since February 1, 2010 that is not available on the SEC’s Electronic Data Gathering and Retrieval database. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference or to be contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated, audited balance sheet of the Company as of January 29, 2011 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (as amended or supplemented from time to time and including any document incorporated by reference therein, the “Proxy Statement”) or in any Rule 13E-3 Transaction Statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time and including any document incorporated by reference therein, a “Schedule 13E-3”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or on any other date of filing with the SEC, or at the time of the Company Meeting, or, in the case of any Schedule 13E-3, on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were or shall be made; or, with respect to the Proxy Statement, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. The Proxy Statement and any Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or any Schedule 13E-3 should be discovered by the Company or should, to the Company’s Knowledge, occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event. For purposes of this Agreement, the term “Affiliate” when used with respect to any party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since February 1, 2010, subject to any applicable grace periods, the Company and each of its officers and directors have been in compliance in all material respects with (i) the applicable listing and other rules and regulations of the New York Stock Exchange and (ii) the applicable provisions of Sarbanes-Oxley Act of 2002, as amended and including the rules and regulations promulgated thereunder.

3.6 No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for (a) liabilities incurred in the Ordinary Course of Business after the date of the Company Balance Sheet and (b) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, as of the date of this Agreement, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would have a Company Material Adverse Effect. There are no (i) unconsolidated Subsidiaries of the Company or (ii) off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act (or any other material off-balance sheet liabilities) that have not been so described in the Company SEC Reports nor any obligations to enter into any such arrangements.

3.7 Absence of Certain Changes or Events. From the date of the Company Balance Sheet until the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than paragraphs (a)(iii), (b), (j) and (k) of Section 5.1, and paragraph (p) of Section 5.1 as it relates to paragraphs (a)(iii), (b), (j) and (k) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.

(b) Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that are due, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the Company Balance Sheet (other than in the notes thereto). The unpaid Taxes of the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the Company Balance Sheet did not, as of such date, exceed by a material amount the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the Company Balance Sheet (other than in the notes thereto).

(c) All material Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(d) The Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods ending after February 2, 2008 and on or prior to January 30, 2010.

(e) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company, (ii) has any liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), as a transferee or successor, or pursuant to any contractual obligation, or (iii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(f) There are no examinations, audits, or other proceedings in respect of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity that are currently in progress or pending. No deficiency for, or any proposed adjustment of, any material Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, except for deficiencies or adjustments that have been satisfied by payment in full, settled or withdrawn. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which the Company or any of its Subsidiaries did not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(g) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or any foreign, state or local Tax Laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i) There are no Liens with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(j) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

(k) No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings have been entered into with, issued by, or filed with any Governmental Entity with respect to or relating to the Company or any of its Subsidiaries that could materially increase the amount of Taxes of the Company or any of its Subsidiaries for taxable periods or portions thereof beginning on or after the Closing Date.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning on or after the Closing Date as a result of (i) indebtedness discharged with respect to which an election has been made under Section 108(i) of the Code or (ii) a prepaid amount received on or before the Closing Date.

(m) None of the Company or any of its Subsidiaries, nor any of their predecessors by merger or consolidation has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(n) For purposes of this Agreement, (i) “Taxes” means any and all taxes and all other charges, fees, duties, contributions, levies, assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, value-added, net worth, capital gains, documentary, recapture, alternative or add-on minimum, recording, excise, escheat or unclaimed property, real property, personal property, sales, use, transfer, withholding, social security, business license, payroll, profits, severance, stamp, occupation, customs duties, franchise, and estimated taxes, imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and (ii) “Tax Returns” means any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto or amendment thereof, filed with or submitted to any Governmental Entity.

3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth the address of all real property and interests in real property owned by the Company or any of its Subsidiaries (together with all of the buildings, structures, and other improvements thereon, the “Owned Real Property”). With respect to the Owned Real Property:

(i) the Company or one of its Subsidiaries has good and valid title to the Owned Real Property, free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances (collectively, “Liens”), other than (i) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (ii) Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or which are being contested in good faith and by appropriate proceedings with a maintenance of appropriate reserves on the Company Balance Sheet for payment of same, (iii) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business, provided that the same do not materially and adversely impair the use or value of the assets subject thereto, (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities, provided that the same do not materially and adversely impair the use or value of the assets subject thereto, (v) Liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and have been or will be assumed by the Buyer or the Transitory Subsidiary specifically in accordance with the provisions of this Agreement, and (vi) Liens which do not materially and adversely impair the use or value of the assets subject thereto (the items described in the foregoing clauses (i) through (vi) collectively, “Permitted Liens”), unless the absence of such good and valid title to the Owned Real Property does not materially and adversely impair the use or value of any such Owned Real Property in the operation of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted;

(ii) except as would not have a Company Material Adverse Effect, to the Company’s Knowledge:

(A) there are no pending or threatened, condemnation proceedings, lawsuits, or administrative actions relating to any Owned Real Property, or other matters affecting and adversely impairing the current use, occupancy, or value thereof;

(B) the Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

(C) other than published notice actually received and disclosed to the Buyer, there are no pending or contemplated rezoning or special designation proceedings affecting the Owned Real Property; and

(D) there are no outstanding options or rights of first refusal to purchase or lease the Owned Real Property, or any portion thereof or interest therein.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a complete list of all agreements, in each case as amended, modified, or supplemented to date (together with all of the buildings, structures, and other improvements owned or leased by the Company or any Subsidiary thereon, each, a “Company Lease”) pursuant to which the Company or any Subsidiary leases, subleases, licenses, or otherwise occupies (whether as landlord, tenant, subtenant, or pursuant to any other occupancy arrangement) any real property or interests in real property (the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). The Company or one of the Subsidiaries has delivered to the Buyer or the Transitory Subsidiary true and complete copies of the Company Leases, together with all amendments, modifications, and supplements thereto, and, to the extent available, copies of title insurance policies for each Leased Real Property. With respect to the Leased Real Property, except as would not have a Company Material Adverse Effect:

(i) the Company or one of its Subsidiaries has a good and valid leasehold interest in all Leased Real Property, free and clear of all Liens that are not Permitted Liens;

(ii) each Company Lease is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the respective parties thereto, subject to the Bankruptcy and Equity Exception;

(iii) each Company Lease will continue to be the valid and binding obligation of, and legally enforceable against, the parties thereto, subject to the Bankruptcy and Equity Exception, and shall continue to be in full force and effect, following the consummation of the transactions contemplated hereby;

(iv) none of the Company or any of its Subsidiaries has received written notice of any default, individually or in the aggregate, under any Company Lease which default remains uncured;

(v) none of the Company or any of its Subsidiaries has any actual Knowledge of any violation of or any default, individually or in the aggregate, of any Company Lease that remains uncured;

(vi) to the Company’s Knowledge, there does not exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation or default under any Company Lease; and

(vii) no party to any Company Lease has repudiated any provision thereof;

(c) None of the Company or any of its Subsidiaries has received written notice of any breach, individually or in the aggregate, under any agreement evidencing any Lien on the Real Property, which default continues on the date of this Agreement, other than any default that would not have a Company Material Adverse Effect.

(d) There is no party (other than the Company or any of the Subsidiaries) in possession of any Real Property, and there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party (other than the Company or any of the Subsidiaries) the right of use or occupancy of any portion of or interest in the Real Property, other than any possession or grant that would not have a Company Material Adverse Effect.

(e) To the Company’s Knowledge, all of the buildings, structures, and other material improvements located on the Real Property are in good operating condition and repair (normal wear and tear excepted and taking into account the respective ages of such buildings, structures, building systems and equipment, and excepting immaterial operating conditions and items of repair), suitable for the conduct of the Company’s or any Subsidiary’s business at the Real Property, except for any failure to be in such condition and repair that would not have a Company Material Adverse Effect. To the Company’s Knowledge, no building, structure, or other material improvement located on the Real Property or any appurtenance thereto or equipment therein, encroaches on any property owned by others, which encroachment interferes (by more than a de minimis amount) with the use or could materially adversely affect the value of such building, structure, improvement, or appurtenance or which encroachment is necessary for the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement, other than for any encroachment that would not have a Company Material Adverse Effect.

3.10 Intellectual Property.

(a) To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), other than the failure to own, license, sublicense or otherwise possess legally enforceable rights to use any Intellectual Property which would not have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify or otherwise result in the loss or impairment of the Company’s or any of its Subsidiaries’ rights under, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”).

(c) Section 3.10(c)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all patents and patent applications, trademarks and service mark registrations and applications for registration thereof and copyright registrations, in each case, owned by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole, and Section 3.10(c)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all licenses for Third Party Intellectual Property.

(d) All patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and have not expired or been cancelled. No action, suit, proceeding or claim is pending, or to the Company’s Knowledge, is threatened, challenging the validity, enforceability, registration, ownership or use of any such Intellectual Property. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that would not have a Company Material Adverse Effect.

(e) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that would not have a Company Material Adverse Effect. Since February 1, 2010, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such material infringement, violation or misappropriation.

(f) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to maintain in confidence in accordance with adequate protection procedures all Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries maintain commercially reasonable policies and procedures regarding the privacy and security of all customer, employee, and other personally identifiable information in their possession and control, which policies and procedures are in material compliance with all applicable Laws.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of all contracts and agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (i) in connection with which or pursuant to which the Company and its Subsidiaries paid, in the aggregate during the fiscal year ended January 29, 2011, more than $90,000,000 to any vendor for merchandise resold by the Company and its Subsidiaries, (ii) related to indebtedness for borrowed money owed by the Company or any of its Subsidiaries having an outstanding amount in excess of $2,500,000 individually, other than any such indebtedness between or among any of the Company and any of its Subsidiaries, (iii) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world, (iv) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, (v) that is an employment or consulting agreement with any executive officer or other employee of the Company or any of its Subsidiaries or member of the Company Board earning an annual salary from the Company or any of its Subsidiaries in excess of $175,000, (vi) that is a joint venture, partnership, limited liability company or other similar agreement or arrangement in connection with which or pursuant to which the Company and its Subsidiaries paid, or were paid, in the aggregate during the fiscal year ended January 29, 2011, more than $5,000,000 or (vii) that involves the acquisition from another person or disposition to another person (other than acquisitions or dispositions of inventory, merchandise, products, services, properties and other assets in the Ordinary Course of Business), of assets or capital stock or other equity interests for aggregate consideration under such contract (or series of related contracts) in excess of $10,000,000, in each case other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”). The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(b) Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

(c) Except for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract.

(d) Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective properties or assets that (a) would have a Company Material Adverse Effect or (b) as of the date hereof, would prevent or materially impair or delay the consummation of the Merger. There are no material judgments, orders, decrees, injunctions, awards, or settlements, whether civil, criminal or administrative, outstanding against the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for matters that would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all applicable Environment Laws (including all obligations to obtain, maintain and comply with all permits and authorizations required under Environmental Laws) and neither the Company nor any of its Subsidiaries has, since February 1, 2010, received any written notice alleging any of them is not in compliance with applicable Environmental Laws; (ii) since January 1, 2008 there have been no releases of any Hazardous Substances at any Owned or Leased Property or, to the Company’s Knowledge, at any other location, that would reasonably be expected to result in a claim against the Company or any of its Subsidiaries under Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or third party pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries; and (iv) the transactions contemplated by this Agreement will not require the Company or any of its Subsidiaries to transfer or amend any permit or governmental approval under Environmental Law or require any submissions to a Governmental Entity (including under any transaction-triggered Environmental Law such as the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a-134 et seq.).

(b) For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance, material, or waste that is regulated, listed or defined as “hazardous” or “toxic” (or terms of similar intent and meaning) pursuant to any applicable Environmental Law; or (ii) any petroleum or petroleum by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d) The Buyer specifically acknowledges that the representations and warranties contained in Sections 3.6, 3.15 and 3.16 do not relate to environmental matters and that any environmental matters that would otherwise be addressed by Sections 3.6, 3.15 and 3.16 are exclusively addressed in this Section 3.13.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or under which the Company or any of the Company’s Subsidiaries has any liability (whether absolute or contingent) (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, any other plan, policy, program, agreement or arrangement (including without limitation any and all amendments thereto) involving direct or indirect compensation or benefits, including pension benefits, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or benefits or post-retirement compensation or benefits, or involving the terms or conditions of any employment, consulting or other service relationship (including compensation, severance, retention, change in control, termination or other similar payments or benefits) and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (and any amendments thereto), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract, the most recent summary plan description and summaries of material modification, if any, and the most recent actuarial reports, if any, relating to such Company Employee Plan, (iv) the most recent IRS determination letter, if applicable, and (v) for the last three years, all material correspondence with any Governmental Entity regarding such Company Employee Plan. There are no actions (other than routine claims for benefits) outstanding relating to or seeking benefits under any Company Employee Plan that are pending, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any Company Employee Plan or any fiduciary of any Company Employee Plan. No Company Employee Plan is subject to the law of any jurisdiction outside of the United States.

(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms except for failures to comply or violations that would not have a Company Material Adverse Effect. Each Company Employee Plan that is or forms a part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and all applicable IRS guidance promulgated thereunder (“Section 409A”) (i) has at all times been administered in material compliance with the requirements of Section 409A and (ii) either (A) has at all times been in a form which materially complies with the requirements of Section 409A, or (B) has been timely amended under guidance issued pursuant to Section 409A so that its terms and provisions materially comply with the requirements of Section 409A; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. The Company’s U.S. federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Company Employee Plan that provides for any gross-up of any Taxes imposed by Section 409A(a)(1)(B) of the Code.

(d) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked and revocation has not been threatened.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has, within the current or preceding six years, (i) maintained or contributed to or otherwise had any liability with respect to a Company Employee Plan that was ever subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (ii) ever been obligated to contribute to or otherwise had any liability with respect to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) Neither the Company nor any of its Subsidiaries is a party to any (i) agreement with any stockholders, director, executive officer or other employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the execution or delivery of this Agreement, shareholder approval of this Agreement, or the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting or payment of the benefits of which shall be accelerated, by the execution or delivery of this Agreement, shareholder approval of this Agreement, or the occurrence of any of the transactions contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)) or the value of any of the benefits of which shall be calculated or adjusted on the basis of the execution or delivery of this Agreement, shareholder approval of this Agreement or the occurrence of any of the transactions contemplated by this Agreement (whether alone or in combination with any other event(s)). None of the execution or delivery of this Agreement, shareholder approval of this Agreement or the occurrence of the transaction contemplated by this Agreement (in each case, whether alone or in combination with any other event(s)), could result in the payment of any amount that is reasonably likely to, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law or pursuant to and consistent with the term of severance under individual employment, severance, retention, or change in control agreements, each of which is set forth in Section 3.14(a) of the Company Disclosure Letter.

3.15 Compliance With Laws. The Company and each of its Subsidiaries are, and have been since February 1, 2010, in compliance with, not in violation of, and have not received any written notice alleging any violation with respect to, any state or federal statutes, laws, common laws, ordinances, codes, rules, orders, judgments, injunctions, rulings, opinions, writs, decrees, decisions, determinations, directives, regulations, governmental guidelines or interpretations having the force of law, permits, licenses, franchises, regulations, decrees and orders of Governmental Entities (collectively, “Laws”) with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that would (a) not have a Company Material Adverse Effect or (b) as of the date hereof, prevent or materially impair or delay the consummation of the Merger.

3.16 Permits. The Company and each of its Subsidiaries have all material permits, licenses and franchises (collectively, “Company Permits”) from Governmental Entities required to conduct their businesses as now being conducted, except for such Company Permits the absence of which would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that would not have a Company Material Adverse Effect.

3.17 Labor Matters. Section 3.17 of the Company Disclosure Letter contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $175,000 per year, along with the position, the annual rate of base compensation and annual bonus opportunity, of each such person. Neither the Company nor any of its Subsidiaries is the subject of or, to the Company’s Knowledge, is threatened to be the subject of, any charge, claim, complaint or proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that would have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that would have Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or labor union contract and no employees of the Company or any of its Subsidiaries are represented by any labor union or organization or works council. The Company and each of its Subsidiaries are in compliance in all respects with all applicable Laws relating to labor and employment, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employment and reemployment of members of the uniformed services and employee terminations, except for such failures to comply that would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer, or with respect to any misclassification of an employee as exempt versus non-exempt.

3.18 Insurance. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not have a Company Material Adverse Effect, all such insurance policies are in full force and effect, no notice of cancellation or modification has been received.

3.19 Opinion of Financial Advisor. The financial advisor to the Special Committee of the Company Board, Morgan Stanley & Co. Incorporated, has delivered to the Special Committee of the Company Board an opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and a copy of such opinion will promptly be provided to the Buyer, solely for informational purposes, following receipt thereof by the Company. It is understood and agreed that such opinion is for the benefit of the Special Committee of the Company Board and may not be relied on by the Buyer or the Transitory Subsidiary.

3.20 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Section 4.6, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.21 Brokers; Other Representatives. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except for those persons identified on Section 3.21 of the Company Disclosure Letter whose fees and expenses shall be paid by the Company. The Company has made available to the Buyer a complete and accurate copy of all agreements pursuant to which any person identified on Section 3.21 of the Company Disclosure Letter is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement. The Company has provided to Buyer its good faith estimate, as of the date hereof, of the unpaid out-of-pocket fees and expenses of the Company existing as of the date hereof, and the out-of-pocket fees and expenses the Company will incur following the date hereof, to its Representatives in connection with this Agreement and the transactions contemplated hereby.

3.22 Suppliers. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete list of the ten largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on the fiscal year ended January 29, 2011). As of the date of this Agreement, except as would not have a Company Material Adverse Effect, to the Company’s Knowledge, the Company has not received any notice in writing from any Supplier that such Supplier intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure letter delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Letter”).

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that would not have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any change, event, circumstance or development, in each case that, individually or in the aggregate, is materially adverse with respect to, or would be reasonably expected to have, any material adverse effect on, the ability of the (a) Buyer or the Transitory Subsidiary to timely consummate the transactions contemplated by this Agreement or timely perform any of their other respective obligations hereunder or (b) any Investor to timely perform its obligations under the Guarantee.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary (the “Transitory Subsidiary Stockholder Approval”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary, subject only to the required receipt of the Transitory Subsidiary Stockholder Approval. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Transitory Subsidiary Stockholder Approval and compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that would not have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Buyer are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act or any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, and (iii) filings required under, and compliance with the requirements of, the Securities Act and the Exchange Act.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 SEC Filings; Information Provided.

(a) Neither the Buyer nor any subsidiary or parent of the Buyer (other than portfolio companies of the Buyer or parent of the Buyer not participating in the Merger) is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement or in any Schedule 13E-3 shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting, or, in the case of any Schedule 13E-3, on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or, with respect to the Proxy Statement, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or any Schedule 13E-3 should be discovered by the Buyer or should, to the knowledge of the Buyer, occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Absence of Litigation and Certain Changes or Events. There is no action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries or any of its or their respective properties or assets except as would not have a Buyer Material Adverse Effect. None of the Buyer or its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not have a Buyer Material Adverse Effect. Since the date of this Agreement, there has not been a Buyer Material Adverse Effect.

4.5 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Ownership of Company Capital Stock. None of the Buyer or any of the Buyer’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, any of the outstanding Company Common Stock other than as set forth on the Schedule 13D of one of the Buyer’s Affiliates, as filed with the SEC on March 22, 2011, as those terms are defined in Section 203 of the DGCL.

4.7 Financing.

(a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter from the financial institutions named therein (the “Debt Commitment Letter”), pursuant to which such financial institutions (the “Financing Sources”) have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement and (ii) fully executed commitment letters from funds Affiliated with Leonard Green & Partners, L.P. (“LGP”) and CVC Capital Partners Advisory (U.S.), Inc. (“CVC”) (each of LGP and CVC an “Investor”, and collectively, the “Investors”) (each such letter, an “Equity Commitment Letter”, and collectively, the “Equity Commitment Letters”), pursuant to which the Investors have committed, upon the terms and subject only to the conditions set forth therein, to provide the equity financing described therein in connection with the transactions contemplated by this Agreement. The Debt Commitment Letter and any other debt commitment letter executed pursuant to Section 5.4 are hereinafter referred to together as the “Debt Commitment Letters;” and the Debt Commitment Letters and the Equity Commitment Letters are hereinafter referred to collectively as the “Commitment Letters.” The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing” and the financing contemplated pursuant to the Equity Commitment Letters is hereinafter referred to as the “Equity Financing.” The financing contemplated pursuant to the Debt Commitment Letters and the Equity Commitment Letters, respectively, is hereinafter referred to collectively as the “Financing.”

(b) The Commitment Letters are in full force and effect and are legal, valid and binding obligations of the parties thereto (and the Company has been designated as a third party beneficiary of the Equity Commitment Letters as provided therein) and enforceable in accordance with their respective terms against each of the parties thereto (subject to the Bankruptcy and Equity Exception); all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full as and when due and the Buyer and the Transitory Subsidiary have otherwise satisfied all of the other terms and conditions required to be satisfied by them pursuant to the terms of the Commitment Letters on or prior to the date hereof; the Commitment Letters have not been amended, modified or terminated on or prior to the date hereof and no such amendment, modification or termination is contemplated as of the date hereof; and as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by the Buyer or the Transitory Subsidiary thereunder. The consummation of the Financing is subject to no conditions precedent other than those expressly set forth in the copies of the Commitment Letters delivered to the Company. Except as set forth in Section 4.7(b) of the Buyer Disclosure letter and except for a fee letter relating to fees with respect to the Debt Financing (a redacted copy of which, removing only certain fee and market “flex” provisions, has been provided to the Company), there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing, other than as expressly set forth in the Commitment Letters delivered to the Company prior to the date hereof. As of the date hereof, neither the Buyer nor the Transitory Subsidiary have any reason to believe that any of the conditions to the Financing will not be satisfied or the Financing will not be consummated as contemplated in the Commitment Letters. The aggregate proceeds of the Financing, together with any cash or cash equivalents held by the Company as of the Effective Time, will be sufficient to enable the Buyer to pay in cash all amounts required to be paid by it, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement assuming the accuracy of the representations and warranties of the Company set forth set forth in this Agreement and performance by the Company of its obligations under Sections 5.1 and 5.4.

(c) Neither the Buyer nor the Transitory Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Commitment Letter inaccurate in any material respect or that would cause the commitments provided in any Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.

(d) The equity investment by each Investor under its Equity Commitment Letter is not subject to any condition other than the conditions set forth in such Equity Commitment Letter.

4.8 Solvency. Assuming (a) the payment of all amounts to be paid on the Closing Date (including the Merger Consideration, the Option Consideration and fees and expenses required to be paid hereunder) and the repayment or refinancing of any indebtedness contemplated in this Agreement or the Commitment Letters, (b) the accuracy of the representations and warranties of the Company set forth in Article III (without giving effect to any materiality or “Company Material Adverse Effect” qualifications or any Knowledge qualifications) and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Buyer and the Surviving Corporation shall, as of the Effective Time and immediately after giving effect to the transactions contemplated hereby, be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of the Financing, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

4.9 Guarantee. Concurrently with the execution of this Agreement, the Buyer has delivered to the Company the duly executed guarantee of the Investors in the form attached as Exhibit C to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Investor under the Guarantee.

4.10 Agreements with Company Stockholders, Directors, Officers and Employees. As of the date of this Agreement, none of the Buyer, the Transitory Subsidiary or any of their respective Affiliates is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any holder of the Company’s capital stock (other than any Investor) or any director, officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement or the transactions contemplated by this Agreement.

4.11 No Other Information. Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III of this Agreement. The representations and warranties set forth in Article III of this Agreement are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related or with respect thereto, except in the case of fraud or intentional misrepresentation.

4.12 Access to Information; Disclaimer. Each of the Buyer and the Transitory Subsidiary acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of the Buyer and the Transitory Subsidiary hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Buyer and the Transitory Subsidiary are familiar, that the Buyer and the Transitory Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that the Buyer and the Transitory Subsidiary will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, other than fraud in connection therewith.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided herein, set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) in full or partial payment of the exercise price and any applicable Taxes pursuant to the exercise, vesting or settlement of Company Stock Options or Restricted Shares, (B) pursuant to the forfeiture of Company Stock Options or Restricted Shares or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon exercise of outstanding Company Stock Options granted under a Company Stock Plan);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities issued by the United States government which mature not later than the second Business Day prior to the Closing Date or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures for the fiscal year ended January 30, 2012 previously made available to the Buyer or the specific capital expenditures disclosed in Section 3.7 of the Company Disclosure Letter;

(h) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(i) compromise, settle or agree to settle any action or claim in respect of any threatened action (including any action or claim in respect of any threatened action relating to this Agreement or the transactions contemplated hereby), other than compromises or settlements that involve the payment of monetary damages not in excess of $2,500,000 individually or $10,000,000 in the aggregate, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by (other than in connection with compromises or settlements in the Ordinary Course of Business or that involve the payment of monetary damages not in excess of $100,000 individually), the Company or any of its Subsidiaries;

(j) (i) enter into any new contract that would have been a Company Material Contract if it were entered into at or prior to the date hereof (other than renewals or replacement of any existing Company Material Contract that is expiring by its terms, the terms and conditions of which renewal or replacement Company Material Contract, in the aggregate, are at least as favorable to the Company as the existing Company Material Contract) or terminate any Company Material Contract, (ii) other than in the Ordinary Course of Business, materially modify, amend or waive any material right under or renew any Company Material Contract, (iii) enter into or extend the term or scope of any contract or agreement that purports to materially restrict the Company, or any of its Subsidiaries, from engaging or competing in any line of business or in any geographic area, or (iv) enter into any material contract or agreement that would be breached by, or require the consent of any other person in order to continue such contract or agreement in full force following, consummation of the transactions contemplated by this Agreement;

(k) except as required to comply with applicable Law or required pursuant to a Company Employee Plan under the terms thereof existing on the date hereof, (i) adopt, enter into, terminate or materially amend any employment, retention, change in control, severance or similar agreement, material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement or other labor agreement or arrangement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or officer (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement or (iv) grant any equity compensation, except for the grant of awards for up to 15,000 shares in the aggregate of Company Common Stock to new hires, which awards shall be upon the Company’s customary terms;

(l) (i) make, change or revoke any material Tax election, (ii) settle or compromise any material Tax liability, audit, claim or assessment, or (iii) surrender any right to a claim for a material Tax refund;

(m) enter into, amend or cancel any insurance policies other than (i) in the Ordinary Course of Business or (ii) to the extent such policy is replaced with a substantially similar policy;

(n) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(o) enter into a material joint venture or partnership or similar third party business enterprise; or

(p) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that an Affiliate of each Investor and the Company have previously executed separate confidentiality agreements, dated as of March 21, 2011, with respect to LGP (the “LGP CA”) and April 1, 2011, with respect to CVC Capital Partners Advisory (U.S.), Inc. (collectively, the “Confidentiality Agreements”), which Confidentiality Agreements shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

5.3 Equity Financing Commitments.

(a) The Buyer and the Transitory Subsidiary acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letters, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letters, (iii) complying with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letters, (iv) satisfying on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in the Equity Commitment Letters that are within their control (other than the consummation of the Debt Financing, it being understood that the obligations of the Buyer and the Transitory Subsidiary with respect to the consummation of the Debt Financing are set forth in Section 5.4), (v) consummating the Equity Financing contemplated by the Equity Commitment Letters (subject to the conditions set forth therein) at or prior to the Closing (and in any event prior to the Outside Date), and (vi) fully enforcing the obligations of the Investors and their respective investment affiliates (and the rights of the Buyer and the Transitory Subsidiary) under the Equity Commitment Letters, including (at the request of the Company) by filing one or more lawsuits against the Investors to fully enforce the Investors’ obligations (and the rights of the Buyer and the Transitory Subsidiary) thereunder.

(b) Neither the Buyer nor the Transitory Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letters without the prior written consent of the Company. Each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) any Equity Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate any Equity Commitment Letter, whether or not such attempted or purported termination is valid) or (ii) any Investor refuses to provide the full Equity Financing on the terms set forth in its Equity Commitment Letter or (iii) for any reason the Buyer or the Transitory Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Commitment Letters.

5.4 Debt Financing Commitments.

(a) The Buyer and the Transitory Subsidiary acknowledge that they shall be fully responsible for obtaining the Debt Financing and each shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letters and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letters, if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) unless the Equity Financing is increased by a corresponding amount, or (ii) impose new or additional conditions precedent, or otherwise amend, modify or expand any conditions precedent, to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) prevent, delay or impair the Closing, (B) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur, or (C) adversely impact the ability of the Buyer or the Transitory Subsidiary to enforce its rights against the other parties to the Debt Commitment Letters, the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Buyer and the Transitory Subsidiary may (but shall not be obligated to) (a) replace or amend the Debt Commitment Letters or Debt Financing Documents to add commercial banks, investment banks or other institutional investors as lenders, lead arrangers, bookrunners, syndication agents or similar entities with commitments thereunder that have not executed the Debt Commitment Letters as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the Debt Financing or the consummation of the transactions contemplated by this Agreement and (b) enter into additional financing commitment letters with respect to the financing of the transactions contemplated by this Agreement, including commitments to enter into sale-leaseback financings with respect to Real Property (“Sale Leaseback Transactions”), provided that such commitment letters either (i) do not reduce the aggregate amount of the Debt Financing committed pursuant to the terms of the Debt Commitment Letters, or (ii) if such commitments are reduced, such letters do not contain any new or additional conditions precedent other than those set forth in the Debt Commitment Letters or that would not adversely affect the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to (1) maintain in effect each Debt Commitment Letter and negotiate Debt Financing Documents that contain terms and conditions set forth in such Debt Commitment Letter (or on terms not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary, taken as a whole, (including with respect to the conditionality thereof) than the terms and conditions in such Debt Commitment Letter), (2) ensure the accuracy of all representations and warranties of the Buyer or the Transitory Subsidiary set forth in a Debt Commitment Letter, (3) comply with all covenants and agreements of the Buyer or the Transitory Subsidiary set forth in a Debt Commitment Letter, (4) satisfy on a timely basis all conditions applicable to the Buyer or the Transitory Subsidiary set forth in a Debt Commitment Letter (including by consummating the financing contemplated by the Equity Commitment Letter) that are within their control and (5) consummate the Debt Financing at or prior to the Closing (and in any event on or prior to the Outside Date). In the event that all conditions precedent in a Debt Commitment Letter (other than the availability of funding of any of the financing contemplated under the Equity Commitment Letters) have been satisfied or, upon funding will be satisfied, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to cause the lenders party to the Debt Commitment Letters to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under such Debt Commitment Letter (including through litigation pursued in good faith). To the extent not done on or prior to the date hereof, the Buyer will furnish correct and complete copies of any Debt Commitment Letter or Debt Financing Document to the Company promptly upon their execution.

(b) The Buyer shall keep the Company informed upon request with respect to all material activity concerning the Debt Financing and shall give the Company prompt notice if it becomes aware of any material adverse change with respect to the availability of Debt Financing. Without limiting the foregoing, each of the Buyer and the Transitory Subsidiary agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (i) a Debt Commitment Letter expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Commitment Letter, whether or not such attempted or purported termination is valid), (ii) the Buyer or the Transitory Subsidiary has actual knowledge of any breach or default by any party to any Debt Commitment Letter, (iii) the Buyer or the Transitory Subsidiary receives any written notice or other written communication from any Person with respect to any: (A) actual or potential breach, default, termination or repudiation by any party to any Debt Commitment Letter or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letter; or (iv) a Financing Source refuses in writing to provide, expresses an intent to refuse to provide, or expresses any material concern or reservation regarding its obligation and/or ability to provide, all or any portion of the Debt Financing contemplated by a Debt Commitment Letter on the terms set forth therein. Neither the Buyer nor the Transitory Subsidiary shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing.

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Commitment Letter, each of the Buyer and the Transitory Subsidiary shall use its reasonable best efforts (i) to arrange to promptly obtain such Debt Financing from alternative sources in an amount that is sufficient, when added to the portion of the Financing that is available and together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement and (ii) to obtain a new financing commitment letter and a new definitive agreement with respect thereto that provides for financing on terms (including structure, covenants and pricing) not materially less favorable, in the aggregate, to the Buyer and the Transitory Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by the Buyer, the Surviving Corporation and the Transitory Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement.

(d) The Company agrees, at the Buyer’s sole cost and expense, to use its reasonable best efforts to provide (and to cause its Subsidiaries and its and their respective personnel and advisors to use their reasonable best efforts to provide) the Buyer with such cooperation in connection with the financing of the Merger (including the financings contemplated by the Debt Commitment Letters and any Sale-Leaseback Transaction) as may be reasonably requested by the Buyer and as customary in connection with the arrangement of financing similar in all material respects to the Financing, provided that (i) no liability or obligation (including any liability or obligation to pay any commitment or other similar fee) of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (iii) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document and (iv) nothing herein shall require such cooperation with respect to any Sale-Leaseback Transaction to the extent it would interfere unreasonably with the Company’s compliance with its obligation to provide cooperation with respect to the financings contemplated by the Debt Commitment Letters. Subject in all cases to the proviso to the immediately preceding sentence, such cooperation shall include the following: (A) participating in a reasonable and limited number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing; (B) delivery to the Buyer, the Transitory Subsidiary and their Financing Sources of the Financing Information and the Sale-Leaseback Information as promptly as reasonably practicable following the Buyer’s request; (C) participation by senior management of the Company in the negotiation of, and (subject to clause (i) of the preceding sentence) the execution and delivery of Debt Financing Documents and Sale-Leaseback Documents; (D) using its reasonable best efforts to take such actions as are reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent contained in paragraphs 3, 4, 5, 6 and 9 of Exhibit E to the Debt Commitment Letter, including by providing the Buyer, the Transitory Subsidiary or the Financing Sources or their respective representatives timely access to any Real Property in order to take all actions necessary for the completion of the Sale-Leaseback Documents; and (E) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by the Debt Commitment Letters to be paid off, discharged and terminated on the Closing Date (the “Existing Company Debt”). The Company will provide to the Buyer, the Transitory Subsidiary and their Financing Sources such information as may be necessary so that the Financing Information, the Sale-Leaseback Information and Marketing Material are complete and correct in all material respects and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The Company hereby consents to the use of all of its and its subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks. Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 5.4(d), shall be deemed satisfied unless there has occurred a knowing and willful material breach of its obligations under this Section 5.4(d). All non-public or otherwise confidential information regarding the Company obtained by the Buyer or the Transitory Subsidiary or any of their respective Representatives pursuant to this Section 5.4(d) shall be kept confidential in accordance with the Confidentiality Agreements; provided that the Company agrees that the Buyer and the Transitory Subsidiary may share non-public or otherwise confidential information with the Financing Sources, and that the Buyer, the Transitory Subsidiary and such Financing Sources may share such information with potential Financing Sources in connection with the marketing of the Debt Financing if the recipients of such information agree to customary confidentiality arrangements. The Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 5.4(d). The Buyer and the Transitory Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith (other than historical information relating to the Company approved by the Company for use therein).

(e) For purposes of this Agreement:

(i) “Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including (A) credit agreements, high yield purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter; (B) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources; (C) documents reasonably requested by the Buyer, the Transitory Subsidiary or their Financing Sources relating to the repayment of the Existing Company Debt and the release of related liens, including customary payoff letters; (D) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (E) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of certificated securities, control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Buyer, the Transitory Subsidiary or their Financing Sources.

(ii) “Financing Information” means all information with respect to business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by the Buyer and customarily provided by a borrower in a secured financing transaction (excluding, for the avoidance of doubt, any Sale-Leaseback Documents); provided, that the Company shall only be required to furnish pro forma financial statements or projections if the Buyer has provided the Company information relating to the proposed debt and equity capitalization at least seven (7) days prior to the date such pro forma financial statements or projections are requested from the Company.

(iii) “Marketing Material” means “public side” and “private side” bank books, information memoranda and other information packages and presentations regarding the business, operations, financial condition, projections and prospects of the Company customarily provided by a borrower in a secured financing transaction (excluding, for the avoidance of doubt, any Sale-Leaseback Documents).

(iv) “Sale-Leaseback Documents” means such agreements, documents, certificates, reports and instruments and other similar materials as the Buyer or the Transitory Subsidiary shall reasonably request or as shall be required to consummate a sale-leaseback transaction with respect to any Real Property, including purchase agreements, lease agreements, sublease agreements, surveys, title insurance policies, environmental reports, appraisals, engineering and property condition reports, and planning and zoning reports.

(v) “Sale-Leaseback Information” means all information with respect to business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by the Buyer and customarily provided in a sale-leaseback financing transaction.

5.5 Conduct of Business by the Buyer and the Transitory Subsidiary Prior to the Effective Time. The Buyer and the Transitory Subsidiary agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, enter into any contract or agreement that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action. Without limiting the foregoing, the Buyer, in its capacity as the sole stockholder of the Transitory Subsidiary, shall adopt this Agreement immediately following the execution hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) amend, or grant a waiver or release under, any standstill or similar agreement; or

(iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), in response to an Acquisition Proposal that did not result from a breach of this Section 6.1, the Company may contact the person (and the Representatives of such person) making such Acquisition Proposal to clarify the terms and conditions thereof, and, if the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, the Company may (A) furnish information with respect to the Company to the person (and the Representatives of such person) making such Acquisition Proposal following the entry of a confidentiality agreement not materially less restrictive of such person with respect to the confidentiality provisions thereof than the LGP CA; provided that such confidentiality agreement shall not prohibit the Company from providing any information to the Buyer, and the Company shall promptly (and in any event within 24 hours) provide the Buyer any non-public information provided pursuant to any such confidentiality agreement that has not previously been made available to the Buyer, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with such person and its Representatives regarding any such Acquisition Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement of the person making such Acquisition Proposal with respect to any Company Common Stock. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, fail to recommend the adoption of the Company Voting Proposal in the Proxy Statement or otherwise withhold, withdraw, modify or qualify, in each case in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in compliance with Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal (any action in clause (i), (ii) or (iii), an “Adverse Recommendation Change”).

Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may, prior to the receipt of the Required Company Stockholder Vote, (A) effect an Adverse Recommendation Change, solely if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law; provided, however, that the Company shall not effect an Adverse Recommendation Change pursuant to this clause (A) prior to taking the following actions: (1) the Board of Directors of the Company shall give the Buyer at least three calendar days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (2) upon the Buyer’s request, the Company shall discuss with the Buyer, and cause its Representatives to discuss with the Buyer, in good faith and in reasonable detail the facts and circumstances giving rise to such proposed Adverse Recommendation Change during such notice period and provide all information reasonably requested by Buyer concerning such facts and circumstances to facilitate the Buyer’s evaluation of whether to improve the terms and conditions of this Agreement, the Equity Commitment Letters, the Debt Commitment Letters and the Guarantee in such a manner that would obviate the need for the taking of such action and (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement, the Equity Commitment Letters, the Debt Commitment Letter and the Guarantee proposed in writing by the Buyer, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect an Adverse Recommendation Change could be inconsistent with its fiduciary obligations under applicable Law and/or (B) if the Company receives a bona fide Acquisition Proposal that did not result from a breach by the Company of this Section 6.1 and the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Buyer pursuant to this Section 6.1(b), the Company Board may, if it determines in good faith, after consultation with its outside counsel, that failure to take such action could be inconsistent with its fiduciary duties under applicable Law, enter into a definitive agreement with respect to such Superior Proposal (such agreement, an “Alternative Acquisition Agreement”) and in connection therewith terminate this Agreement pursuant Section 8.1(f); provided, however, that that the Company shall not enter into an Alternative Acquisition Agreement and in connection therewith terminate this Agreement pursuant to Section 8.1(f) prior to taking the following actions: (1) the Company shall give the Buyer at least three calendar days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments

(including redacted fee letters) relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments relating thereto), (2) upon the Buyer’s request, the Company shall discuss with the Buyer, and cause its Representatives to discuss with the Buyer, in good faith and in reasonable detail the terms and conditions of such Alternative Acquisition Agreement during such notice period and provide all information reasonably requested by Buyer concerning such Alternative Acquisition Agreement to facilitate the Buyer’s evaluation of whether to improve the terms and conditions of this Agreement, the Equity Commitment Letters, the Debt Commitment Letters and the Guarantee in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement, the Equity Commitment Letters, the Debt Commitment Letter and the Guarantee proposed in writing by the Buyer and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to the Buyer an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least one calendar day (rather than the three calendar days otherwise contemplated by clause (1) above); and provided, further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 8.1(f) and the Company pays the Buyer the Company Termination Fee in accordance with Section 8.3 prior to or concurrently with such termination.

(c) Notices to the Buyer. The Company shall promptly (and in any event within 48 hours) advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal and the material terms and conditions (including any modifications or amendments thereto) of any such Acquisition Proposal (including financing terms and conditions), including the identity of the person or entity making such Acquisition Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.7 (or elsewhere in this Agreement) shall be deemed to prohibit the Company, any of its Subsidiaries or the Company Board from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 or if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose could be inconsistent with its obligations under applicable Law, from making any disclosure to the Company’s stockholders; provided that any such disclosure other than (i) issuing a “stop, look and listen” statement in accordance with the Exchange Act pending disclosure of its position thereunder or (ii) an express rejection of any Acquisition Proposal (other than the Merger) or an unqualified reaffirmation of the recommendation by the Board with respect to the Company Voting Proposal, shall (in the case of any disclosure not specified by the foregoing clause (i) or clause (ii)) be deemed to be an Adverse Recommendation Change.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request that any non-public information shared with any other person pursuant to the process that resulted in the transactions contemplated by this Agreement be returned or destroyed in accordance with the terms of any confidentiality agreement governing such non-public information and (iii) immediately cease access to any person (other than the Buyer and its Affiliates) to any electronic data room maintained by the Company with respect to the transactions contemplated by this Agreement.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving the Company (other than any such transaction (x) involving solely the Company and one or more of its Subsidiaries or (y) that, if consummated, would not result in any person or “group”, within the meaning of Section 13(d) of the Exchange Act, owning

20% or more of the outstanding equity securities of the Company), (ii) any proposal for the issuance by the Company of its equity securities that, if consummated, would result in any person or “group”, within the meaning of Section 13(d) of the Exchange Act, owning 20% or more of the outstanding equity securities of the Company or (iii) any proposal or offer to acquire in any manner (including by virtue of the transfer of equity interests in one or more Subsidiaries of the Company), directly or indirectly, 20% or more of the consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal (except that, for purposes of this definition, references in the definition of “Acquisition Proposal” to “20%” shall be “50%”) (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any written proposal by the Buyer to amend the terms of this Agreement) and (ii) that the Company Board determines in its good faith judgment to be reasonably likely to be consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement and any Schedule 13E-3. The Company shall respond to any comments of the SEC or its staff concerning the Proxy Statement or any Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Schedule 13E-3 and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any Schedule 13E-3. The Company (x) shall provide the Buyer with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings of the Proxy Statement or any Schedule 13E-3, (y) shall consider in good faith including in such responses all comments reasonably proposed by the Buyer in respect of the filings and (z) shall provide the Buyer and its counsel a reasonable opportunity to participate in any material discussions or meetings with the SEC or its staff with respect to such filings to the extent permitted by the SEC. The Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Schedule 13E-3, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 New York Stock Exchange Quotation. The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on the New York Stock Exchange during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, provided, however, that the Company shall not be required to, nor shall the Company be required to cause it Subsidiaries to, afford access, or disclose any information, (a) except as otherwise provided by Section 6.1, in connection with or related to (i) an Acquisition Proposal or (ii) the withholding, withdrawal or modification, in a manner adverse to the Buyer, of the approval or recommendation by the Company Board with respect to the Company Voting Proposal or (b) that in the good faith judgment of the

Company (after consultation with, and upon the advice of, outside counsel, and after providing to the Buyer notice of such judgment and the facts and circumstances of such judgment (including a general description of the subject matter of such information)) would (i) result in the disclosure of any trade secrets of third parties, (ii) violate any obligation of the Company or any of its Subsidiaries with respect to confidentiality, (iii) jeopardize protections afforded the Company or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine, or (iv) violate any applicable Law. Any such information shall be treated in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting.

(a) The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its Certificate of Incorporation and By-laws and the rules of the New York Stock Exchange to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to the occurrence of an Adverse Recommendation Change pursuant to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to the occurrence of an Adverse Recommendation Change pursuant to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of the New York Stock Exchange or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Meeting to provide any supplement or amendment to the Proxy Statement to the Company’s stockholders in advance of the Company Meeting (solely in the event that such supplement or amendment is determined by the Company in good faith, after consultation with outside counsel, to be required by applicable Law) or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting in favor to approve the Company Voting Proposal or to constitute a quorum necessary to conduct the business of the Company Meeting.

(b) Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is validly terminated in accordance with Section 8.1 and, to the extent required under the terms of this Agreement, the Company pays to the Buyer the Company Termination Fee in accordance with Section 8.3(b) or the Expense Reimbursement in accordance with Section 8.3(c), (i) its obligation to duly call, give notice of, convene and hold the Company Meeting shall not be affected by an Adverse Recommendation Change and (ii) its obligations pursuant to this Section 6.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 8.1 and, to the extent required under the terms of this Agreement, the Company pays to the Buyer the Company Termination Fee in accordance with Section 8.3(b) or the Expense Reimbursement in accordance with Section 8.3(c), the Company agrees that it shall not submit to the vote of the Company’s stockholders any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Company Voting Proposal at the Company Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company, the Buyer and the Transitory Subsidiary shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, any other applicable Antitrust Law and any related governmental request thereunder, and (C) any other applicable Law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company, the Buyer and the Transitory Subsidiary shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each of the Company, the Buyer and the Transitory Subsidiary shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the parties agree that nothing in this Section 6.6(a) shall limit their obligations under the other provisions of this Section 6.6.

(b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Each of the Company and the Buyer shall use their respective reasonable best efforts to give (or to cause their respective Subsidiaries to give) any notices to third parties other than Governmental Entities, and use, and cause their respective Subsidiaries to use, their respective reasonable best efforts to obtain any consents from third parties other than Governmental Entities required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Letter or the Buyer Disclosure Letter, as the case may be (or that would be required to be disclosed in the Company Disclosure Letter if any materiality or “Company Material Adverse Effect” qualifiers in the representations and warranties of the Company were disregarded), or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6(c).

6.7 Public Disclosure. Except as may be required by Law or stock market regulations, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer. Each of the Buyer, the Transitory Subsidiary and the Company shall each use its reasonable best efforts to consult with the other parties before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement (including if such public statement is required by applicable Law or stock markets regulations). The restrictions set forth in this Section 6.7 shall not apply to any communication made by the Company regarding an Acquisition Proposal or the withholding, withdrawal or modification of the approval or recommendation by the Company Board with respect to the Company Voting Proposal.

6.8 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries, or, while a director or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefore; provided that such advancement of expenses shall be made only upon delivery to the Surviving Corporation of an undertaking by such Indemnified Party to repay all amounts so advanced if a court of competent jurisdiction determines that such Indemnified Party did not act in good faith or in a manner that such Indemnified Party believed to be in the best interest of the Surviving Corporation.

(b) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and the Buyer shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and By-laws of the Company.

(c) Subject to the next sentence, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the Effective Time (such 300%, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. At the Company’s option, the Company may purchase prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided that the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the

Effective Time. If such prepaid “tail policy” has been obtained by the Company prior to the Effective Time, the Buyer shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8.

(e) The Buyer and the Transitory Subsidiary agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 6.8 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other person.

(f) If the Surviving Corporation or the Buyer or any of their successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or the Buyer, as the case may be, shall assume all of the obligations of the Surviving Corporation or the Buyer, as the case may be set forth in this Section 6.8.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party (or, in the case of the Buyer, the Transitory Subsidiary) contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 7.2(a) (with respect to representations and warranties made by the Company) or Section 7.3(a) (with respect to representations and warranties by the Buyer or the Transitory Subsidiary) would not be satisfied, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any failure of such party (or, in the case of the Buyer, the Transitory Subsidiary) to perform in all material respects any obligation to be performed by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Company shall take steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

6.11 Service Credit.

(a) Following the Effective Time, the Buyer shall use commercially reasonable efforts to give each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans (as defined below), and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance (but, for the avoidance of doubt, not for purposes of benefit accrual under any defined benefit pension plan), in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits or was not recognized immediately prior to the Effective Time for purposes of any comparable plan of the Company or any of its Subsidiaries. In addition, the Buyer shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations were waived under any comparable plan of the Company or any of its Subsidiaries and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs, to the same extent such payments were recognized under any comparable plan of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, restricted stock unit, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(b) This Section 6.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.11, express or implied, (i) shall be treated as an amendment or other modification to any Buyer Employee Plan, Company Employee Plan or other benefit plan, agreement or other arrangement, (ii) shall limit the right of the Buyer, the Surviving Corporation, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Buyer Employee Plan, Company Employee Plan or other benefit plan, agreement or other arrangement, or (iii) shall create any third party beneficiary or other right (A) in any other person or entity, including, without limitation, any current, former or future employee, director, consultant or independent contractor of the Buyer, Surviving Corporation, Company or their respective Subsidiaries (or any other individual associated therewith or any union or collective bargaining representative thereof) or any participant in a Buyer Employee Plan, Company Employee Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (B) to continued employment or service with the Buyer, the Surviving Corporation, the Company or any of their respective Subsidiaries.

6.12 Company Stockholder, Director and Employee Arrangements. Prior to the Effective Time, if the Buyer, the Transitory Subsidiary or any of their respective Affiliates enters into any contract or agreement, or makes or enters into any formal or informal arrangements or other understandings (whether or not binding), with any holder of the Company’s capital stock or any director, officer or employee of the Company or any of its Subsidiaries that in any way relates to this Agreement or the transactions contemplated by this Agreement, the Buyer or Transitory Subsidiary shall promptly thereafter notify the Company thereof and provide the Company the final executed version of any such contract or agreement.

6.13 Securityholder Litigation. Prior to the Effective Time, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s knowledge, on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. Other than with respect to an appraisal proceeding, which is addressed in Section 2.4(c), the Company shall give the Buyer the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.14 Company Affidavit. At the Effective Time, the Company shall furnish to the Buyer statements, in form reasonably acceptable to Buyer, that are in accordance with the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2).

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur would have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in the second and third sentences of Section 3.2(a), the first sentence of Section 3.2(c), Section 3.2(f), the second and third sentences of Section 3.3(b), Section 3.7(b)(i), Section 3.20 and Section 3.21) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had a Company Material Adverse Effect.

(ii) The representations and warranties of the Company set forth in the second and third sentences of Section 3.2(a), the first sentence of Section 3.2(c), Section 3.2(f), the second and third sentences of Section 3.3(b),

Section 3.20 and Section 3.21 shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that, in the aggregate, are not material.

(iii) The representations and warranties of the Company set forth in Section 3.7(b)(i) shall be true and correct as of the date hereof.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), without giving effect to any materiality or “Material Adverse Effect” qualifications therein, except for such breaches that have not had a Buyer Material Adverse Effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate. The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer, certifying to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

7.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor the Buyer and the Transitory Subsidiary, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.6.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by December 15, 2011 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in such order, decree, ruling or other action); or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, or any adjournment or postponement thereof, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; or

(e) by the Buyer, if: (i) the Company Board shall have effected an Adverse Recommendation Change; (ii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; (iii) the Company shall have failed to publicly recommend approval of the Company Voting Proposal within five (5) Business Days after receipt of a written request from the Buyer that it do so if such request is made following the making by any person or entity of any Acquisition Proposal, other than any Acquisition Proposal which is a tender or exchange offer, which are addressed by clause (ii) of this Section 8.1(e); (iv) the Company fails to hold the Company Meeting within 10 Business Days prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(e)(iv) shall not be available if the Buyer or the Transitory Subsidiary has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Company to hold the Company Meeting by such date or (v) the Company shall have breached (or be deemed to have breached), or failed to perform, its obligations pursuant to Section 6.1 in any material respect (provided that any right to terminate this Agreement pursuant to Sections 8.1(e)(i), (e)(ii), (e)(iii) or (e)(iv) shall expire at 5:00 pm Eastern time on the fifth Business Day after the date on which such termination right first arose); or

(f) prior to the Required Company Stockholder Vote being obtained, by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have entered into an Alternative Acquisition Agreement; or

(g) by the Buyer, if there has been a breach or inaccuracy in any representation or warranty of the Company or a failure to perform a covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Company of written notice of such breach, inaccuracy or failure to perform from the Buyer (or, if earlier, the Outside Date); or

(h) by the Company, if there has been a breach or inaccuracy in any representation or warranty of the Buyer or the Transitory Subsidiary or a failure to perform a covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach, inaccuracy or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured, or is not capable of being cured, within 20 days following receipt by the Buyer of written notice of such breach, inaccuracy or failure to perform from the Company (or, if earlier, the Outside Date); or

(i) by the Company, if (A) the Marketing Period has ended and all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (B) the Company has notified the Buyer in writing after the end of the Marketing Period that the Company is ready and willing to consummate the transactions contemplated by this Agreement (subject to the satisfaction of all of the conditions set forth in Sections 7.1 and 7.3), and (C) the Buyer and the Transitory Subsidiary fail to consummate the transactions contemplated by this Agreement within three (3) Business Days following the Company’s delivery of such notice (for the avoidance of doubt, it being understood that in accordance with the proviso to Section 8.1(b), during such period of three (3) Business Days following delivery of such notice, the Buyer shall not be entitled to terminate this Agreement pursuant to Section 8.1(b)).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) the Confidentiality Agreements (subject to their terms), the Guarantee (subject to its terms), the provisions of Sections 5.2 (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver) and Article IX (Miscellaneous) of this Agreement and the indemnification and reimbursement provisions of Section 5.4(d) of this Agreement, and the liabilities and obligations of the parties pursuant to such Sections, shall remain in full force and effect and survive any termination of this Agreement and (b) such termination of this Agreement shall not relieve any party hereto from liability for fraud. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 9.10 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) or the preparation and filing of any Schedule 13E-3.

(b) The Company shall pay the Buyer a termination fee of Eighty Million Dollars ($80,000,000) (the “Company Termination Fee”) if this Agreement is terminated:

(i) pursuant to Section 8.1(b), 8.1(d), 8.1(e)(v) or 8.1(g) and (A) before the date of such termination, a bona fide Acquisition Proposal (excluding the Merger) shall have been publicly announced or otherwise been publicly communicated to the holders of Company Common Stock and not subsequently withdrawn, and (B) within twelve (12) months after the date of such termination, the Company shall have entered into a definitive agreement in respect of any Acquisition Proposal, and such Acquisition Proposal is ultimately consummated; or

(ii) pursuant to Section 8.1(e) (other than Section 8.1(e)(v)) or Section 8.1(f).

(c) In the event this Agreement shall be terminated by the Buyer or the Company pursuant to Section 8.1(d) or by the Buyer pursuant to Section 8.1(e)(v) or Section 8.1(g), the Company shall pay to the Buyer all costs and expenses reasonably incurred by the Buyer or the Transitory Merger Sub in connection with this Agreement and the transactions contemplated hereby, excluding any discretionary fees paid to financial advisors, not to exceed Seven Million, Five Hundred Thousand Dollars ($7,500,000) (the “Expense Reimbursement”). The payment of the Expense Reimbursement shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3; provided that the Company shall be entitled to credit against payment of the Company Termination Fee in respect of any Expense Reimbursement previously paid.

In the event that the Buyer shall receive full payment of the Company Termination Fee and the Expense Reimbursement, the receipt of the Company Termination Fee and the Expense Reimbursement, together with any reimbursement owed pursuant to Section 8.3(e), shall be deemed to be liquidated damages and the sole and exclusive remedy of the Buyer, the Transitory Subsidiary and their Affiliates against the Company and its Subsidiaries or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”) and no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Buyer, the Transitory Subsidiary or any other person in connection with this Agreement (and the termination hereof) or any matter forming the basis for such termination, and none of the Buyer, the Transitory Subsidiary, any of their respective Affiliates or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company, any of its Affiliates or any other Company Related Party arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. For the avoidance of doubt (1) under no circumstances will the Buyer or the Transitory Subsidiary be entitled to amounts in excess of the amount of the Company Termination Fee (and any payment pursuant to Section 8.3(e)) and (2) while the Buyer and the Transitory Subsidiary may pursue both a grant of specific performance in accordance with Section 9.10 and the payment of the Company Termination Fee under Section 8.3(b) plus Expense Reimbursement under this Section 8.3(c), under no circumstances shall the Buyer or the Transitory Subsidiary be permitted or entitled to receive both a grant of specific performance that results in a Closing and any portion of the Company Termination Fee or Expense Reimbursement. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. For purposes of Section 8.3(b), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”. Any Company Termination Fee due shall be paid to the Buyer by wire transfer of same-day funds (x) if this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d), Section 8.1(e)(v) or Section 8.1(g), within two Business Days after the consummation of the Acquisition Proposal triggering the obligation to pay the Company Termination Fee, (y) if this Agreement is terminated pursuant to Section 8.1(e) (other than Section 8.1(e)(v)), within two Business Days after the date of termination of this Agreement or (z) if this Agreement is terminated pursuant to Section 8.1(f), prior to or concurrently with such termination. Any Expense Reimbursement shall be paid to the Buyer by wire transfer of same-day funds within two Business Days following delivery to the Company of an invoice therefor if this Agreement is terminated pursuant to Section 8.1(d), Section 8.1(e)(v) or Section 8.1(g).

(d) Buyer Termination Fee. The Buyer shall pay the Company a termination fee of One Hundred and Seventy-Five Million Dollars ($175,000,000) (the “Buyer Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.1(h) or Section 8.1(i).

In the event that the Company shall receive full payment of the Buyer Termination Fee, the receipt of the Buyer Termination Fee, together with any indemnification or reimbursement owed pursuant to Section 5.4(d) or Section 8.3(e), shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company and its Subsidiaries and shareholders against the Buyer and the Transitory Subsidiary and each of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any Financing Source and each Affiliate, officer, director, employee, controlling person, advisor, agent, attorney or representatives of any Financing Source (each, a “Buyer Related

Party”, and collectively, the “Buyer Related Parties”) and no Buyer Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Buyer, the Transitory Subsidiary or any other Buyer Related Party arising out of this Agreement, any Commitment Letter or the Guarantee, any of the transactions contemplated hereby or any matters forming the basis for such termination. For the avoidance of doubt (1) under no circumstances will the Company be entitled to amounts in excess of the amount of the Buyer Termination Fee (and any payment pursuant to Section 5.4(d) or Section 8.3(e)) and (2) while the Company may pursue both a grant of specific performance in accordance with Section 9.10 and the payment of the Buyer Termination Fee under this Section 8.3(d), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any portion of the Buyer Termination Fee. The parties hereto acknowledge and agree that in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion, whether or not the Buyer Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Any Buyer Termination Fee due shall be paid to the Company by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or the Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Company or the Buyer, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Other than an order of specific performance in accordance with Section 9.10, any indemnification or reimbursement owed pursuant to Section 5.4(d) and the fees and expenses described in this Section 8.3(e), payment of the Buyer Termination Fee or the Company Termination Fee and Expense Reimbursement, as applicable, shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.8, Section 6.11 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to it at

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., #2000

Los Angeles, CA 90025

Attn: Jonathan A. Seiffer and J. Kristofer Galashan

Telecopy: (310) 954-0404

and

c/o CVC Capital Partners Advisory (US), Inc.

712 Fifth Avenue, 43rd Floor

New York, NY 10019

Attn: Cameron Breitner and Kenneth Hammond

Telecopy: (212) 265-6230

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 1022

Attn: Howard Sobel and John Giouroukakis

Telecopy: (212) 751-4864

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Gary I. Horowitz

Telecopy: (212) 455-2502

(b)	if to the Company, to it at:

BJ’s Wholesale Club, Inc.

25 Research Drive

Westborough, MA 01581

Attn: General Counsel

Telecopy: (774) 512-5552

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: Mark G. Borden and Jay E. Bothwick

Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, the Company Disclosure Letter, the Buyer Disclosure Letter and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreements shall remain in effect in accordance with their terms.

9.4 No Third Party Beneficiaries; No Recourse.

(a) Except (i) from and after the Effective Time, for the rights of holders of equity securities issued by the Company to receive the consideration set forth in Article II (with respect to which such holders shall be third party beneficiaries), (ii) as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries) and (iii) the rights of the Financing Sources or their Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys and representatives set forth in Sections 8.3(d), 8.3(e), 9.10(e), 9.11 and 9.12 (with respect to which each Financing Source and each such person shall be a third-party beneficiary), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Other than with respect any Retained Claim, no recourse shall be had by the Company, any of its Affiliates or any person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel the Buyer or the Transitory Subsidiary to enforce any rights that they may have against any person, by attempting to enforce any assessment, or by attempting to enforce any purported right at Law or in equity, whether sounding in contract, tort, statute or otherwise) against the Buyer, the Transitory Subsidiary or any other Buyer Related Party in any way under or in connection with this Agreement, the Equity Commitment Letters, the Guarantee or any other agreement or instrument delivered in connection with this Agreement, the Equity Commitment Letters, the Guarantee, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise). The Company hereby covenants and agrees that it shall not, and shall cause its Affiliates not to, institute any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Commitment Letters, the Guarantee or the transactions contemplated thereby (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise), against the Buyer, the Transitory Subsidiary or any Buyer Related Party except for claims that the Company may assert: (i) against any Buyer Related Party that is party to, and solely pursuant to the terms of, the Confidentiality Agreements; (ii) against the Investors (and their legal successors and assigns of their obligations hereunder) under, and pursuant to the terms of, the Guarantee (subject in each case to each such Guarantor’s Cap (as defined in the Guarantee)); (iii) against an Investor for specific performance of such Investor’s obligations under its Equity Commitment Letter to fund its commitment thereunder in accordance with and pursuant to Section 5 thereof; and (iv) against the Buyer or the Transitory Subsidiary in accordance with and pursuant to the terms of this Agreement (the claims described in clauses (i) through (iv) collectively, the “Retained Claims”).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such person, and the exercise by a person of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(c) Notwithstanding Section 9.10(b) or anything else to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to enforce specifically the obligations of the Buyer and the Transitory Subsidiary to cause the Equity Financing to be funded and to consummate the Closing only in the event that (i) all conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) at the time Section 1.3 contemplated the Closing to occur, (ii) the Debt Financing has been funded or the Debt Financing Sources have confirmed in writing that the Debt Financing will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.

(d) If a court has declined to specifically enforce the obligations of the Buyer and the Transitory Subsidiary (in a final, binding determination where all available appeals have been exhausted) to take all actions under this Agreement up to and including the consummation of the Closing pursuant to a claim for specific performance brought against the Buyer and the Transitory Subsidiary pursuant to this Section 9.10, then the sole and exclusive remedy of the Company Related Parties will be payment of the Buyer Termination Fee in accordance with the terms and conditions of Section 8.3. In addition, the Company agrees to, and to cause the Company Related Parties to, cause any action or claim pending in connection with this Agreement or any of the transactions contemplated hereby (including any action or claim related to the Equity Commitment Letters, the Debt Commitment Letter and the Guarantee) by the Company or any Company Related Party against the Buyer, the Transitory Subsidiary or any of their respective Affiliates to be dismissed with prejudice promptly, and in any event on or prior to the time the Buyer and the Transitory Subsidiary consummate the Merger pursuant to this Section 9.10.

(e) Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether in law or in equity) against a Financing Source (and/or any of their Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) relating to this Agreement or the Debt Financing other than in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any person to serve legal process in any other manner permitted by Law.

9.12 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY ACTION OR PROCEEDING AGAINST A FINANCING SOURCE AND/OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, CONTROLLING PERSONS, ADVISORS, AGENTS, ATTORNEYS AND REPRESENTATIVES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13 Disclosure Letters. The Company Disclosure Letter and the Buyer Disclosure Letter shall each be arranged in Sections corresponding to the numbered Sections contained in this Agreement. The disclosure in any Section, whether related to representations, warranties, covenants or agreements, shall qualify the corresponding Section of this Agreement. The disclosure in any Section of this Agreement in Article III or Article IV shall qualify each other Section in Article III or Article IV to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections; provided, that in no event shall any disclosure in any other Section qualify the representations and warranties set forth in Section 3.7(b)(i). The inclusion of any information in the Company Disclosure Letter or the Buyer Disclosure Letter, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, or is outside the Ordinary Course of Business.

9.14 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge as of the date hereof of the individuals identified in Section 9.14 of the Company Disclosure Letter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BEACON HOLDING INC.

By:	/s/ Jonathan A. Seiffer

Name:	Jonathan A. Seiffer

Title:	President

BEACON MERGER SUB INC.

By:	/s/ Jonathan A. Seiffer

Name:	Jonathan A. Seiffer

Title:	President

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Laura J. Sen

Name:	Laura J. Sen

Title:	President and Chief Executive Officer

SCHEDULE A — PARTIES TO COMPANY STOCKHOLDER AGREEMENT

Green Equity Investors V, L.P.

Green Equity Investors Side V, L.P.

ANNEX B

June 28, 2011

Independent Committee of the

Board of Directors

BJ’s Wholesale Club, Inc.

25 Research Drive

Westborough, MA 01581-5230

Members of the Independent Committee of the Board:

We understand that BJ’s Wholesale Club, Inc. (the “Company”), Beacon Holding Inc. (the “Buyer”) and Beacon Merger Sub Inc., a wholly owned subsidiary of the Buyer (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated as of June 28, 2011 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury, or held by the Buyer, the Acquisition Sub, or any wholly owned subsidiary of the Company or the Buyer, or as to which dissenters’ rights have been perfected, will be converted into the right to receive $51.25 per share in cash, subject to adjustment under certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and its securities;

7)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

8)	Reviewed the Merger Agreement, the draft commitment letters from certain lenders substantially in the form of the drafts dated June 16, 2011 (the “Commitment Letters”) and certain related documents; and

9)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for affiliates of the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and its affiliates in the future and expects to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of the Buyer.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Independent Committee of the Board of Directors and the Board of Directors and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Lyle Ayes

Lyle Ayes
Executive Director

ANNEX C

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Submission of proxies by internet and telephone is available through 11:59 PM Eastern Time the day prior to the special meeting date.

BJ’s Wholesale Club, Inc.	INTERNET http://www.proxyvoting.com/bj Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 05535

▼ FOLD AND DETACH HERE ▼

     Whether or not you plan to attend the special meeting, please complete , date , sign and return, as promptly as possible,

     the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the internet.

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Proposal 1.		FOR	AGAINST	ABSTAIN
1.	To adopt the merger agreement, dated as of June 28, 2011, as it may be amended from time to time, by and among BJ’s Wholesale Club, Inc., Beacon Holding Inc. and Beacon Merger Sub Inc.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 2.
2.	To approve, on a nonbinding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the merger.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.
3.	To approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.	☐	☐	☐

You may revoke your proxy at any time before it is exercised at the special meeting by delivering a properly executed proxy card bearing a later date or a written revocation of your proxy to the Company’s Secretary before the start of the special meeting, submitting a later-dated proxy electronically via the internet or telephonically, or by attending the special meeting and voting in person. Attending the special meeting will not, in itself, revoke a previously submitted proxy. To revoke a proxy in person at the special meeting, you must obtain a ballot and vote in person at the special meeting. The failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

▼ FOLD AND DETACH HERE ▼

PROXY
BJ’S WHOLESALE CLUB, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 9, 2011

The undersigned hereby appoints Robert W. Eddy, Thomas J. Shields and Lon F. Povich, and each of them singly, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of common stock of BJ’s Wholesale Club, Inc., at the Special Meeting of Stockholders of BJ’s Wholesale Club, Inc., to be held at the Doubletree Hotel, 5400 Computer Drive, Westborough, MA 01581, on Friday, September 9, 2011, at 9:00 a.m. (EDT), and at all adjournments thereof, at which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse side hereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. Please sign and return this card if you are voting by mail.

THIS PROXY, WHEN PROPERLY EXECUTED ON THE REVERSE SIDE OF THIS CARD, WILL BE VOTED IN THE MANNER DIRECTED. IF YOU PROPERLY SIGN YOUR PROXY CARD BUT DO NOT MARK THE BOXES SHOWING HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY SIGNED PROXY WILL BE VOTED “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, “FOR” APPROVAL OF THE NONBINDING ADVISORY PROPOSAL REGARDING “GOLDEN PARACHUTE” COMPENSATION AND “FOR” APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 05535